Lihir Operations Papua New Guinea Technical Report Summary Report current as at: December 31, 2023 Qualified Person: Mr. Donald Doe, RM SME. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page a NOTE REGARDING FORWARD-LOOKING INFORMATION This Technical Report Summary contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding Newmont’s expectation for its mines and any related development or expansions, including estimated cash flows, production, revenue, EBITDA, costs, taxes, capital, rates of return, mine plans, material mined and processed, recoveries and grade, future mineralization, future adjustments and sensitivities and other statements that are not historical facts. Forward-looking statements address activities, events, or developments that Newmont expects or anticipates will or may occur in the future and are based on current expectations and assumptions. Although Newmont’s management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) other planning assumptions. Important factors that could cause actual results to differ materially from those in the forward- looking statements include, among others, risks that estimates of mineral reserves and mineral resources are uncertain and the volume and grade of ore actually recovered may vary from our estimates, risks relating to fluctuations in metal prices; risks due to the inherently hazardous nature of mining-related activities; risks related to the jurisdictions in which we operate, uncertainties due to health and safety considerations, uncertainties related to environmental considerations, including, without limitation, climate change, uncertainties relating to obtaining approvals and permits, including renewals, from governmental regulatory authorities; and uncertainties related to changes in law; as well as those factors discussed in Newmont’s filings with the U.S. Securities and Exchange Commission, including Newmont’s latest Annual Report on Form 10-K for the period ended December 31, 2023, which is available on newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page i CONTENTS 1.0 EXECUTIVE SUMMARY ........................................................................................................... 1-1 1.1 Introduction ................................................................................................................................. 1-1 1.2 Terms of Reference ................................................................................................................... 1-1 1.3 Property Setting ......................................................................................................................... 1-1 1.4 Ownership .................................................................................................................................. 1-2 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements .............................. 1-2 1.6 Geology and Mineralization ........................................................................................................ 1-3 1.7 History and Exploration .............................................................................................................. 1-4 1.8 Drilling and Sampling ................................................................................................................. 1-4 1.8.1 Drilling .................................................................................................................................... 1-4 1.8.2 Hydrogeology ......................................................................................................................... 1-5 1.8.3 Geotechnical .......................................................................................................................... 1-5 1.8.4 Sampling and Assay .............................................................................................................. 1-6 1.8.5 Quality Assurance and Quality Control .................................................................................. 1-7 1.9 Data Verification ......................................................................................................................... 1-7 1.10 Metallurgical Testwork ............................................................................................................... 1-7 1.11 Mineral Resource Estimation ..................................................................................................... 1-9 1.11.1 Estimation Methodology ......................................................................................................... 1-9 1.11.2 Mineral Resource Statement ................................................................................................ 1-10 1.11.3 Factors That May Affect the Mineral Resource Estimate..................................................... 1-11 1.12 Mineral Reserve Estimation ..................................................................................................... 1-11 1.12.1 Estimation Methodology ....................................................................................................... 1-11 1.12.2 Mineral Reserve Statement .................................................................................................. 1-12 1.12.3 Factors That May Affect the Mineral Reserve Estimate ....................................................... 1-13 1.13 Mining Methods ........................................................................................................................ 1-13 1.14 Recovery Methods ................................................................................................................... 1-15 1.15 Infrastructure ............................................................................................................................ 1-17 1.16 Markets and Contracts ............................................................................................................. 1-17 1.17 Environmental, Permitting and Social Considerations ............................................................. 1-18 1.17.1 Environmental Studies and Monitoring ................................................................................ 1-18 1.17.2 Closure and Reclamation Considerations ............................................................................ 1-19 1.17.3 Permitting ............................................................................................................................. 1-19 1.17.4 Social Considerations, Plans, Negotiations and Agreements .............................................. 1-20 1.18 Capital Cost Estimates ............................................................................................................. 1-20 1.19 Operating Cost Estimates ........................................................................................................ 1-21 1.20 Economic Analysis ................................................................................................................... 1-21 1.20.1 Economic Analysis ............................................................................................................... 1-21 1.20.2 Sensitivity Analysis ............................................................................................................... 1-23 1.21 Risks and Opportunities ........................................................................................................... 1-23 1.21.1 Risks ..................................................................................................................................... 1-23 1.21.2 Opportunities ........................................................................................................................ 1-24 1.22 Conclusions .............................................................................................................................. 1-24 1.23 Recommendations ................................................................................................................... 1-24 2.0 INTRODUCTION ........................................................................................................................ 2-1 2.1 Introduction ................................................................................................................................. 2-1 2.2 Terms of Reference ................................................................................................................... 2-1 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page ii 2.2.1 Report Purpose ...................................................................................................................... 2-1 2.2.2 Terms of Reference................................................................................................................ 2-1 2.3 Qualified Persons ....................................................................................................................... 2-2 2.4 Site Visits and Scope of Personal Inspection ............................................................................ 2-2 2.5 Report Date ................................................................................................................................ 2-3 2.6 Information Sources and References ........................................................................................ 2-3 2.7 Previous Technical Report Summaries ...................................................................................... 2-3 3.0 PROPERTY DESCRIPTION ...................................................................................................... 3-1 3.1 Introduction ................................................................................................................................. 3-1 3.2 Property and Title in Papua New Guinea ................................................................................... 3-1 3.2.1 Mineral Title ............................................................................................................................ 3-1 3.2.2 Surface Rights ........................................................................................................................ 3-1 3.2.3 Government Mining Taxes, Levies or Royalties .................................................................... 3-1 3.3 Ownership .................................................................................................................................. 3-3 3.4 Mineral Title ................................................................................................................................ 3-3 3.5 Surface Rights ............................................................................................................................ 3-3 3.6 Water Rights............................................................................................................................... 3-3 3.7 Royalties ..................................................................................................................................... 3-6 3.8 Encumbrances ........................................................................................................................... 3-6 3.9 Permitting ................................................................................................................................... 3-6 3.10 Significant Factors and Risks That May Affect Access, Title or Work Programs ...................... 3-6 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ...................................................................................................................................... 4-1 4.1 Physiography.............................................................................................................................. 4-1 4.2 Accessibility ................................................................................................................................ 4-1 4.3 Climate ....................................................................................................................................... 4-1 4.4 Local Resources and Infrastructure ........................................................................................... 4-2 4.5 Seismicity ................................................................................................................................... 4-2 5.0 HISTORY ................................................................................................................................... 5-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT ............................................... 6-1 6.1 Deposit Type .............................................................................................................................. 6-1 6.2 Regional Geology ....................................................................................................................... 6-1 6.3 Local Geology ............................................................................................................................ 6-1 6.4 Deposit Geology ......................................................................................................................... 6-6 6.4.1 Overview ................................................................................................................................ 6-6 6.4.2 Lithologies .............................................................................................................................. 6-6 6.4.3 Structure ................................................................................................................................. 6-8 6.4.4 Alteration ................................................................................................................................ 6-9 6.4.5 Mineralization ....................................................................................................................... 6-10 6.4.6 Oxidation/Weathering ........................................................................................................... 6-10 6.4.7 Alteration Model ................................................................................................................... 6-10 7.0 EXPLORATION ......................................................................................................................... 7-1 7.1 Exploration ................................................................................................................................. 7-1 7.1.1 Grids and Surveys .................................................................................................................. 7-1 7.1.2 Geological Mapping ............................................................................................................... 7-1 7.1.3 Geochemistry ......................................................................................................................... 7-1 7.1.4 Geophysics ............................................................................................................................. 7-2 7.1.5 Airborne Surveys .................................................................................................................... 7-2

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page iii 7.1.6 Ground Surveys ..................................................................................................................... 7-2 7.1.7 Marine and Near-Shore Surveys ............................................................................................ 7-4 7.1.8 Petrology, Mineralogy, and Research Studies ....................................................................... 7-5 7.1.9 Qualified Person’s Interpretation of the Exploration Information ........................................... 7-5 7.1.10 Exploration Potential .............................................................................................................. 7-6 7.2 Drilling ........................................................................................................................................ 7-6 7.2.1 Overview ................................................................................................................................ 7-6 7.2.1.1 Drilling on Property ............................................................................................................. 7-6 7.2.1.2 Drilling Excluded For Estimation Purposes ........................................................................ 7-6 7.2.1.3 Drilling Since Database Close-out Date ............................................................................. 7-6 7.2.2 Drill Methods ........................................................................................................................ 7-15 7.2.3 Logging ................................................................................................................................. 7-15 7.2.4 Recovery .............................................................................................................................. 7-15 7.2.5 Collar Surveys ...................................................................................................................... 7-15 7.2.6 Down Hole Surveys .............................................................................................................. 7-16 7.2.7 Grade Control ....................................................................................................................... 7-16 7.2.8 Comment on Material Results and Interpretation ................................................................ 7-16 7.3 Hydrogeology ........................................................................................................................... 7-17 7.3.1 Overview .............................................................................................................................. 7-17 7.3.2 Sampling Methods and Laboratory Determinations ............................................................. 7-17 7.3.3 Comment on Results ............................................................................................................ 7-17 7.3.4 Groundwater Models ............................................................................................................ 7-17 7.3.5 Water Balance ...................................................................................................................... 7-17 7.3.6 Comment on Results ............................................................................................................ 7-17 7.4 Geotechnical ............................................................................................................................ 7-18 7.4.1 Overview .............................................................................................................................. 7-18 7.4.2 Sampling Methods and Laboratory Determinations ............................................................. 7-18 7.4.3 Comment on Results ............................................................................................................ 7-18 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY ...................................................... 8-1 8.1 Sampling Methods ..................................................................................................................... 8-1 8.1.1 Geochemical Sampling .......................................................................................................... 8-1 8.1.2 Core Sampling ........................................................................................................................ 8-1 8.1.3 RC Sampling .......................................................................................................................... 8-1 8.1.4 Sonic Sampling ...................................................................................................................... 8-1 8.1.5 Ore Control (Blast Hole) Sampling ......................................................................................... 8-2 8.2 Sample Security Methods .......................................................................................................... 8-2 8.3 Density Determinations .............................................................................................................. 8-2 8.4 Analytical and Test Laboratories ................................................................................................ 8-3 8.5 Sample Preparation ................................................................................................................... 8-3 8.5.1 Legacy .................................................................................................................................... 8-3 8.5.2 Current ................................................................................................................................... 8-4 8.6 Analysis ...................................................................................................................................... 8-4 8.6.1 Legacy .................................................................................................................................... 8-4 8.6.2 Current ................................................................................................................................... 8-4 8.7 Quality Assurance and Quality Control ...................................................................................... 8-6 8.7.1 Procedures ............................................................................................................................. 8-6 8.7.2 Pre-2012 QA/QC .................................................................................................................... 8-7 8.7.2.1 Standard Reference Materials ........................................................................................... 8-7 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page iv 8.7.2.2 Blanks ................................................................................................................................. 8-7 8.7.2.3 Duplicates ........................................................................................................................... 8-7 8.7.2.4 Check Assays ..................................................................................................................... 8-7 8.7.2.5 Observations and Interpretations ....................................................................................... 8-8 8.7.3 2012–2023 QA/QC ................................................................................................................. 8-8 8.7.3.1 Grind Size ........................................................................................................................... 8-8 8.7.3.2 Blanks ................................................................................................................................. 8-9 8.7.3.3 Crush Duplicates ................................................................................................................ 8-9 8.7.3.4 Pulp Duplicates .................................................................................................................. 8-9 8.7.3.5 Pulp Replicates .................................................................................................................. 8-9 8.7.3.6 Standard Reference Materials ........................................................................................... 8-9 8.7.3.7 Short Term QA/QC Measures and Reporting .................................................................. 8-10 8.7.3.8 Longer Term Control Measures and Reporting ............................................................... 8-10 8.7.4 Newcrest Legacy QA/QC Reviews ...................................................................................... 8-10 8.7.4.1 2013 ................................................................................................................................. 8-10 8.7.4.2 2014 ................................................................................................................................. 8-11 8.7.5 2014 Database Validation .................................................................................................... 8-11 8.7.6 Pulp Checks ......................................................................................................................... 8-11 8.7.7 Sulfur Bias ............................................................................................................................ 8-12 8.8 Database .................................................................................................................................. 8-12 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures ..... 8-13 9.0 DATA VERIFICATION ............................................................................................................... 9-1 9.1 Internal Data Verification ............................................................................................................ 9-1 9.1.1 Laboratory Visits..................................................................................................................... 9-1 9.1.2 Laboratory Checks ................................................................................................................. 9-1 9.1.3 Internal Data Verification ........................................................................................................ 9-1 9.1.4 Mineral Resource and Mineral Reserve Estimates ................................................................ 9-2 9.1.5 Reconciliation ......................................................................................................................... 9-2 9.1.6 Mineral Resource and Mineral Reserve Review .................................................................... 9-2 9.1.7 Subject Matter Expert Reviews .............................................................................................. 9-3 9.2 External Data Verification ........................................................................................................... 9-3 9.3 Data Verification by Qualified Person ........................................................................................ 9-3 9.4 Qualified Person’s Opinion on Data Adequacy .......................................................................... 9-4 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING .............................................. 10-1 10.1 Introduction ............................................................................................................................... 10-1 10.2 Metallurgical Testwork ............................................................................................................. 10-2 10.2.1 Early Testwork ...................................................................................................................... 10-2 10.2.2 1992 Feasibility Study .......................................................................................................... 10-2 10.2.3 2014 Pilot Plant Pressure Oxidation .................................................................................... 10-3 10.2.4 Geometallurgical Test Program ........................................................................................... 10-3 10.2.5 Mineralogy ............................................................................................................................ 10-3 10.2.6 Metallurgical Types .............................................................................................................. 10-4 10.3 Recovery Estimates ................................................................................................................. 10-4 10.3.1 Comminution Response ....................................................................................................... 10-4 10.3.2 Basis of Recovery Forecast ................................................................................................. 10-5 10.3.3 Flotation Recovery ............................................................................................................... 10-5 10.3.4 Neutralization, Cyanidation and Adsorption Recovery......................................................... 10-5 10.3.5 Recovery Uplift ..................................................................................................................... 10-5

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page v 10.3.5.1 Front End Recovery ..................................................................................................... 10-6 10.3.5.2 Model Predictive Control .............................................................................................. 10-6 10.3.6 Final Recoveries................................................................................................................... 10-7 10.4 Metallurgical Variability ............................................................................................................ 10-7 10.5 Deleterious Elements ............................................................................................................... 10-8 10.6 Qualified Person’s Opinion on Data Adequacy ........................................................................ 10-8 11.0 MINERAL RESOURCE ESTIMATES ...................................................................................... 11-1 11.1 Introduction ............................................................................................................................... 11-1 11.2 Exploratory Data Analysis ........................................................................................................ 11-1 11.3 Geological Models .................................................................................................................... 11-1 11.4 Density Assignment ................................................................................................................. 11-2 11.5 Grade Capping/Outlier Restrictions ......................................................................................... 11-2 11.6 Composites .............................................................................................................................. 11-2 11.7 Variography .............................................................................................................................. 11-2 11.8 Estimation/interpolation Methods ............................................................................................. 11-3 11.8.1 Kriging Neighborhood Analysis ............................................................................................ 11-3 11.8.2 Gold and Sulfide Sulfur Grade Estimation ........................................................................... 11-3 11.8.3 Minor Element Estimation .................................................................................................... 11-3 11.9 Validation .................................................................................................................................. 11-3 11.10 Reconciliation ........................................................................................................................... 11-4 11.11 Confidence Classification of Mineral Resource Estimate ........................................................ 11-4 11.11.1 Mineral Resource Confidence Classification ................................................................... 11-4 11.11.2 Uncertainties Considered During Confidence Classification ........................................... 11-4 11.12 Reasonable Prospects of Economic Extraction ....................................................................... 11-5 11.12.1 Input Assumptions ............................................................................................................ 11-5 11.12.2 Commodity Price .............................................................................................................. 11-5 11.12.3 Cut-off ............................................................................................................................... 11-5 11.12.4 QP Statement ................................................................................................................... 11-5 11.13 Mineral Resource Statement.................................................................................................... 11-6 11.14 Uncertainties (Factors) That May Affect the Mineral Resource Estimate ................................ 11-7 12.0 MINERAL RESERVE ESTIMATES ......................................................................................... 12-1 12.1 Introduction ............................................................................................................................... 12-1 12.2 Mineral Reserve Inputs and Assumptions ............................................................................... 12-1 12.2.1 Inputs .................................................................................................................................... 12-1 12.2.2 Pit Optimization Considerations ........................................................................................... 12-2 12.3 Ore Loss and Dilution ............................................................................................................... 12-4 12.4 Stockpiles ................................................................................................................................. 12-4 12.5 Mineral Reserve Statement ...................................................................................................... 12-4 12.6 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate .................................. 12-5 13.0 MINING METHODS ................................................................................................................. 13-1 13.1 Introduction ............................................................................................................................... 13-1 13.2 Geotechnical Considerations ................................................................................................... 13-1 13.3 Hydrogeological Considerations .............................................................................................. 13-4 13.4 Geothermal Considerations ..................................................................................................... 13-4 13.4.1 Geothermal Depressurization and Pit Cooling ..................................................................... 13-4 13.4.2 Hot Ground Mining Methods ................................................................................................ 13-5 13.5 Operational Considerations ...................................................................................................... 13-5 13.5.1 Consideration of Marginal Cut-off Grades ........................................................................... 13-5 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page vi 13.5.2 Operational Cut-off Grades .................................................................................................. 13-6 13.5.3 Grade Control and Production Monitoring ........................................................................... 13-6 13.6 Production Schedule ................................................................................................................ 13-6 13.7 Blasting and Explosives ........................................................................................................... 13-7 13.8 Mining Equipment .................................................................................................................... 13-7 13.9 Personnel ................................................................................................................................. 13-7 14.0 PROCESSING AND RECOVERY METHODS ........................................................................ 14-1 14.1 Process Method Selection ....................................................................................................... 14-1 14.2 Flowsheet ................................................................................................................................. 14-1 14.2.1 Crushing and Milling ............................................................................................................. 14-1 14.2.2 Flotation ................................................................................................................................ 14-4 14.2.3 Flotation Tailings Gold Recovery ......................................................................................... 14-4 14.2.4 Pressure Oxidation ............................................................................................................... 14-4 14.2.5 Counter-Current Decant Washing, Neutralization and Gold Recovery ................................ 14-6 14.2.6 Residue Tailings ................................................................................................................... 14-6 14.3 Blending Strategy ..................................................................................................................... 14-6 14.4 Equipment Sizing ..................................................................................................................... 14-7 14.5 Power and Consumables ......................................................................................................... 14-7 14.5.1 Energy .................................................................................................................................. 14-7 14.5.2 Water .................................................................................................................................... 14-7 14.5.3 Process Materials ................................................................................................................. 14-7 14.6 Personnel ............................................................................................................................... 14-12 15.0 INFRASTRUCTURE ................................................................................................................ 15-1 15.1 Introduction ............................................................................................................................... 15-1 15.2 Roads and Logistics ................................................................................................................. 15-3 15.3 Stockpiles ................................................................................................................................. 15-3 15.4 Waste Storage Facilities .......................................................................................................... 15-3 15.5 Tailings Disposal ...................................................................................................................... 15-3 15.6 Built Infrastructure .................................................................................................................... 15-3 15.7 Camp and Accommodation ...................................................................................................... 15-4 15.8 Power and Electrical ................................................................................................................ 15-4 15.9 Fuel .......................................................................................................................................... 15-4 15.10 Communications ...................................................................................................................... 15-5 15.11 Water Supply ............................................................................................................................ 15-5 16.0 MARKET STUDIES ................................................................................................................. 16-1 16.1 Markets ..................................................................................................................................... 16-1 16.2 Commodity Price Forecasts ..................................................................................................... 16-1 16.3 Contracts .................................................................................................................................. 16-2 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS ................................................................. 17-1 17.1 Introduction ............................................................................................................................... 17-1 17.2 Baseline and Supporting Studies ............................................................................................. 17-1 17.3 Environmental Considerations/Monitoring Programs............................................................... 17-2 17.4 Stockpiles ................................................................................................................................. 17-3 17.5 Waste Rock Disposal ............................................................................................................... 17-3 17.6 Tailings Disposal ...................................................................................................................... 17-3 17.7 Water Management .................................................................................................................. 17-4 17.8 Nearshore Soil Barrier .............................................................................................................. 17-4

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page vii 17.9 Water Supply ............................................................................................................................ 17-5 17.9.1 Fresh Water Supply Overview ............................................................................................. 17-5 17.9.2 Fresh Water Supply Water Extraction Permits .................................................................... 17-6 17.9.3 Seawater .............................................................................................................................. 17-6 17.10 Closure Considerations ............................................................................................................ 17-6 17.11 Permitting ................................................................................................................................. 17-7 17.12 Considerations of Social and Community Impacts .................................................................. 17-8 17.13 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues ..................... 17-10 18.0 CAPITAL AND OPERATING COSTS ..................................................................................... 18-1 18.1 Introduction ............................................................................................................................... 18-1 18.2 Capital Cost Estimates ............................................................................................................. 18-1 18.2.1 Basis of Estimate.................................................................................................................. 18-1 18.2.2 Capital Cost Summary ......................................................................................................... 18-2 18.3 Operating Cost Estimates ........................................................................................................ 18-2 18.3.1 Basis of Estimate.................................................................................................................. 18-2 18.3.2 Operating Cost Summary ..................................................................................................... 18-3 19.0 ECONOMIC ANALYSIS .......................................................................................................... 19-1 19.1 Methodology Used ................................................................................................................... 19-1 19.2 Financial Model Parameters .................................................................................................... 19-1 19.3 Sensitivity Analysis ................................................................................................................... 19-5 20.0 ADJACENT PROPERTIES ..................................................................................................... 20-1 21.0 OTHER RELEVANT DATA AND INFORMATION .................................................................. 21-1 22.0 INTERPRETATION AND CONCLUSIONS ............................................................................. 22-1 22.1 Introduction ............................................................................................................................... 22-1 22.2 Property Setting ....................................................................................................................... 22-1 22.3 Ownership ................................................................................................................................ 22-1 22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements ............................ 22-1 22.5 Geology and Mineralization ...................................................................................................... 22-2 22.6 History ...................................................................................................................................... 22-2 22.7 Exploration, Drilling, and Sampling .......................................................................................... 22-2 22.8 Data Verification ....................................................................................................................... 22-3 22.9 Metallurgical Testwork ............................................................................................................. 22-3 22.10 Mineral Resource Estimates .................................................................................................... 22-4 22.11 Mineral Reserve Estimates ...................................................................................................... 22-5 22.12 Mining Methods ........................................................................................................................ 22-5 22.13 Recovery Methods ................................................................................................................... 22-6 22.14 Infrastructure ............................................................................................................................ 22-6 22.15 Market Studies ......................................................................................................................... 22-7 22.16 Environmental, Permitting and Social Considerations ............................................................. 22-7 22.17 Capital Cost Estimates ............................................................................................................. 22-8 22.18 Operating Cost Estimates ........................................................................................................ 22-8 22.19 Economic Analysis ................................................................................................................... 22-8 22.20 Risks and Opportunities ........................................................................................................... 22-9 22.20.1 Risks ................................................................................................................................. 22-9 22.20.2 Opportunities .................................................................................................................. 22-10 22.21 Conclusions ............................................................................................................................ 22-10 23.0 RECOMMENDATIONS ............................................................................................................ 23-1 24.0 REFERENCES ......................................................................................................................... 24-1 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page viii 24.1 Bibliography.............................................................................................................................. 24-1 24.2 Abbreviations............................................................................................................................ 24-4 24.3 Glossary of Terms .................................................................................................................... 24-6 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT ................................... 25-1 25.1 Introduction ............................................................................................................................... 25-1 25.2 Macroeconomic Trends ............................................................................................................ 25-1 25.3 Markets ..................................................................................................................................... 25-1 25.4 Legal Matters............................................................................................................................ 25-1 25.5 Environmental Matters ............................................................................................................. 25-2 25.6 Stakeholder Accommodations ................................................................................................. 25-2 25.7 Governmental Factors .............................................................................................................. 25-2 TABLES Table 1-1: Measured and Indicated Mineral Resource Statement .................................................... 1-12 Table 1-2: Inferred Mineral Resource Statement .............................................................................. 1-12 Table 1-3: Proven and Probable Mineral Reserve Statement ........................................................... 1-14 Table 1-4: Sustaining Capital Cost Estimate ..................................................................................... 1-22 Table 1-5: Operating Cost Estimate .................................................................................................. 1-22 Table 1-6: Cashflow Summary Table ................................................................................................ 1-22 Table 3-1: Mineral Title in PNG ........................................................................................................... 3-2 Table 3-2: Mineral Tenure Summary Table ......................................................................................... 3-4 Table 5-1: Exploration and Development History Summary Table ..................................................... 5-2 Table 5-2: Deposit Zone Descriptions ................................................................................................. 5-3 Table 6-1: Deposit Model Features ..................................................................................................... 6-2 Table 6-2: Alteration Domains ........................................................................................................... 6-13 Table 7-1: Prospective Areas .............................................................................................................. 7-7 Table 7-2: Drill Summary Table by Operator ....................................................................................... 7-9 Table 7-3: Drill Summary Table by Drill Purpose ................................................................................ 7-9 Table 7-4: Drilling Used in Mineral Resource Estimation .................................................................. 7-10 Table 7-5: Drilling Since Database Close-Out Date .......................................................................... 7-13 Table 8-1: Assay Techniques and Detection Limits ............................................................................ 8-5 Table 10-1: Metallurgical Recovery Forecasts .................................................................................... 10-7 Table 11-1: Inputs for Marginal Cut-off Grade..................................................................................... 11-6 Table 11-2: Measured and Indicated Mineral Resource Statement .................................................... 11-7 Table 11-3: Inferred Mineral Resource Statement .............................................................................. 11-7 Table 12-1: Proven and Probable Mineral Reserve Statement ........................................................... 12-5 Table 13-1: Geotechnical Zones Grouped By Inter-Ramp Angle ........................................................ 13-2 Table 13-2: Mineral Reserve Marginal Cut-off Grade Input Assumptions .......................................... 13-6 Table 13-3: Primary Mine Fleet ........................................................................................................... 13-8 Table 13-4: Secondary/Support Mine Fleet ......................................................................................... 13-8 Table 14-1: Key Process Equipment ................................................................................................... 14-8 Table 14-2: Water Type Useage ....................................................................................................... 14-12 Table 18-1: Sustaining Capital Cost Estimate ..................................................................................... 18-3 Table 18-2: Operating Cost Estimate .................................................................................................. 18-4 Table 19-1: Cashflow Summary Table ................................................................................................ 19-2 Table 19-2: Annualized Cashflow (2023–2034) .................................................................................. 19-3

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page ix Table 19-3: Annualized Cashflow (2035–2040) .................................................................................. 19-4 FIGURES Figure 2-1: Project Location Plan ......................................................................................................... 2-2 Figure 3-1: Mineral Tenure Location Plan ............................................................................................ 3-5 Figure 5-1: Zone Locations ................................................................................................................... 5-4 Figure 6-1: Regional Tectonic Elements .............................................................................................. 6-3 Figure 6-2: Volcanic Blocks Comprising Aniolam Island ...................................................................... 6-4 Figure 6-3: Volcanic Blocks Showing Fringing Limestone ................................................................... 6-5 Figure 6-4: Stratigraphic Column, Luise Area ...................................................................................... 6-7 Figure 6-5: Long Section, Lihir Deposit .............................................................................................. 6-11 Figure 6-6: Alteration Model ............................................................................................................... 6-12 Figure 7-1: Geophysical Survey Location Plan .................................................................................... 7-3 Figure 7-2: Prospect Location Plan ...................................................................................................... 7-8 Figure 7-3: Project Drill Collar Location Plan ...................................................................................... 7-11 Figure 7-4: Drill Collar Locations Supporting Mineral Resource Estimate ......................................... 7-12 Figure 7-5: Collar Locations, Drilling Completed Since Database Close-Out Date ........................... 7-14 Figure 12-1: LOM Pit Phase Plan ......................................................................................................... 12-3 Figure 13-1: Pit Slope Design Domains ............................................................................................... 13-3 Figure 14-1: Simplified Process Flow Sheet (Part A) ........................................................................... 14-2 Figure 14-2: Simplified Process Flow Sheet (Part B) ........................................................................... 14-3 Figure 14-3: Flotation Tailings Gold Recovery ..................................................................................... 14-5 Figure 15-1: Infrastructure Layout Plan ................................................................................................ 15-2 Figure 19-1: Sensitivity Analysis ........................................................................................................... 19-6 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-1 1.0 EXECUTIVE SUMMARY 1.1 Introduction This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Lihir Operations (Lihir Operations or the Project) located in Papua New Guinea (PNG). The host island, Aniolam Island, is also known as Niolam Island and Lihir Island, and is the largest of five islands that make up the Lihir Island group (Mali, Mahur, Masehet, Sanambiet and Aniolam). The Lihir Project is 100% owned by Newmont’s wholly-owned subsidiary, Lihir Gold Limited (Lihir Gold). 1.2 Terms of Reference The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Lihir Operations in Newmont’s Form 10-K for the year ending December 31, 2023. Information in the Report is current as at December 31, 2023. Mineral resources and mineral reserves are reported for the Lihir Project. Mineral resources and mineral reserves are also estimated for material in stockpiles. Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text. The PNG currency is the kina. Unless otherwise indicated, all financial values are reported in US$ including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions. 1.3 Property Setting Aniolam Island is located approximately 900 km northeast of the PNG national capital, Port Moresby. Access to Aniolam Island is through the Kunaye airport located about 7 km north of the Lihir Operations and approximately 3 km north of the Londolovit town site. Newmont employees are predominantly PNG nationals who are fly-in-fly-out (FIFO) of a number of different PNG communities or residents of Aniolam Island. The majority of senior management roles are residential based on Aniolam Island while most expatriate employees typically are FIFO from the hub of Cairns, in Australia. Daily travel to the Lihir Operations from the Londolovit residential town site is by road. Sea passenger services operate to local islands. Marine facilities are established to service oil tankers, general cargo ships, passenger ferries, and work boats. Aniolam Island is located at latitude 3° south and does not experience distinct wet or dry seasons. Rainfall is high year-round. Temperatures at the mine site range from 21–34°C. Wind speeds at

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-2 the mine site are generally light and variable. Mining activities are conducted year-round. Exploration activities may be curtailed by heavy rainfall. The general mine area ranges in elevation from 0–200 masl. Mining is conducted at elevations below sea level. Natural vegetation on the island is predominantly tropical rain forest. Papua New Guinea extends across several major tectonic plate boundaries and is one of the most seismically active regions in the world. Aniolam Island is located in the West Melanesian Arc seismic source zone where earthquakes of magnitude eight have been recorded. Most earthquakes in the region result from strike-slip movement but some occur along steeply-dipping reverse faults resulting in a strong vertical motion component and have potential to generate local tsunamis. Both tsunami and earthquake risks were assessed and incorporated into the Project design criteria. Volcanic activity on Aniolam Island is limited to remnant hydrothermal venting in the Luise Caldera in the form of hot springs and fumaroles. Isolated geothermal activity in the form of hot springs is evident elsewhere on the island, such as within the southern Kinami caldera. 1.4 Ownership Newmont indirectly wholly-owns the Lihir Operations. Newmont acquired Newcrest Mining Limited (Newcrest) in 2023, and is Project operator. 1.5 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements The Project consists of a granted Special Mining Lease, two granted Mining Leases, one granted Exploration License, five granted Leases for Mining Purposes, and three Mining Easements. The total area held in respect to the mineral tenure is approximately 238 km2. The Lihir deposit is located on Special Mining Lease 6. Special Mining Lease 6, Lease for Mining Purposes 34–40, and Mining Easements 71–73 expire on March 16, 2035. Exploration License 485 expires in March 2024, and Mining Lease 125 and Mining Lease 126 both expire on July 20, 2025. Newmont must lodge annual and bi-annual reports on activities conducted on the mineral tenure. As at December 31, 2023, all statutory reporting requirements had been met. The Project area is situated on land held under customary, State and private ownership, including under State lease. The bulk of the land that is, or will be, affected by Project operations and closure is customary owned. Newmont has been granted rights to undertake mining and processing of gold and related activities, through negotiations with the state and local government, and landowners in the area. The Special Mining License entitles Newmont to enter and occupy the land for the purpose of mining and the ancillary mining purposes for which the Mining Lease was granted. There are some areas of the lease where mineral resources are estimated where agreements are not yet in place with local landowners or the community. Environment Permits for water extraction and waste disposal are in place to support mining operations. Newmont is entitled to 100% of the minerals produced from the mineral tenure subject to the payment of prescribed annual rents and royalties. A 2% royalty is payable to the State of PNG on the realized prices of all gold and silver doré produced. Under the Memorandum of Agreement Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-3 (MoA), the State is responsible for direct distribution of all royalties derived from the Lihir Operations to Special Mining Lease 6 landowners (20%), Nimamar Local Level Government (30%) and the New Ireland Provincial Government (50%). A production levy of 0.5% is also payable on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight) to the PNG Minerals Resources Authority. 1.6 Geology and Mineralization The Lihir deposit is considered to be an example of an epithermal gold deposit. Aniolam Island is part of a 250-km long, northwest-trending, alkalic volcanic island chain that sits within an area where several micro-plates (Solomon Sea Plate, South Bismarck Plate and North Bismarck Plate) developed between the converging Australian and South Pacific plates. Aniolam Island comprises five volcanic blocks: • Two Plio–Pleistocene volcanic blocks, Londolovit Block and Wurtol Wedge; • Three Pleistocene volcanic edifices, Huniho, Kinami, and Luise. Areas of hydrothermal alteration occur in each of the volcanic centers. A 10–100 m thick limestone unit overlies and onlaps volcanic units and dips shallowly to the south. The Luise volcano consists of a 4 by 3.5 km wide amphitheater, elongated and breached to the northeast. This is inferred to be a remnant of the original approximately 1.1 km high volcanic cone that underwent sector collapse(s). The Lihir deposit is located in the footwall of the sector collapse detachment surface. Post sector collapse volcanism occurred during the modern geothermal-stage, with the emplacement of several diatreme breccia bodies. The Lihir deposit has dimensions of about 1,500 x 3,000 m and has about 500 m in depth extent. The deposit remains open at depth, along strike, and to the east, where it is currently limited by the Pacific Ocean. Gold is the only metal of economic significance present within the Luise Caldera. Gold mineralization is a complex and refractory assemblage associated mainly with pyrite and marcasite veinlets, disseminations, replacements, and breccia fillings. The sector collapse event(s) superimposed late-stage, gold-rich, alkalic low-sulfidation epithermal mineralization upon early-stage, porphyry-style alteration. Gold occurs as solid solution gold in the crystal structure of pyrite grains. It locally occurs as electrum, as gold tellurides, and as native gold associated with quartz, calcite and bladed anhydrite. A broad, three-fold vertical alteration zonation within the Lihir deposit consists of: • Surficial, generally barren, steam-heated clay alteration zone that is a product of modern high-temperature geothermal activity; • High-grade (>3 g/t Au), refractory sulfide and adularia alteration zone that represents the ancient epithermal environment; • Comparatively low-grade (<1 g/t Au) zone rich in anhydrite ± carbonate, coupled with biotite alteration, that represents the ancient porphyry-style environment.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-4 A detailed alteration model was constructed for process planning purposes. The understanding of the Lihir deposit settings, lithologies, mineralization, and the geological, structural, and alteration controls on mineralization is sufficient to support estimation of mineral resources and mineral reserves. 1.7 History and Exploration Prior to Newmont’s Project interest, exploration and mining activity was conducted by PNG Bureau of Mineral Resources and the Geological Survey of PNG, Kennecott Explorations Australia (Kennecott), Niugini Mining Limited (Niugini), Rio Tinto Zinc Corporation (Rio Tinto), Lihir Gold, and Newcrest. Work conducted included geological mapping, geochemical sampling (stream sediment, soil rock chip, hand augers); hand-cut trenches and benches; airborne and ground geophysical surveys; core drilling; mining studies (optimizing pit, stockpiles and waste rock storage and disposal); and process studies (optimizing plant design and equipment). The Lihir deposit was discovered in 1982. A feasibility study was conducted in 1988 and updated in 1992. The mine was constructed following grant of the special mining lease in 1995, and the first gold pour occurred in 1997. A geothermal power plant was built in 2007 and a flotation circuit was installed the same year. Mining commenced with the development of the Minifie pit sector using a conventional truck and shovel operation. Mining of the Lienetz pit sector commenced in 2004, and mining has continued in both areas from a number of subsequent cutbacks. Newmont obtained its Project interest in November, 2023. 1.8 Drilling and Sampling 1.8.1 Drilling Drilling completed to December 31, 2023 comprises primarily core drilling and RC drilling for short term planning since early-2021. Drilling was completed for exploration, resource delineation, metallurgical, geotechnical, pit cooling, and geothermal purposes, and totals 11,343 drill holes (1,030,344 m). A total of 2,295 drill holes (449,287.23 m) is used in estimation. Grade control drilling is carried out at 5 x 6 m spacing, with hole depths of 12–14 m. Drilling not used in estimation support includes RC, sonic, and blast hole drilling. A single small de-risk core drilling program was completed between mid-2016 and mid-2023. Core holes support mineral resource and mineral reserve estimates. A sensitivity estimate was completed in the area of this de-risk drilling program with no changes noted when compared to the current resource estimate. Logging and data collection include collar, lithology, discontinuities, point load tests, bulk density and magnetic susceptibility. Lithology is logged based on the geological unit, with subdivisions created based on alteration and mineralization. Core recovery is generally excellent with core recoveries around 99%. Historical comparison of core data with blast hole data suggests no appreciable bias related to core recovery. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-5 Drill collar locations were surveyed using either theodolite or differential global positioning system (DGPS) instruments. A variety of methods were used to measure down-hole deviation (dip and azimuth), including Eastman and electronic single shot instrument; the majority of readings were performed using the Eastman camera. Gyroscopic survey methods are typically used for geotechnical drill holes. Depending on the drill hole purpose, not all drill holes may be down-hole surveyed. Drill spacing is variable, as there are limited drill platform sites available due to the rugged topography. Drilling can vary from 40–100 m spacing, depending on the available drill platform locations. Drilling is typically near-vertical. This drill orientation is acceptable for the majority of the mineralization orientation, and results in drilled widths that approximate true widths. 1.8.2 Hydrogeology The Lihir deposit is located within a geothermally active zone. The hydrogeology environment can include both liquid water and steam due to the high temperatures. Hydrogeology data are collected where deemed necessary to provide additional information and to verify pore pressure conditions in the vicinity of open pits. Pore pressures, temperatures and ground water levels are constantly monitored by using a series of grouted multiple vibrating wire piezometer bores. Site personnel routinely collect data, analyze time-series data on daily, weekly and monthly reports to support slope design. As required, corporate subject matter experts and/or third-party consultants undertake specialized hydrogeological/geotechnical evaluations. A numerical groundwater flow model (FEFLOW) was developed by third-party consultants for localized areas of liquid water assessment. Numerical geothermal models have been developed by third party consultants to predict the pore pressure and temperature with mining development. A water balance (GoldSim) model was developed for the site water balance. To the Report date, the hydrogeological data collection programs have provided suitable for use in the mining operations, and have supported the assumptions used in the active pits. 1.8.3 Geotechnical Geotechnical data are collected where deemed necessary to provide additional information and to verify ground conditions in the vicinity of the open pits and terrestrial dumps. Core drilling methods are used to collect soil and or rock core. Materials encountered are logged, sampled, laboratory tested where required. In addition to information gathered during core drilling, geological structures are mapped and documented continuously as mining progresses in the open pits. This is aided through use of geo- referenced photogrammetry and high-definition point cloud scanning that is used to create digital references of structural modelling. The geological and geotechnical setting of the Lihir operations for both soils and hard rock is well understood and displays consistency in the various operating areas on the site. Additional testing continues to confirm the consistency of material strength properties. As required, corporate subject matter experts and/or third-party consultants undertake specialized hydrogeological/geotechnical evaluations.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-6 1.8.4 Sampling and Assay The nominal core sampling interval is 2 m; however, sampling intervals may vary. In particular, samples taken for metallurgical purposes may be significantly longer than the nominal sample interval. Historical RC holes were drilled to 36 m depth with one sample collected every 6 m rod for a 100 mm diameter hole. Currently, samples are taken at 1.5 m intervals to provide a 3 kg split from a cyclone cone splitter. Sonic drill holes completed for metallurgical purposes were sampled at interval lengths ranging from 6–15 m, length to align with compositional variation as determined via Corescan. Sonic drill holes completed for geotechnical purposes were selectively sampled to provide samples for unconfined compressive strength, point load, and other geotechnical tests. Sample security at the Lihir Operations has not historically been monitored. Sample collection from drill point to laboratory relies upon the fact that samples are either always attended to, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. Chain-of-custody procedures consist of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples are received by the laboratory. Density determinations use caliper and weighing methods. There is a total of 11,535 determinations available for resource estimation. Density values range from 6.75 t/m3 in fresh rock to 1.01 t/m3 in altered and oxidized material. A number of third-party, independent analytical and sample preparation laboratories were used prior to 1997, and include Pilbara Laboratories (subsequently underwent name change to Analabs, later Genalysis), SGS, Standard and Reference Laboratories and ALS Chemex. There are no accreditation data available in the Project database for the majority of the laboratories at the time of use. Standard and Reference Laboratories was accredited to ISO9001 at the time of use. The onsite laboratory was constructed in 1997, and has been the primary preparation and analytical laboratory since that date. The onsite laboratory is not independent and holds no accreditations. After commissioning, the onsite laboratory was operated by Lihir Gold until 2010. The onsite laboratory has been operated by Newcrest since 2010, and Newmont since November, 2023. Standard and Reference Laboratories, located in Perth, Western Australia, was used as a check laboratory during 2012. The laboratory was independent, and accredited to ISO9001 at the time of use. Standard and Reference Laboratories became part of the Inspectorate group, now Bureau Veritas. From 2010, samples were sent to SGS Lae, SGS Townsville, ALS Chemex Brisbane or the Newcrest (now Newmont) Services Laboratory in Orange (NSLO) for check or additional analysis. Any of these laboratories could be used for primary analysis for selected samples. There is no accreditation data available in the Project database for SGS Lae, or SGS Townsville. Both laboratories were independent at the time. ALS Chemex Brisbane and the NSLO hold ISO17025 accreditations. ALS Chemex Brisbane is an independent laboratory. The NSLO was not independent of Newcrest and is not independent of Newmont. Half-core HQ samples are currently sent to Intertek laboratory in Lae (Papua New Guinea) for sample preparation, and pulp samples flown to Intertek Townsville (Australia) for multi-element geochemistry, LECO, and fire-assay analysis. Intertek Lae and Intertek Townsville were Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-7 independent of Newcrest and are independent of Newmont. The laboratories hold ISO17025 accreditation for selected analytical techniques. Umpire sample checks are completed at the NSLO. Gold and sulfide sulfur assays on ore control and plant samples are currently performed at the onsite mine laboratory. Samples can be sent to the NSLO; however, this is primarily done for metallurgical samples and samples requiring multi-element analyses. 1.8.5 Quality Assurance and Quality Control All assays are checked and verified in accordance quality assurance quality control (QA/QC) and database management procedures. QA/QC procedures were in place for all of the Project legacy drilling programs. The process can involve submission and analysis of standard reference materials (SRMs or standards), blanks, duplicates, replicates, and grind and crush size checks. Data are stored in a SQL server database using acQuire software. Regular reviews of data quality are conducted by Lihir Operations site and Newmont’s corporate teams prior to resource estimation, in addition to external reviews. The database is regularly backed up, and copies are stored both offsite and in Newmont’s facilities. 1.9 Data Verification Recent drilling activity by Newcrest/Newmont has used standard operating procedures that include data verification before data are accepted into the drill hole database. Laboratory inspections are carried out regularly, although older inspection records are no longer available. Inspection periods have varied between monthly and six-monthly intervals. The onsite laboratory and the NSLO participate in third-party round-robin programs on a six-monthly basis, and each has performed within expected industry standards. SRK Consulting (Australasia) Pty Ltd (SRK) performed an independent review of the current resource model in 2018. SRK provided Newcrest with a number of minor recommendations for future modelling efforts and concluded that there were no significant concerns or issues with the reviewed model. Observations made during the QP’s site visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP received reconciliation reports from the operations. Through the review of these reconciliation factors, the QP can accept the use of the data in support of the mineral resource and mineral reserve estimates. 1.10 Metallurgical Testwork Independent laboratories and testwork facilities used during initial metallurgical evaluation included: Sherritt International Corporation (Sherritt), Metso Minerals Process Technology (Metso), Hazen Research Inc. (Hazen), Pocock Industrial (Pocock), IPRC, Lakefield, E.L. Bateman, Eimco, RESCAN, Alberta Research Council, Dorr-Oliver, Lurgi, Davy McKee, and NSR

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-8 Environmental. Geometallurgical testwork conducted between 2012 and 2022 was primarily conducted at Core Resources Laboratories in Brisbane, who are independent of Newmont. Metallurgical testwork supporting the original process design included comminution (crushing (impact), rod mill, ball mill, abrasion, MacPherson's semi-autogenous grind (SAG) indices), flotation, pressure oxidation (POX), and mineralogy. Overall, samples selected for metallurgical testing during feasibility, development and expansion studies were representative of the various styles of mineralization within the different mineralized zones. Samples were selected from a range of locations within the deposit zones. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken. The processing facility commenced operations in 1997 at a nominal 2.8 Mt/a, treating high-grade ore with lower-grade ore stockpiled for later processing. The original process plant flow sheet consisted of grinding, whole ore oxidation in pressure autoclaves, followed by gold recovery from washed oxidized slurry using conventional carbon-in-leach (CIL) cyanidation. In 2001, heat- exchangers were installed ahead of the autoclaves to pre-heat slurry prior to oxidation in the autoclaves in response to declining sulfide sulfur head grade. A pebble crushing circuit was installed on the then single, grinding train to increase mill throughput from a nominal 4 Mt/a to 4.6 Mt/a. In May 2007, an additional grinding and flotation plant upgrade (FGO) was commissioned. The additional grinding train increased nominal throughput to 6 Mt/a. This was achieved without a significant change in autoclave throughput enabled by the introduction of flotation, which was primarily used to increase autoclave feed sulfide sulfur grade. This also reduced the mass flow to the autoclaves. In early 2008, a feasibility study on a major plant expansion (the MOPU expansion) was approved by Lihir Gold, and works commenced in 2009. Following Newcrest’s takeover of Lihir Gold in 2010, Newcrest completed the outstanding work of the major plant upgrade. The plant upgrade added primary jaw crushers, another grinding circuit (HGO2), another autoclave (AC4) and oxygen plant, as well as a second CIL circuit. The plant expansion was completed and commissioned in January 2013. The nominal plant capacity was 11–12 Mt/a; however, actual throughput was about 9–10 Mt/a. Shortly after commissioning of the MOPU expansion, Newcrest installed a second flotation circuit for the original HGO mill, to enable treatment of low-sulfur ores. In December 2014, the operating strategy for the Lihir Operations was changed to using partial pressure oxidation (minimum of 50% sulfide oxidation instead of total pressure oxidation with >98% sulfide oxidized). The switch in strategy was due to the recognition that irrespective of how gold in sulfide sulfur was presented to the autoclave or from which source (ore or flotation concentrate), only a fraction of the refractory sulfide is required to undergo oxidation to unlock the majority of the gold for subsequent recovery. Most of the gold (generally >90%) is associated with arsenian pyrite, which is microcrystalline in nature, highly reactive, and oxidizes fastest in the autoclaves. The other pyrite type, (blocky pyrite) is generally coarser, contains low levels of gold, and is relatively unreactive in acidic conditions. The blocky pyrite requires full oxidation for gold recovery, and it is not economic to specifically target this pyrite if gold-rich arsenian pyrite is available to oxidize. Geometallurgical testwork has shown the connection between process plant response and geological alteration. Ore from historical stockpiles also shows lower flotation recovery. This understanding has formed the basis of metallurgical models and assumptions. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-9 An SMC based power model is used to predict power draw based on mill feed type and grind size. The model is also set up to optimize grind size based on power availability and throughput. For practical reasons, the model limits grind-size selection and optimization within a range of 125– 212 μm. Future recovery projections for Lihir are based on laboratory testwork for future ores in combination with past actual plant performance. This has been found to be sufficiently accurate for the purposes of projecting recovery and hence gold production from Lihir ores. The Kapit area has been metallurgically tested and these data were incorporated into future recovery projections. The average metallurgical recovery for gold over the LOM plan is predicted to be 77.7%. Daily and monthly recovery varies, based on ore grade, the fraction of milled ore sent to flotation, and the amount of stockpiled ore being treated. These values include recovery uplift from projects of 1.65% from the current base. Naturally fine-grained ores (mostly argillic material) and clays (from fresh or stockpile ore) can impact on both plant throughput and metallurgical recovery. For the crushing and materials handling areas, wet and sticky ores are managed through blending and on-going mechanical modifications to conveyors and chutes etc. Once in slurry form, these ores can display high and variable non-Newtonian shear-thinning behavior, which can impact the milling, flotation, POX and CIL circuits. However, dilution has been found effective in controlling slurry rheology to date. The maximum proportion of fines and clays (mainly from argillic ores) that can be treated within the plant is not known with certainty. There are several types of clay minerals with varying impact on plant performance. There is some risk that high proportions of such ore types in plant feed may lead to both lower recovery and throughput, until an adjustment to the mine plan and/or additional plant modifications can be implemented. There are no penalty elements that affect doré sales. Deleterious components in the ore that may affect aspects of plant operation are typically localized, and to date, have had only short- term effects. 1.11 Mineral Resource Estimation 1.11.1 Estimation Methodology The database close-out date for the mineral resource estimate is November 25, 2016. Geological interpretation is supported by core, RC (blast hole), rotary drilling, in-pit mapping, and grade control sampling data. Core drilling can include drill holes completed for geotechnical, geothermal, resource definition, and metallurgical purposes, if there are assay data for the drill holes. Not all core holes, if completed for purposes other than resource definition, have analytical data. Only core holes support grade estimation. The alteration model was used as the underlying geological model because alteration (based on mineralogy and chemistry) was found to characterize key processing parameters better than other geological parameters. Calcium was identified as a suitable proxy for flotation performance and calcium grades were estimated using the alteration domains. Five structural domains and three alteration domains were used in estimation. Block density data were estimated via ordinary kriging (OK), based on alteration domains.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-10 Gold distributions have outliers that required examination and adjustment. Outliers are capped such that the tail of the distribution is reasonably contiguous. Domain cap limits vary by domain and range from 5–30 g/t Au. No capping was applied to sulfide sulfur composites. All core data are composited 12 m downhole; this composite length corresponds to the mining bench height. Variograms were calculated for gold, sulfide sulfur, arsenic, silver, calcium, carbonate, copper, and molybdenum. Gold and sulfide sulfur were estimated with a non-linear uniform conditioning (UC) method into large 100 x 100 x 12 m panels in their respective domains. The panel UC grade–tonnage curve was subdivided into 20 x 20 x 12 m selective mining unit (SMU) blocks for the final output model. All gold and sulfide sulfur boundaries were hard. Minor elements (silver, copper, arsenic, carbonate, calcium, and molybdenum) were estimated directly into the SMU blocks using OK. Hard boundary conditions were used between the argillic, epithermal and porphyry domains. The block model and informing composites were validated using a combination of visual inspection in plan and section, nearest-neighbor model comparison, swath plots, grade–tonnage curves, and direct block simulation. Reconciliation based on blast hole sampling is considered to be acceptable, and the results are adequate to provide validation support for the mineral resource estimate. Mineral resources were classified as either indicated or inferred mineral resources, based on a combination of the estimation slope of regression and the variogram-weighted distance. Mineral resources contained within stockpiles are classified as measured as they are derived from grade control models. Mineral resources were constrained within a conceptual pit design. The 2023 financial year (FY23) LOM plan was used to develop cost inputs for pit optimization. Commodity prices used in resource estimation are based on long-term analyst and bank forecasts, supplemented with research by Newmont’s internal specialists. The estimated timeframe used for the price forecasts is the 16-year LOM that supports the mineral reserve estimates. Mineral resources are reported using a marginal cut-off grade. The mineralization and resource model extents continue offshore. A seaward limit was imposed on the resource pit design optimization based on an alignment of a conceptual outer seepage barrier to constrain the mineral resource estimate on the eastern extent. The conceptual barrier alignment is to the east of the original shoreline located on the harbor waste platform, and represents the maximum seaward extent of reasonable mining scenarios for open pit mining. 1.11.2 Mineral Resource Statement Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest. The estimates are current as at December 31, 2023. The reference point for the estimates is in situ or in stockpiles. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-11 Measured and indicated mineral resources are provided in Table 1-1. Inferred mineral resources are shown in Table 1-2. The Qualified Person for the estimate is Mr. Donald Doe, RM SME, a Newmont employee. 1.11.3 Factors That May Affect the Mineral Resource Estimate Areas of uncertainty that may materially impact the mineral resource estimates include: the lack of stationarity in gold domains; changes to long-term gold price assumptions; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological shape and continuity assumptions; changes to metallurgical recovery assumptions; changes to the operating cut-off assumptions for open pit mining methods; changes to the input assumptions used to derive the pit design used to constrain the estimate; changes to the marginal cut-off grade assumptions used to constrain the estimate; variations in geotechnical, geothermal, hydrogeological and mining assumptions; and changes to environmental, permitting and social license assumptions. 1.12 Mineral Reserve Estimation 1.12.1 Estimation Methodology Mineral reserves are reported using open pit mining assumptions. Indicated mineral resources were converted to probable mineral reserves. Inferred mineral resources within the mine plan are set to waste. Mineral reserves are confined within an optimized open pit design. Several sequential cutbacks were developed for the mineral reserves contained in the ultimate phase design. Cutback designs conform to open pit design procedures established for the Lihir deposit, which include 28–31 m wide ramps at 10% gradient, and a minimum mining width of 40 m. Each cutback has independent ramp access, with secondary egress through the Minifie pit sector void. The final pit design incorporates provision for diversion drainage around the pit crest to manage run-off from the caldera slopes. The planned final dimensions of the pit are approximately 2,000 x 1,400 m, with a final depth of approximately 350 m below sea level. Cost inputs are based on the FY23 budget cost model and adjusted for LOM application inclusive of long-term economic parameters that were set by Newcrest and accepted by Newmont. Mining costs included unit operating costs for drill and blast, load and haul, waste disposal by barge, ancillary equipment, pit cooling and a mine overheads component. Pit slope angles range from approximately 15–55°. Internal dilution was considered in the resource model. External dilution as a result of sheeting (competent material rehandled back to the pit) was applied. Sheeting estimates were supported by reconciliation of mine operations over the last several years. As a result, the overall external dilution of insitu resource is 6%. A 3% ore loss was applied as a result of blasting and mining efficiency, reflective of the mining method.

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 1-1: Measured and Indicated Mineral Resource Statement

Mineral Resource Confidence Category	Area	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz Au)
Measured		—	—	—
Indicated	Open pit	25,000	2.03	1,600
	Stockpiles	22,200	1.47	1,000
Total measured and indicated		***47,100***	***1.77***	***2,700***

Table 1-2: Inferred Mineral Resource Statement

Mineral Resource Confidence Category	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz)
Inferred	227,400	2.4	17,500

Notes to accompany mineral resource tables:

1. Mineral resources are current as at December 31, 2023. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral resources is in situ or in stockpiles.
3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to open pit mining methods are constrained within a conceptual pit design. Parameters used are shown in Table 11-2. Mineral resources in stockpiles are reported above a 1.0 g/t Au cut-off.
5. Tonnages are metric tonnes. Gold ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces.

Processing unit costs were broken down by plant activity to allow a choice of two processing routes (direct to autoclave, or via flotation). The average metallurgical recovery derived from the pit optimization was 77.7%. Fixed costs per period for G&A, plant maintenance, plant overheads, and power were divided by the nominal mill throughput to provide a unit cost per tonne processed for optimization purposes. Sustaining capital costs for fleet replacement, plant maintenance and capital for other sustaining capital projects were also divided by the nominal mill throughput to provide a unit cost per tonne processed for optimization purposes.

As the Lihir Operations are constrained by the ore tonnes that can be processed by the mill, only the higher-grade fraction of ore is processed through the mill while the lower-grade fraction is stored in long-term stockpiles. As a result, a period of low-grade stockpile processing is expected at the end of the mine life when mining operations are completed.

1.12.2 Mineral Reserve Statement

Mineral reserves are reported using the mineral reserve definitions set out in SK1300 on a 100% basis. Mineral reserves are current as at December 31, 2023. The reference point for the mineral

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Papua New Guinea
Technical Report Summary

reserve estimate is as delivered to the process facilities. Mineral reserves are reported in Table 1-3. The Qualified Person for the estimate is Mr. Donald Doe, RM SME, a Newmont employee.

1.12.3 Factors That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term gold price assumptions; changes to exchange rate assumptions; changes to the resource model or changes in the model reconciliation performance including operational mining losses; changes to geometallurgical recovery and throughput assumptions; changes to the input assumptions used to generate the open pit design; changes to operating, and capital assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty and taxation rates; variations in geotechnical and mining assumptions; including changes to designs, schedules, and costs, changes to geotechnical, hydrogeological, geothermal and engineering data used; changes to assumptions as to pit cooling and seepage barrier development and operation; ability to source sufficient quality water supplies to support process plant operations; changes to the assumed permitting and regulatory environment under which the mine plan was developed; continued ability to use sub-sea waste and tailings disposal methods; ability to maintain mining permits and/or surface rights; and the ability to maintain social and environmental license to operate.

Ongoing mining adjacent to, and to the west of, Ailaya Rock will require continued community acceptance. The mine plan in that area uses steep wall mining techniques. Geotechnical monitoring will be a critical control.

Cut-off grades used in the mine plan assume that future cost reductions at the end of the LOM can be achieved.

The mine plan assumes that the existing permitting area for marine tailings and waste disposal can be expanded as required in the LOM plan.

1.13 Mining Methods

The Lihir geotechnical slope model has been developed in conjunction with recommendations from external consultants. Slope performances that have been continuously monitored and reviewed have also been considered, verifying the nominated slope recommendation. For designs purposes, the geotechnical slope parameters have been divided into 119 contiguous domain that are expected to exhibit similar geotechnical properties. These domains are typically related to the alteration boundaries and further sub-divided based on further geotechnical modelling based on geotechnical properties. The extents of these domains cover the full resource model framework. Within each domain an appropriate inter-ramp angle, batter face angle and berm width configurations for pit designs were nominated. Inter-ramp angles varied from 10–55° with batter angles varying from 25–70º. Extensive prism, pit face radar and geotechnical monitoring of pit slopes and seismic monitoring is undertaken.

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Papua New Guinea
Technical Report Summary

Table 1-3: Proven and Probable Mineral Reserve Statement

Mineral Reserve Confidence Classification	Area	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz Au)
Proven	—	—	—	—
Probable	Open pit	159,900	2.76	14,200
	Stockpiles	57,200	1.83	3,400
Total proven and probable		***217,100***	***2.51***	***17,500***

Notes to accompany mineral reserves table:

1. Mineral reserves current as at December 31, 2023. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral reserves is the point of delivery to the process plant.
3. Parameters used are shown in Table 12-1. Mineral reserves in stockpiles are reported above a 1.2 g/t Au cut-off.
4. Tonnages are metric tonnes. Gold ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces.

The Lihir Operations receives on average 4.4 m of annual rainfall with surface water from large-scale rainfall events dominating water inflow (approximately 85%) to be managed with the active mine pit. Groundwater inflow provides lesser contribution to pit void inflows and is proportioned between groundwater interflow via the Luise Caledra from the west and seawater inflows to the east. Currently both surface water and groundwater inflows and active mine dewatering and depressurization are managed via:

- Passive depressurization using horizontal drain holes and steam relief wells;
- Active dewatering using in-pit sump surface water management facilities.

These systems are incorporated into the LOM and staged pit designs.

The Luise Caldera is still geothermally active, with temperature modelling indicating current rock temperatures in some areas within the ultimate pit design exceeding 100ºC. The active zone is extensive within the Kapit pit sector area. Areas with rock temperatures >100ºC can cause groundwater to instantaneously flash to steam when confining pressure is released by mining, with the potential for rock outburst events to occur. Potential geothermal outburst areas are managed using a combination of geothermal depressurization and pit cooling. Current operational technology allows mining of hot ground to ground temperatures of up to 160ºC. Additional projects and trials to mitigate the risk to mining activities in hot ground, and to extend successful blasting and mining of ground with temperatures of >170ºC are under evaluation.

Production mining is by conventional open pit method, using a fleet of 600/500 t class (operating weight) hydraulic face shovels loading into 135 t capacity rear-dump haul trucks, with a recently demonstrated mining rate of 30–35 Mt/a ex-pit. Ore and waste are drilled and blasted on 12 m benches and mined in a single pass. Where practicable, walls are drilled with a pre-split to assure

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Lihir Operations
Papua New Guinea
Technical Report Summary

stable wall rock conditions. The ground is frequently too hot for conventional explosives, requiring high-temperature blasting products and specialized blasting procedures for mining in hot ground.

Material above the marginal cut-off grade of 1.2 g/t Au is stored in long-term stockpiles for processing after the end of mine life. The marginal cut-off grade assumes a reduction in sustaining capital and G&A costs at the end of mine life, allowing marginal material to be economically processed

A majority of ex-pit ore is allocated by gold and sulfur grade into a blend plan agreed with process plant staff along with existing stockpiled ore. Mill feed is based on the blend plan and can be comprised of reclaimed ore from the ROM stockpiles, direct ex-pit ore and existing stockpile ore.

Waste rock from the mine is either placed into 1,500 t capacity barges for off-shore submarine disposal or stockpiled for use as road base, bench sheeting, stemming, or construction fill. Submarine waste disposal is carefully planned and controlled to achieve a continuous rill along the steeply-sloping sea floor and minimize the potential for uncontrolled slumping.

The mine production schedule includes several phases that first progress through the Kapit pit sector and conclude with the final Minifie pit sector phases. Stockpiled material is reclaimed as required to maximize mill throughput. Ex-pit inventories will be depleted by 2039. Processing will continue until 2040. The ex-pit mining rate of mining averages 37.0 Mt/a until 2035 and then reduces to 8 Mt/a as stockpile feed becomes the majority ore source.

The Kapit pit sector will require completion of a number of initiatives, including construction of a, the nearshore soil barrier (cut-off wall) to control seepage, pre-stripping/development of >200 Mt of overlying argillic clay waste rock, construction of a perimeter drainage channel, and geothermal cooling and depressurization to a temperature at which mining can be safely undertaken.

Production mining is conducted by Newmont using Owner-operated equipment fleet and an Owner workforce. A separate mining contractor operation using a smaller pioneering fleet is used to develop new working areas on the steep caldera slopes. Newmont is currently reviewing mining rates, waste disposal options, stockpile feed sequences, processing assumptions including material blend constraints, and the relationship to the planned ex-pit mining sequence. Outcomes from these reviews could lead to changes in mining rate and/or equipment requirements in the future.

There are a total of approximately 1,800 personnel in mine operations including operations and maintenance.

1.14 Recovery Methods

As the gold mineralization is refractory, the plant consists of crushing and grinding followed by partial flotation, pressure oxidation, and then recovery of gold from washed oxidized slurry using conventional cyanidation.

The plant was first commissioned in 1997 and has undergone a number of alterations and expansions which has allowed for an improvement in rate. Metallurgical testwork, in conjunction with operational results, were used to refine plant operations. In 2014, Lihir Operations have changed from a "full oxidation" treatment plant to a partial oxidation plant, unlocking additional plant throughput capacity. The switch in strategy was due to the recognition that irrespective of how gold in sulfide sulfur was presented to the autoclave or from which source (ore or flotation concentrate), only a fraction of the refractory sulfide is required to undergo oxidation to unlock the

Date: February 2024 Page 1-15

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-16 majority of the gold for subsequent recovery. In normal operation, there is significantly more milling capacity than autoclave capacity. As a result, a substantial amount of ore is typically sent to flotation to match autoclave throughput. A rate of approximately 13.5 Mt is targeted in the LOM plan. The plant has two primary crushing circuits. The crushing equipment includes a gyratory crusher and toothed MMD rolls crusher in one circuit and two jaw crushers operating in parallel in the second circuit. Limited ore blending is practiced prior to crushing. This assists in managing the significant variability that exists in the mineralization being mined. There are three grinding circuits. One circuit (HGO2) generally treats high-grade ore that is fed direct to the downstream oxidizing autoclaves. The second and third circuits (FGO circuit and HGO circuit) are generally directed to the flotation plants. All three circuits can be directed to flotation, as necessary, and all three circuits can go “direct” to the autoclaves, as necessary. All three grinding circuits have a primary semi-autogenous grinding (SAG) mill, followed by a secondary ball mill in closed circuit with classifying hydrocyclones. Pebbles from the HGO and HGO2 circuits are combined and directed to two cone pebble crushers. Crushed pebbles are directed back to the HGO circuit via the crushed ore stockpile. Two rougher flotation circuits are installed, nominally treating FGO and a portion of HGO milled ore. Both circuits use simple bulk rougher flotation in a single roughing stage. The older FGO flotation circuit consists of a bank of five 150 m3 flotation tank cells, the second, newer HGO circuit has five 300 m3 flotation tank cells. When downstream capacity allows, some limited additional gold recovery occurs through hydrocyclone separation of flotation tailings, thickening then pumping to the autoclave discharge tanks, effectively by-passing the autoclaves. Thickened ore slurry, which is a mixture of flotation concentrate and whole ore, is pumped to four parallel autoclave circuits via six slurry storage tanks. This buffer between the milling and autoclave circuits help stabilize autoclave operations. Feed slurry can be first preheated in heat recovery vessels before being pumped under pressure to each of the eight chamber horizontal autoclave vessels. If sulfide sulfur grades are high enough, operation without pre-heating is often practiced. Three operating cryogenic oxygen plants provide oxygen to the autoclaves. Autoclave temperature is controlled via the addition of fresh water. Oxidized slurry (with some fine flotation tailings) passes through two parallel trains of two-stage counter-current decantation (CCD) circuits, where it is washed with process water and seawater, and neutralized with lime. Gold is recovered from the neutralized slurry by cyanide leaching using conventional CIL technology in a series of agitated tanks. Loaded carbon from the CIL circuit is stripped of gold in an elution system. The resulting gold solution is circulated through electro- winning cells where gold is recovered through electrowinning to form a gold sludge. The sludge is dried and then smelted to produce doré bars which are shipped to a refinery. The CIL leach residue tailings are detoxified by formation of strong metal complexes such as ferrocyanide, and through dilution with seawater (oxygen plant cooling water return). The tailings gravitate to a common disposal system which also collects the flotation tailings, remaining CCD wash water, as well as oxygen plant and power plant cooling water, return streams. The tailings disposal method is by deep sea tailings placement (DSTP). The combined stream flow discharges through a de-aeration tank to the ocean via a pipeline outfall at a depth of 125 m below sea level. The depth of the outfall discharge is below the surface mixing layer of the ocean. Being denser than the receiving seawater, the tailings gravitate down the steep submarine slope. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-17 The average power demand from the process plant is 114 MW, with a peak demand of 130 MW. This is met from a combination of heavy fuel oil (HFO) and geothermal sources. The processing plant uses a combination of seawater, untreated fresh water and various treated water streams. Key processing consumables are oxygen (generated on site), grinding media, lime and cyanide. Other minor reagents are caustic and hydrochloric acid for gold recovery, collector and frother for flotation 1and flocculent for thickening. The process plant has a personnel count of approximately 870 including plant operations and maintenance. 1.15 Infrastructure Roads connect the mining operation with the village of Put Put, the accommodation center at Londolovit, and the airstrip at Kunaye. Haul roads run between the crushing facilities and ROM stockpiles, the barge-loading dock in Luise Harbor, and the low-grade stockpiles. A wharf was constructed at Put Put for general cargo ships and tankers. Mine facilities, including ROM stockpiles, crushing facilities, and mine support facilities, are located in the Ladolam Creek valley, immediately to the east of the ultimate pit boundary. An explosive magazine is located to the west of the ultimate pit boundary. The processing plant is on the northwestern side of Put Put Point on relatively flat land adjacent to the shoreline and on the gentler lower slopes of the eastern end of the Luise Caldera. Support buildings include a main office, laboratory, training building, warehouses, plant workshop, and an emergency and security services building. Facilities for handling and transport of the various fuels, reagents, and consumables required by the processing plant are located near the general ship berth and the processing plant. Port facilities are installed to service oil tankers, general cargo ships, passenger ferries and work boats. Infrastructure for the workforce includes housing and camp accommodation, and related community facilities. Waste rock from the mine is either used for construction purposes or transported in barges for off-shore submarine disposal. Due to the heavy rainfall typically experienced on Aniolam Island, the lack of suitable area for a tailings storage facility, and the high seismicity of the region, DSTP was selected as the preferred tailings placement method for the Lihir Operations. Power is currently produced at site by a combination of HFO reciprocating engines and geothermal steam turbines. The existing total mine site power demand averages around 115 MW and can peak as high as 130 MW when all equipment is at full capacity (peak usage). 1.16 Markets and Contracts The Lihir Operations consist of an operating mine with refining contracts in place. The Lihir Operations produce gold doré containing 91–97% gold, 2.2–8.24% silver and 0.5–3% base metals, which is securely transported from the mine to a refinery. Product valuation is based on a combination of the metallurgical recovery, commodity pricing, and consideration of processing charges. Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long-

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-18 term price forecasts prepared by Newmont’s corporate internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice. The long-term commodity price and exchange rate forecasts are: • Mineral reserves: o Gold: US$1,400/oz; o US$:AU$: 0.75; • Mineral resources: o Gold: US$1,600/oz; o US$:AU$: 0.75. Newmont’s doré is sold on the spot market, by marketing experts retained in-house by Newmont. The terms contained within the sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of doré elsewhere in the world. There are currently eight major contracts in place to support the Lihir Operations. These contracts cover items such as refining, security transport, data management and invoicing, mining contracts, sea freight, catering and accommodations support, air transport, and labor hire. Contracts are negotiated and renewed as needed. Contract terms are in line with industry norms, and typical of similar contracts in Papua New Guinea that Newmont is familiar with. 1.17 Environmental, Permitting and Social Considerations 1.17.1 Environmental Studies and Monitoring Baseline studies were completed in support of permitting and operations. A regulatory-approved Environmental Management and Monitoring Plan (EMMP) is used to manage and monitor the predicted environmental impacts associated with the Project. The EMMP is updated every four years for review and endorsement by the PNG Conservation and Environment Protection Authority (CEPA). In addition, an annual environmental report is prepared and submitted to CEPA as well as other national, provincial and local level government bodies. Newmont has an operating environmental management system (EMS). Acid and metalliferous drainage (AMD) will be generated from medium-term storage of ore stockpiles prior to processing. This requires management of runoff and drainage to ensure discharges comply with the requirements of the site’s Environment Permits. Regular monitoring is undertaken of water quality for regulatory reporting. Newmont is currently conducting studies to assess appropriate means of managing AMD as the basis for an amendment to the Environment Permit for Waste Discharge. Waste rock from the mine is either transferred into 1,500 t capacity barges for off-shore submarine disposal within the boundaries of the Special Mining Lease, tipped at the harbor waste platform (HWP) location, or stockpiled for use as road base, bench sheeting, stemming or construction fill. Submarine waste disposal is carefully planned and controlled to achieve a continuous rill along the steeply-sloping sea floor and minimize the potential for uncontrolled slumping. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-19 Tailings are disposed using DSTP. Tailings are discharged from a pipeline that extends from the de-aeration tank through a directionally-drilled hole in the shoreline at Put Put Point to a discharge point beneath the productive euphotic (sunlight-penetrating) zone at a depth of approximately 115 m below the surface. Ongoing monitoring of DSTP is conducted under a government-approved EMMP. There have been no significant operational, compliance, environmental or social issues related to the operation of the DSTP system since 2010. The nearshore soil barrier project is required to enable access to the mineral reserves within the Kapit pit sector. The preferred construction method is a high strength reinforced concrete diaphragm wall, spanning 800 m, with a nominal depth of 30.5 m. The operations water demand is currently met by a combination of Londolovit raw water from the weir, caldera extraction via the Kapit spring and seawater supplement. Fresh water from pit diversion can also be substituted into the plant supply. Prolonged drought conditions are a risk to continued plant operations due to the lack of water. Sea water substitution measures can be implemented in the plant under major drought conditions and can mitigate a portion, but not all, of the drought-related effects on production. 1.17.2 Closure and Reclamation Considerations In compliance with regulatory requirements, Newcrest commissioned a conceptual mine closure plan in 1995, which was submitted to the PNG government, and which has been updated and refined in accordance with the closure standard, including in FY23. A detailed Mine Rehabilitation and Mine Closure Plan is required to be submitted to the regulator a minimum of five years prior to the cessation of operations. There are currently no known requirements to post performance or reclamation bonds. However, new closure policy documentation that is being drafted by the State may introduce bonding requirements. A bond of PGK111,000 was posted prior to the Lihir Operations commencing in 1997. A mine closure risk assessment and related cost estimates were updated in June 2023. The LOM closure cost estimate is US$316 million. 1.17.3 Permitting Newmont currently holds the key applicable permits required to support current operations. Permit renewals are applied for where required. Additional permits will be required as follows: • Seepage barrier: currently approved with existing approvals but requires sign off by the Chief Inspector of Mines (MRA) pursuant to the Mining (Safety) Act 1977. The construction of this barrier was previously approved as part of the 2005 Production Improvement Programme Environmental Impact Statement; • In March 2023, Newcrest applied to CEPA and MRA for a new lease for mining purposes to host an extension of the existing marine waste rock dump. The extension will provide sufficient capacity to support mine waste disposal. Approval of the marine waste rock dump extension is assumed to be granted by the end of March 2025; • Special Mining Lease extension: Special Mining Lease 6 expires March 16, 2035.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-20 The Lihir Operations are conducted in accordance with the development plans stipulated in the Mine Development Contract (MDC) and the accompanying Approved Proposal for Development (APFD) signed between the State and Lihir Gold in 1995. The MDC and APFD represent the principal agreement/contract between the State and Lihir Gold in accordance with that described in the Mining Act 1992 Part IV. The MDC and APFD provide details of the conditions and implementation of the Project’s approved environmental, financial, business, training/localization, land-owner agreements and infrastructure plans. The operations have an approved Environmental Plan also known as the EMMP. The EMMP lists the various monitoring requirements, which arose from the identification of key environmental issues documented in the Environmental Plan and subsequent EIS documents. 1.17.4 Social Considerations, Plans, Negotiations and Agreements There are a number of culturally significant sites within the mining area including Ailaya Rock on the edge of the operational pit. Lihirians believe Ailaya Rock to be the portal to the afterlife. There was a cave at the base of the Ailaya prior to disturbance in the 1990s where it was believed that spirits entered and then rose through it to the afterlife. The Ailaya Rock remains a site of deep cultural and religious significance to the majority of Lihirians and the image of the rock is a symbol of Lihirian identity. There is a 10 m exclusion zone around the top of the rock, reduced from the regulated 100 m buffer under an agreement with the landowner group who are custodians of Ailaya Rock. The current suite of Customary Landholder Agreements were signed on December 21, 2020 after a review process with Lihir’s tenement landholders and relocation family groups that lasted several years. The full set of agreements were then registered by the PNG Registrar of Tenements on April 30, 2021 in fulfilment of a key requirement of the Mining Act 1992. All agreements and obligations are registered in the Community, Health, Environment, Safety and Security (CHESS) system. Community Agreements are registered in both the CHESS Obligations register and the Community Agreements register. Environmental Permits, Agreements and Obligations are also registered using the same system. Specific policies, standards and guidelines are referenced in each of the management plans. Newmont has established generally good working relationships with local communities and although occasional disputes do occur, they are relatively minor in nature. The last disputes that resulted in brief disruptions to operations occurred in 2014–2015. 1.18 Capital Cost Estimates Capital cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. As the Lihir Operations are a steady-state operation, sustaining capital costs largely consist of site infrastructure upkeep and mobile equipment replacement costs. An allowance for miscellaneous equipment, small projects, and other minor capital costs was included for mining, processing, and site general. The sustaining capital cost estimate is based current budget level costs, combined with recent average sustaining capital spend. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-21 The major projects capital included in the mineral reserves include the nearshore soil barrier, Phase 14a mining project (this is the steep wall mining phase below Ailaya rock) and for power generation projects. Sustaining and non-sustaining capital costs will total US$2,500 M over the anticipated LOM (Table 1-4). 1.19 Operating Cost Estimates Operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. The operating costs used in the financial model were derived from a variety of sources. The mining costs were derived from a purpose-built, activity-based cost model, while ore treatment and G&A costs were based on budgeted numbers adjusted for long-term consumable price forecasts. All operating costs are presented in US$, and reflect 2023 market terms. Inputs in currencies other than US$ were converted at exchange rates as per Newcrest’s economic parameters. These inputs were accepted by Newmont. The projected LOM plan operating costs are summarized in Table 1-5, and are anticipated to total US$56.62/t milled. 1.20 Economic Analysis 1.20.1 Economic Analysis The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and PGK/US$ exchange rate, projected operating and capital costs and estimated taxes. The financial analysis is based on an after-tax discount rate of 10%. All costs and prices are in unescalated “real” dollars. The currency used to document the cash flow is US$. All costs are based on the 2023 budget, as completed in June, 2023. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts. The Lihir Operations are subject to a corporate income tax rate of 30% on taxable income. The Project is also subject to a mineral royalty of 2% on net smelter returns and a production levy of 0.5% of assessable income. A summary of the financial results is provided in Table 1-6. The NPV at a discount rate of 10% is $1.0 B. The internal rate of return (IRR) is estimated at 37% and the payback period is 5.3 years. The active mining operation ceases in 2039, and processing in 2040; however, closure costs are estimated to 2053.

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Technical Report Summary

Table 1-4: Sustaining Capital Cost Estimate

Sustaining Capital Description	Average Sustaining Capital Cost (US$M/a)	Sustaining Capital Cost (US$M)	% of Estimate
Mining	32	550	35
Processing	40	685	43
Infrastructure (power and utilities)	10	170	11
General and administrative	10	176	11
Totals	***92***	***1,581***	***100***

Note: Numbers have been rounded.

Table 1-5: Operating Cost Estimate

Cost Area	Units	Value
Mining cost	US$/t ore milled	12.72
Ore treatment	US$/t ore milled	28.40
General and administrative	US$/t ore milled	15.50
Site costs	***US$/t ore milled***	***56.62***

Note: Numbers have been rounded.

Table 1-6: Cashflow Summary Table

Item	Unit	Value
Metal price, gold	$/oz	1,400
Tonnage treated	Mt	217
Gold grade	g/t	2.51
Gold ounces, contained	Moz	17.5
Capital costs	$B	2.5
Direct operating costs	$B	14.7
Exchange rate	US dollar to PNG kina	3.50
Discount rate	%	10
Free cash flow	***$B***	***2.5***
Net present value	***$B***	***1.0***

Note: Numbers have been rounded.

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Papua New Guinea
Technical Report Summary

Table 1-6 contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 1-6 uses the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

1.20.2 Sensitivity Analysis

The sensitivity of the Project to changes in grades, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values. The changes in metal prices are representative of changes in grade.

The Project is most sensitive to changes in the gold price and grade, less sensitive to changes in operating costs, and least sensitive to capital cost changes.

1.21 Risks and Opportunities

1.21.1 Risks

Risks that may affect the mineral resource and mineral reserve estimates are identified in Chapter 11.14 and Chapter 12.6 respectively.

The Project is located in a seismically-active area, and is subject to risks associated with earthquakes and tsunamis. If such events were to occur, impacts would include effects on infrastructure, the open pit, mine plans and the capital and operating costs that support the mineral reserves and economic analysis.

The mine is proximal to a corrosive marine environment, which can have an effect on built infrastructure. The mine plan assumes asset integrity; however, unforeseen major corrosion could have an effect on the infrastructure, mine plan and the capital and operating costs that support the mineral reserves and economic analysis.

The economic outcome in this Report assumes that Special Mining Lease 6, Leases for Mining Purposes 34–40, and Mining Easements 71–73, which expire on March 16, 2035, can be renewed for the remaining post-2035 mine life.

The current mine plan envisages that mining will be allowed adjacent to, and to the west of, Ailaya Rock. The mine plan assumes steep wall mining techniques, and geotechnical monitoring will be critical to ensure pit wall stability. There is a risk that the technical aspects could result in damage to Ailaya Rock, and result in a significant social issue. The outcome could affect the social license to operate and affect the mine plan and economic forecasts in this Report.

Date: February 2024 Page 1-23

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 1-24 The LOM plan assumes that mining is feasible at elevations significantly below sea level, once the seepage, nearshore soil and off-shore barriers are in place and operational. If these barriers are ineffective or permit seawater ingress, there is a likely effect on the mine plan and economic forecasts in this Report. There is a risk that ongoing work will result in confidence classification changes, such that some of the material now classified as higher-confidence categories will be reclassified to lower confidence categories that cannot support conversion to mineral reserves, or be of such low confidence that they cannot be classified as inferred mineral resources. Changes to modelling methods may also affect confidence classifications. This could affect the mineral resource and mineral reserve estimates, locally affect the mine plan, stockpiling and recovery assumptions, and may affect the economic outcomes as presented in the Report. There is a risk that insufficient understanding of the distribution of the advanced/argillic or lower competency material could result in effects on the materials handling assumptions and equipment. There is a risk that the mill and crushers will be unable to efficiently process significant quantities of these types of materials. The mine plan assumes that DSTP can continue for the LOM, and that extensions to the area that is subject to DSTP can be extended. There is a risk that if these assumptions are incorrect, there will be an effect on the mine plan and economic forecasts in this Report if the alternatives come at a higher operating or sustaining capital cost and/or reduced productivity. The LOM plan assumes that future cost reductions at the end of the LOM can be achieved to support processing of lower-grade material. The PNG government has announced that it is considering replacing the current PNG Income Tax Act with a new Income Tax Act with limited consultation undertaken to date. The latest draft legislation provides that the new Income Tax Act will come into force from January 1, 2025. It remains uncertain as to whether existing tax attributes for the Lihir Operations will be transitioned under the new law due to the lack of transitional provisions, key regulations and other key ancillary pieces of legislation. This is a risk to the cashflow analysis that supports the mineral reserves, and the assumptions used when estimating mineral reserves. 1.21.2 Opportunities There is Project upside opportunity if the mineral resources exclusive of mineral reserves can be upgraded to mineral reserves with additional testwork and studies. Newmont intends to introduce its “Full Potential” program to the Lihir Operations. This program seeks to implement continuous improvements in cost reduction and productivity. 1.22 Conclusions Under the assumptions presented in this Report, the Lihir Operations have a positive cash flow, and mineral reserve estimates can be supported. 1.23 Recommendations As Lihir is an operating mine, the QP has no material recommendations to make. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 2-1 2.0 INTRODUCTION 2.1 Introduction This technical report summary (the Report) was prepared for Newmont Corporation (Newmont) on the Lihir Operations (Lihir Operations or the Project) located in Papua New Guinea (PNG). The location of the operations is shown in Figure 2-1. The host island, Aniolam Island, is also known as Niolam Island and Lihir Island, and is the largest of five islands that make up the Lihir Island group (Mali, Mahur, Masehet, Sanambiet and Aniolam). The Lihir Project is 100% owned by Newmont’s wholly-owned subsidiary, Lihir Gold Limited (Lihir Gold). 2.2 Terms of Reference 2.2.1 Report Purpose The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the Lihir Operations in Newmont’s Form 10-K for the year ending December 31, 2023. 2.2.2 Terms of Reference Mineral resources and mineral reserves are reported for the Lihir Project. Mineral resources and mineral reserves are also estimated for material in stockpiles. Mineral resources and mineral reserves are reported using the definitions in Regulation S–K 1300 (SK1300), under Item 1300. All measurement units used in this Report are metric unless otherwise noted, and currency is expressed in United States dollars (US$) as identified in the text. The PNG currency is the kina. Unless otherwise indicated, all financial values are reported in US$ including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions. The Report uses US English.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 2-2 Figure 2-1: Project Location Plan Note: Figure from Blackwell (2010). 2.3 Qualified Persons This Report was prepared by the following Newmont Qualified Person (QP): • Mr. Donald Doe, RM SME, Group Executive Reserves, Newmont. Mr. Doe is responsible for all Report chapters. 2.4 Site Visits and Scope of Personal Inspection Mr. Doe visited the Lihir Operations from November 9 to November 11, 2023. During that visit he inspected the open pit operations, including viewing the steep wall mining in Phase 14A of the open pit, viewed the stockpiles, visited the core shed and inspected selected drill core, toured the mill facility, viewed the barge off-loading facility and waste platform, drove through the workshop Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 2-3 and mine maintenance facility area. Mr. Doe had meetings with onsite staff and management discussing aspects of mine plans and costs. He visited the regional Newmont offices from November 6 to November 7, 2023, and while in the offices discussed aspects of mine plans, and mine designs. 2.5 Report Date Information in this Report is current as at December 31, 2023. 2.6 Information Sources and References The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation. Mr. Doe was accompanied during his site visit by subject matter experts in the fields of geology, geostatistics, mining engineering, process engineering, geotechnical, and sustainability. 2.7 Previous Technical Report Summaries Newmont has not previously filed a technical report summary on the Project.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 3-1 3.0 PROPERTY DESCRIPTION 3.1 Introduction The Project is on Aniolam Island, which is part of the Lihir Group in the Province of New Ireland. The island is located approximately 900 km north–northeast of the national capital, Port Moresby. The Project is located at approximately 3º06’54” S latitude, 152º38’27” E longitude. 3.2 Property and Title in Papua New Guinea 3.2.1 Mineral Title Mineral rights are held by the State of PNG (State), and mining is regulated at the national level. A Special Mining Lease is issued by the Head of State acting on advice from the National Executive Council (Cabinet). Otherwise, mineral titles are issued by the Minister for Mining on recommendation from the Mining Advisory Council (MAC) subject to the Mining Act 1992. The types of licenses are summarized in Table 3-1. The Minerals Resources Authority (MRA) has overall responsibility for the promotion, management and regulation of the mining sector under the Mining Act 1992. 3.2.2 Surface Rights The holder of mineral tenure under the Mining Act 1992 is liable to pay compensation to the landholders for all loss or damage suffered or foreseen to be suffered by the landholders from the exploration or mining or ancillary operations (but not for grant of access, nor in respect of the value of any mineral, nor by reference to any rent, royalty or other amount in respect of mining). 3.2.3 Government Mining Taxes, Levies or Royalties The holder of a Mining Lease must pay a royalty to the State that is equivalent to 2% of the net proceeds of sale of minerals (calculated as either a net smelter return (NSR) or free-on-board (FOB) export value, as appropriate). The State may elect to retain its right to royalty or to distribute it between the provincial government of a mine’s host province and the landholders of the land upon which the mineral resource is mined. Where the State agrees to distribute any royalties, the landholders are entitled to at least 20% of the total amount of royalties paid to the State. A production levy of 0.5% is payable to the MRA under the MRA Act 2018 on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight). Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 3-2 Table 3-1: Mineral Title in PNG Title Type Comment Exploration License (EL) Can be granted for a term not exceeding two years, and may be extended for periods not exceeding two years. Cannot exceed 750 sub-blocks in size; requirements as to contiguousness of sub-blocks at application. Alluvial Mining Lease (AML) An Alluvial Mining Lease may only be granted over land that is a riverbed and land that extends no further than 20 m from any riverbed. An Alluvial Mining Lease may be granted for a term not exceeding five years which may be extended for periods not exceeding five years. License cannot be more than 5 ha in area, and must have a rectangular or polygonal shape. Mining Lease (ML) Generally issued for small to medium-scale alluvial and hard rock mining operations. Can be granted for a term not exceeding 20 years, and may be extended for periods not exceeding 10 years. License cannot be more than 60 km2 in area, and must have a rectangular or polygonal shape. Special Mining Lease (SML) Generally issued to an Exploration License holder for large-scale mining operations. The Minister for Mining may also require the Exploration License holder to be a party to a Mining Development Contract with the government. A Special Mining Lease can be granted for a term not exceeding 40 years, which may be extended for periods not exceeding 20 years. Before grant of a Special Mining Lease, the Minister for Mining is required to convene a development forum to consider the views of the persons and authorities whom the Minister believes will be affected by the grant of the Special Mining Lease. Those represented at this forum will include the applicant for the Special Mining Lease; the landholders of the land that is the subject of the application for the Special Mining Lease and other tenements to which the applicant's proposals relate, the State, and the provincial government, if any, in whose province the land the subject of application for the special mining lease is situated. The Head of State, acting on advice from the National Executive Council is the authority responsible for issuing a Special Mining Lease. Lease for Mining Purpose (LMP) May be granted in connection with mining operations. Covers aspects such as the construction of buildings and other improvements, and operating plant, machinery and equipment; installation of a treatment plant and the treatment of minerals therein; deposition of tailings or waste; housing and other infrastructure required in connection with mining or treatment operations; transport facilities including roads, airstrips and ports; and any other purpose ancillary to mining or treatment operations or to any of the preceding purposes which may be approved by the Minister. The term of a Lease for Mining Purposes is identical to the term of the Special Mining Lease or Mining Lease in relation to which the Lease for Mining Purpose is granted; where there is no associated lease, a term not exceeding 20 years. The term of a Lease for Mining Purpose can be extended. A Lease for Mining Purpose cannot be more than 60 km2 in area, and must have a rectangular or polygonal shape. Mining Easement (ME) Can be granted in connection with mining, treatment or ancillary operations conducted by the applicant for the Mining Easement or some other person for the purpose of constructing and operating one or more of the following facilities: a road; an aerial ropeway; a power transmission line; a pipeline; a conveyor system; a bridge or tunnel; a waterway; any other facility ancillary to mining or treatment or ancillary operations in connection with any of the preceding purposes which may be approved by the Minister. The term of a Mining Easement is identical to the term of the tenement in relation to which the Mining Easement was granted. The area of land over which a Mining Easement may be granted is sufficient for the purpose or purposes for which it was granted and shall be in a rectangular or polygonal shape.

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

3.3 Ownership

Newmont indirectly wholly-owns the Lihir Operations. Newmont acquired Newcrest Mining Limited (Newcrest) in 2023, and is Project operator.

3.4 Mineral Title

The Project consists of a granted Special Mining Lease, two granted Mining Leases, one granted Exploration License, five granted Leases for Mining Purposes, and three Mining Easements. The total area under license is approximately 238 km^2.

The Lihir deposit is located on Special Mining Lease 6. Special Mining Lease 6, Leases for Mining Purposes 34–40, and Mining Easements 71–73 expire on March 16, 2035. Exploration License 485 expires in March 2024, and Mining Lease 125 and Mining Lease 126 both expire on July 20, 2025.

Mineral tenure is summarized in Table 3-2, and shown in Figure 3-1.

Newmont must lodge annual and bi-annual reports on activities conducted on the mineral tenure. As at December 31, 2023, all statutory reporting requirements had been met.

3.5 Surface Rights

The Project area is situated on land held under customary, State and private ownership, including under State lease. The bulk of the land that will be affected by Project operations and closure is customary owned.

Newmont has been granted rights to undertake mining and processing of gold and related activities, through negotiations with the state and local government, and landowners in the area.

Newmont holds a granted Special Mining Lease which encompasses all of the area where mineral reserves are estimated. There are some areas of the lease where mineral resources are estimated where agreements are not yet in place with local landowners or the community.

Land within Special Mining Lease 6 is customarily owned and has been divided into blocks of varying sizes. Each block is owned by landowners belonging to one of the six main clan groups: the Tengawom Clan, Lamatlik Clan, Nikama Clan, Nissal Clan, Tinetalgo Clan and Unawos Clan. The landowners that claim ownership over the individual blocks are represented by a nominated clan Block Executive. The Special Mining Lease entitles Newmont to enter and occupy the land for the purpose of mining and the ancillary mining purposes for which the Mining Lease was granted.

3.6 Water Rights

An Environment Permit for Water Extraction is in place to support Project operations and water rights and usage are discussed in Chapter 17.9.

Date: February 2024
Page 3-3

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 3-2: Mineral Tenure Summary Table

Lease	Lease Type	Lease Status	Grant Date	Expiry Date	Area (km^2)
EL485	Exploration License	Granted	19/06/1983	31/03/2024	210.0
LMP34	Lease for Mining Purpose	Granted	21/07/1995	16/03/2035	3.74
LMP35	Lease for Mining Purpose	Granted	21/07/1995	16/03/2035	0.34
LMP38	Lease for Mining Purpose	Granted	18/10/1997	16/03/2035	0.04
LMP39	Lease for Mining Purpose	Granted	18/10/1997	16/03/2035	0.00
LMP40	Lease for Mining Purpose	Granted	18/10/1997	16/03/2035	0.02
ME71	Mining Easement	Granted	21/07/1995	16/03/2035	0.06
ME72	Mining Easement	Granted	21/07/1995	16/03/2035	0.21
ME73	Mining Easement	Granted	21/07/1995	16/03/2035	0.19
ML125	Mining Lease	Granted	21/07/1995	20/07/2025	0.48
ML126	Mining Lease	Granted	21/07/1995	20/07/2025	0.24
SML6	Special Mining Lease	Granted	17/03/1995	16/03/2035	17.39
				Total	***235.72***

Date: February 2024
Page 3-4

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 3-5 Figure 3-1: Mineral Tenure Location Plan Note: Figure prepared by Newcrest, 2020. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 3-6 3.7 Royalties Newmont is entitled to 100% of the minerals produced from the mineral tenure subject to the payment of prescribed annual rents and royalties. A 2% royalty is payable to the State of PNG on the realized prices of all gold and silver doré produced. Under the Memorandum of Agreement (MoA), the State is responsible for direct distribution of all royalties derived from the Lihir Operations to Special Mining Lease 6 landowners (20%), Nimamar Local Level Government (30%) and the New Ireland Provincial Government (50%). A production levy of 0.5% is also payable on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight) to the MRA. 3.8 Encumbrances There are no known encumbrances. 3.9 Permitting Permitting and permitting conditions are discussed in Chapter 17.11 of this Report. The operations as envisaged in the life-of-mine (LOM) plan are either fully permitted, or the processes to obtain permits are well understood and similar permits were granted to the operations in the past. There are no current material violations or fines, as imposed in the mining regulatory context of the Mine Safety and Health Administration (MSHA) in the United States, that apply to the Lihir Operations. 3.10 Significant Factors and Risks That May Affect Access, Title or Work Programs To the extent known to the QP, there are no other significant factors and risks that may affect access, title, or the right or ability to perform work on the Project that are not discussed in this Report.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 4-1 4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY 4.1 Physiography The mine is located within the Luise Caldera of the Luise Volcano which is located on the east coast of the island. The caldera is an extinct volcanic crater that is geothermally active. It has a 6 x 4 km elliptical crater with steep walls reaching 600 m above sea level. The eastern, seaward, portion of the Luise Caldera has collapsed, sending debris flows 25–40 km eastward. The submerged slope forms Luise Harbor. Natural vegetation on the island is predominantly tropical rain forest. Subsistence-level agriculture is practiced, with typical crops including taro, coconuts, betelnut, and tobacco. Parts of the narrow coastal plain, particularly in the northern and eastern areas, have formed on coral platforms. This includes the regions around the process plant, Londolovit town site, and Kunaye Airport. The general mine area ranges in elevation from 0–200 masl. Mining is conducted at elevations below sea level. 4.2 Accessibility Most travel to and from the island is via aircraft. Access to Aniolam Island is through the Kunaye airport located about 7 km north of the Lihir Operations and approximately 3 km north of the Londolovit town site. Newmont employees are predominantly PNG nationals who are fly-in-fly- out (FIFO) of a number of different PNG communities or residents of Aniolam Island. The majority of senior management roles are residential based on Aniolam Island while most expatriate employees typically are FIFO from the hub of Cairns, in Australia. Daily travel to the mining operations from the Londolovit residential town site is by road. Sea passenger services operate to local islands. Marine facilities are established to service oil tankers, general cargo ships, passenger ferries, and work boats. Additional information on transportation required to support mining operations is provided in Chapter 15. 4.3 Climate Aniolam Island is located at latitude 3° south and does not experience distinct wet or dry seasons. The Lihir Operations experience high rainfall, averaging about 4.4 m per annum, with mean relative humidity of 80%. Periods of rainfall extremes often, but not always, correlate with the El Niño Southern Oscillation. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 4-2 Air temperatures at the Lihir Operations are relatively constant from month to month. Temperatures at the mine site range from 21–34°C while the sea temperature remains relatively constant at approximately 27–28°C throughout the year. Winds close to sea level are generally light and variable, ranging from 0.6–16.6 km/h, with monthly mean wind speeds of <5 knots. There are two wind seasons of variable duration. Between May and September/October, winds are mainly from the southeast and east and between December and March, winds are mainly from the north and west. November and April are transitional months. The Luise Caldera has a noticeable effect on wind flow. Mining activities are conducted year-round. Exploration activities may be curtailed by heavy rainfall. 4.4 Local Resources and Infrastructure Prior to the discovery of gold, the population of Aniolam Island was approximately 7,100. The economy was centered on subsistence agriculture and the population lived in many small villages around the island. A mine village was constructed at Londolovit to house mine staff, contractors and families who are not year-round Aniolam Island residents, as the local area is unable to supply the workforce required by the mining operations. The Mining Leases are accessed by sealed road from Londolovit, which is approximately 4 km north of the mine. The Lihir Operations currently either have all infrastructure in place to support mining and processing activities (see also discussions in Chapter 13, Chapter 14, and Chapter 15 of this Report), or the requirements for the LOM are well understood. These Report chapters also discuss water sources, electricity, personnel, and supplies. 4.5 Seismicity Papua New Guinea extends across several major tectonic plate boundaries and is one of the most seismically active regions in the world. Aniolam Island is located in the West Melanesian Arc seismic source zone where earthquakes of up to magnitude eight have been recorded. Most earthquakes in the region result from strike-slip movement but some occur along steeply-dipping reverse faults resulting in a strong vertical motion component and have potential to generate local tsunamis. Both tsunami and earthquake risks were assessed and incorporated into the Project design criteria. Volcanic activity on Aniolam Island is limited to remnant hydrothermal venting in the Luise Caldera in the form of hot springs and fumaroles. Steam and gas (including H2S) naturally discharge within the pit area and along the Kapit beach and near shore region. The hydrothermal reservoir temperatures can reach 100°C at the water table and exceed 200°C at depth. Isolated geothermal activity in the form of hot springs is evident elsewhere on the island, such as within the southern Kinami caldera.

Lihir Operations
Papua New Guinea
Technical Report Summary

5.0 HISTORY

A summary of the exploration in the Project area is provided Table 5-1. Early studies on the Project separated the mineralization into four zones or "orebodies". The early descriptions are summarized in Table 5-2, and the zone locations are provided in Figure 6 1. Each zone was interpreted to be localized along north-dipping structural trends separated by about 100–200 m of unmineralized to low-grade (<1.0 g/t Au) altered rocks. This nomenclature has been discontinued with the adoption of an alteration domain model for the Project (refer to discussions on the alteration model in Chapter 6 and Chapter 10). Some research studies refer to the Lihir deposit as the Ladolam deposit; however, for the purposes of this Report, the deposit is referred to as the Lihir deposit.

Exploration activities have included geological mapping, geochemical sampling, geophysical surveys, trenching, auger, reverse circulation (RC) and core drilling, hydrogeology, petrology and mineralogy studies, metallurgical testwork, and mining studies.

A feasibility study was completed in 1988, based on open pit mining methods, and updated in 1992. The Special Mining Lease for the Project was granted in 1995, and the first gold pour occurred in 1997.

Mining commenced with the development of the Minifie pit sector using a conventional truck and shovel operation. Mining of the Lienetz pit sector commenced in 2004, and mining has continued in both areas from a number of subsequent cutbacks.

An internal mining study was conducted in 2016 to evaluate optimization of the mine plan, including mining of the Kapit sector. The life-of-mine (LOM) strategy considered alternative material selection, mine sequencing and process scheduling options, appropriate mining methods and civil engineering options to potentially improve project economics. The study reviewed the use of a near-shore cut-off wall (seepage barrier) in place of a coffer dam.

Date: February 2024 Page 5-1

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 5-1: Exploration and Development History Summary Table

Year	Company/Operator	Work Program
1969–1974	PNG Bureau of Mineral Resources and the Geological Survey of PNG	Regional exploration. Stream-sediment sampled for porphyry copper-style mineralization, identified areas of hydrothermal alteration and mineralization.
1982	Kennecott Explorations Australia (Kennecott) and Niugini Mining Limited (Niugini)	Discovered gold in rock chip samples taken in Luise Harbor. Exploration License applied for and granted. Lihir Management Company was the operator of the Kennecott and Niugini joint venture (JV).
1983–1984	Kennecott and Niugini	Commenced drilling, identified Lienetz zone. Completed semi-detailed mapping, stream sediment and soil samples, rock chips, hand augers, and hand-cut trenches and benches.
1985–1987	Kennecott and Niugini	Drilling and bulldozer trenching identified the Minifie zone in 1986. Further exploration defined several other adjacent and partly overlapping zones during 1987, referred to as the Camp and Kapit areas. Ground magnetic survey in 1985 within Luise Caldera. Airborne aeromagnetic/radiometric survey in 1987.
1988	Kennecott	Completed feasibility study; economics not positive. Airborne aeromagnetic/radiometric survey coverage extended island-wide.
1988	Rio Tinto Zinc Corporation (Rio Tinto)	Rio Tinto acquired Kennecott from BP Minerals America and took over as the joint venture partner with Niugini.
1990–1991	Rio Tinto	Ground magnetic surveys at Minifie and within Luise Caldera; Time-domain induced polarization (IP) survey at Minifie and within Luise Caldera. Controlled-source audio-frequency magneto-telluric (CSAMT) survey in 1991.
1992	Rio Tinto and Niugini	Updated feasibility study.
1995	Rio Tinto and Niugini	Special mining lease granted. Lihir Gold was incorporated for the purpose of acquiring formal ownership of the Project. Lihir Gold listed on Australian Securities Exchange (ASX).
1997	Rio Tinto and Niugini	First gold pour.
2004	Rio Tinto and Niugini	Magneto-telluric (MT) ground geophysical survey.
2005	Rio Tinto	Divests interests in Lihir Gold.
2005	Lihir Gold	Lihir Gold becomes sole mine owner and operator.
2007	Lihir Gold	Construction of 20 MW geothermal power plant. MT geophysical survey extended. Commissioning of flotation plant allowing throughput increase to 7 Mt/a capacity; expansion of geothermal power plant to 50 MW capacity.
2008	Lihir Gold	Million ounce plant upgrade" (MOPU) project commenced.
2010–2023	Newcrest	Acquires Lihir Gold in 2010. Completes power station installations and upgrades, throughput upgrades.

Date: February 2024 Page 5-2

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Papua New Guinea
Technical Report Summary

Year	Company/Operator	Work Program
		Undertakes geophysical surveys, mapping, soil and rock chip sampling, exploration drilling. Mining studies optimizing pit, stockpiles and waste rock storage and disposal; process studies, optimizing plant design and equipment.
2023	Newmont	Acquires Newcrest in November, 2023

Table 5-2: Deposit Zone Descriptions

Zone	Note
Minifie	Located in the southern portion of the Luise caldera. Occupied an area of approximately 700 x 400 m and between +50 and -250 masl. Mushroom shape. Shallow-level refractory sulfide ore was associated with pervasive adularia–sulfide alteration, and had a concave, blanket-like geometry. Underlying the refractory sulfide mineralization was quartz–calcite vein stockwork material.
Lienetz	Located north of Minifie. The two zones were separated by unmineralized, propylitically-altered igneous units and breccias. Lienetz occupied an area of approximately 600 x 300 m and between +140m and -350 masl.
Kapit	Located between Lienetz and Luise Harbor; approximately 500 m due north of the western limit of Lienetz. Kapit is linked to Lienetz by a sub-horizontal zone of low-grade mineralization (generally <2.0 g/t Au) that reaches 100 m in thickness. Funnel-shaped zone associated with adularia–pyrite alteration and open-space breccias.
Coastal	Northwesterly-trending, moderately to steeply dipping to the northeast. Mineralization hosted within leached, vuggy breccias as well as more discrete calcite–quartz–pyrite–anhydrite vein/breccias. Remains poorly drilled due to its proximity to Luise Harbor and to the apparent relatively small and narrow nature of the mineralized zones.

Date: February 2024 Page 5-3

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Papua New Guinea
Technical Report Summary

Figure 5-1: Zone Locations


Luise volcano
Gold > 1 g/t
Escarpment
Lihir Island
Pacific Ocean
0 2 4 6
km
6000 N
4000 N
2000 N
6000 E
8000 E
10000 E
12000 E
Kapit
Lienetz
Coastal
Minifie

Note: Figure from Rutter et al., (2008).

Date: February 2024 Page 5-4

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-1 6.0 GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT 6.1 Deposit Type The Lihir deposit is considered to be an example of an epithermal gold deposit. General characteristics of such deposits are provided in Table 6-1, after Corbett (2002). 6.2 Regional Geology Aniolam Island is part of a 250-km long, northwest-trending, alkalic volcanic island chain consisting of the Tabar, Lihir, Tanga and Feni Groups. The island chain sits within an area where several micro-plates (Solomon Sea Plate, South Bismarck Plate and North Bismarck Plate) developed between the converging Australian and South Pacific plates (Figure 6-1). The island chain is located in the ~100 km wide, 250 km long, Eocene to Recent New Ireland Basin, which is parallel to, and east of, New Ireland, and consists of a 5 km thick sediment pile. Each island group is localized along submarine ridges that rise from depths of 2,000 m below sea level, are spaced ~75 km apart and are oriented perpendicular to New Ireland. The islands primarily consist of Pliocene to Pleistocene lavas and volcaniclastic deposits fringed by Quaternary limestone. 6.3 Local Geology The Project geology is summarized from Ageneau (2012), Blackwell (2010), Carman (1994), Davies and Ballantyne (1987) and Sykora (2016). Aniolam Island comprises five volcanic blocks surrounded by limestone (Figure 6-2; Figure 6-3). Based on geomorphology, the five volcanic blocks are: • Two Plio–Pleistocene volcanic blocks, Londolovit Block and Wurtol Wedge; • Three Pleistocene volcanic edifices, Huniho, Kinami, and Luise. A 10–100 m thick limestone unit overlies and onlaps volcanic units and dips shallowly to the south. Compositions of the Aniolam Island rocks range from tephrite, basalt, trachybasalt, basaltic trachyandesite, trachyandesite, phonolite tephrite to tephritic phonolite. The volcaniclastic facies on Aniolam Island are dominated by polymictic volcanic breccia; pyroclastic facies are minor. A 10 m thick ash sequence may have been sourced from the Luise volcano. Lavas and hypabyssal rocks are predominantly clinopyroxene- and feldspar-phyric and have a fine- to medium-grained feldspar-dominated groundmass. Plutonic rocks are equigranular to porphyritic, medium-grained monzodiorites. Pyroclastic rocks consist of lapilli and ash tuffs, as well as phreatic and phreatomagmatic breccias. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-2 Table 6-1: Deposit Model Features Item Note Global examples Cripple Creek (Colorado, USA), Emperor (Fiji), and Porgera (Papua New Guinea). Setting Areas of thickened continental crust or in island arc environments. Host features Calderas, diatremes, hypabyssal intrusive stocks and volcanic sector-collapse amphitheaters. Host rocks Oxidized alkaline igneous rocks to carbonaceous and sulfide-rich sedimentary rocks. Textures Quartz and quartz-adularia veins, vein stockworks, disseminated zones and breccias. Mineralization characteristics Telluride-rich gold veins associated with quartz, carbonates, adularia, barite–celestite, fluorite (felsic rocks) and roscoelite (mafic rocks). Frequently refractory. Alteration characteristics Neutral pH and K-silicate minerals such as adularia, illite, and muscovite. Near-surface zones of advanced argillic alteration (kaolinite–dickite–alunite–quartz) were identified at the Lihir deposit and the Emperor gold mine in Fiji. Sulfide associations Pyrite-dominant. Typically, base metal-poor, only containing traces of sphalerite, chalcopyrite, tetrahedrite and molybdenite, and typically containing more Au than Ag. Mineralizing fluids Temperature <300°C and are low salinity (less than 10 wt% NaCl eq.) with moderate to high CO₂ concentrations. Fluids must be relatively oxidized, based on the presence of sulfates (anhydrite, barite), hematite and/or magnetite. Isotopes Some stable isotopes (δC, δS, δD and δO) suggest a high magmatic component but some δD values suggest a wider range of sources including groundwater and/or seawater.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-3 Figure 6-1: Regional Tectonic Elements Note: Figure from Blackwell, 2010 Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-4 Figure 6-2: Volcanic Blocks Comprising Aniolam Island Note: Figure from Sykora (2016). As indicated by grid markers, map north is to top of figure.

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Figure 6-3: Volcanic Blocks Showing Fringing Limestone


A
B
450 000 E
460 000 E
9 660 000 N
9 650 000 N
Londolovit Block
Huniho
Kapit
Coastal
Lienetz
Minifie
Wurtol Wedge
Luise
Kinami
5 km
N
Sanambiet Island
Lihir (Niolam) Island
Quaternary Limestone
Plio-Pleistocene Luise volcano
Plio-Pleistocene Kinami volcano
Plio-Pleistocene Huniho volcano
Pliocene Wurtol Wedge
Pliocene Londolovit Block
Major lineament or fault
Fault scarp
> 1 g/t Au
Scarp
Thermal zone

Note: Figure from Blackwell (2010).

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Areas of hydrothermal alteration occur in each of the volcanic centers and locally appear as vegetation anomalies and/or as demagnetized zones. Modern geothermal activity is interpreted to be the waning stages of the ore-forming Luise hydrothermal system and is expressed as structurally-controlled hot mud pools, solfataras, hot springs of neutral chloride and acid sulfate waters, and low-temperature fumaroles.

6.4 Deposit Geology

6.4.1 Overview

The local and deposit geology is summarized from Ageneau (2012), Blackwell (2010), Carman (1994), Davies and Ballantyne (1987), and Sykora (2016).

The Luise volcano consists of a 4 by 3.5 km wide amphitheater, elongated and breached to the northeast. This is inferred to be a remnant of the original approximately 1.1 km high volcanic cone that underwent sector collapse(s). The Lihir deposit is located in the footwall of the sector collapse detachment surface.

Gold mineralization at the Lihir deposit is a complex and refractory assemblage associated mainly with pyrite and marcasite veinlets, disseminations, replacements, and breccia fillings. The sector collapse event(s) superimposed late-stage, gold-rich, alkalic low-sulfidation epithermal mineralization upon early-stage, porphyry-style alteration.

A broad, three-fold vertical alteration zonation is interpreted to represent this evolution. With increasing depth, the alteration zones consist of:

- 0.2–Ma, surficial, generally barren, steam-heated clay alteration zone that is a product of modern high-temperature geothermal activity;
- 0.6–0.2 Ma, high-grade (> 3 g/t Au), refractory sulfide and adularia alteration zone that represents the ancient epithermal environment;
- 0.9–0.3 Ma, comparatively low-grade (< 1 g/t Au) zone rich in anhydrite ± carbonate, coupled with biotite alteration, that represents the ancient porphyry-style environment.

Post sector collapse volcanism occurred during the modern geothermal-stage, with the emplacement of several diatreme breccia bodies.

Texturally-destructive hydrothermal alteration and mineralization often obscures texture and composition in volcanic and volcaniclastic rocks where these units are cut by multiple diatremes and subvolcanic intrusions.

6.4.2 Lithologies

Figure 6-4 is a stratigraphic column through the Luise amphitheater area. Abundant volcaniclastic debris flows (i.e., polymictic, matrix-rich breccias and sandstones) were deposited throughout the succession.

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Figure 6-4: Stratigraphic Column, Luise Area


200 m rsl
100 m rsl
0 m rsl (sea level)
−100 m rsl
−200 m rsl
−300 m rsl
−400 m rsl
−500 m rsl
−600 m rsl
−700 m rsl
−800 m rsl
LEGEND
Simplified rock type colours
Porphyritic alkalic dikes
Microdiorite or monzonite
Basalt
Andesite
Mudstone and mud-rich breccias
Polymictic, matrix-rich breccias to sandstones
Intrusions
Aphanitic dike
Feldspar-phyric dike
Microdiorite or monzonite
Mega pyroxene-phyric monzonite
Feldspar-pyroxene-phyric monzonite
Polymictic, igneous-cemented breccia
Volcano-sedimentary strata
Pyroxene-phyric basalt
Monomictic, pyroxene-phyric basalt breccia
Feldspar-pyroxene-phyric basalt
Monomictic, feldspar-pyroxene-phyric basalt breccia
Mudstone and mud-rich breccias
Polymictic, cobble to pebble conglomerate
Amphibole-phyric andesite
Monomictic, amphibole-phyric andesite breccia
Thinly bedded to massive sandstone
Polymictic, sand-matrix-rich, weakly graded and diffusely bedded breccia
Pyroxene-biotite-crystal-rich, polymictic, matrix-rich breccia
Polymictic, accretionary lapilli-bearing, matrix-rich breccia to sandstone
Fine pyroxene-phyric basalt

Note: Figure from Sykora (2016).

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The depositional environment may have been sub-aerial, or at least proximal to sub-aerial, as indicated by the presence of accretionary lapilli. Sedimentation was interspersed with the emplacement of dykes, sills and autoclastic facies associated with andesitic and basaltic lavas and/or shallow intrusions. Minor mudstone intercalations may represent sub-aqueous depositional periods.

Lava, tuff and volcanic breccias are common in the upper parts of the deposit, and on the deposit margins. Breccias tend to dominate over lavas to the north. Primary pyroclastic rocks consist of agglomerate, pyroclastic breccia, lapilli tuff and tuff. Primary epiclastic facies include breccia, conglomerate and sandstone.

The polymictic matrix-rich breccias and sandstone are massive to weakly bedded. The mudstones are laminated to massive, and interbedded with, or transitional to, mud-rich breccias.

Andesites and basalts are generally tabular, sub-horizontal bodies that variably grade outwards to monomictic breccias. The basalts are volumetrically dominant over the andesites, and are particularly abundant in the upper portions of the strata, where they occur commonly as sub-horizontal lava flows and sills, and less commonly as sub-vertical dykes. Where in contact with mudstone, the margins of some andesite and basalt lavas are peperitic.

Clasts of basalt, andesite, as well as rare mudstone, occur within the polymictic breccias.

Multiple intrusive phases are recognized, ranging from coarse equigranular monzonites to porphyritic varieties, and thin, fine-grained dykes. These intrusions cross-cut the volcano–sedimentary strata. The largest and oldest intrusions are monzonite ± microdiorite stocks. Cross-cutting the stocks are a series of <20 m wide sub-vertical porphyritic to aphanitic dykes of syenitic composition that reach higher levels in the strata.

A series of matrix-rich, polymictic breccia bodies, interpreted to have formed by phreatomagmatic eruptions, form at least seven large north- to northeast-trending, coalescing, downward-tapering, elliptical pipes. The breccia bodies are both spatially and genetically linked to small (about 10 m wide) sub-vertical andesite dykes. Clasts contained within a fine-grained, rock-flour matrix include charcoal, internally stratified or juvenile volcanic components, as well as anhydrite-, pyrite–kaolinite–dickite- and pyrite-altered clasts. The diatreme breccias rarely contain mineralized clasts but locally have complex relationships with mineralization.

6.4.3 Structure

Several structural trends appear important in localizing and confining individual breccia units as well as gold mineralization. The predominant regional orientation of dykes and faults on Aniolam Island are north–northeast-trending (~025°), which is interpreted to be associated with deep-seated tensional faults, and which may have controlled the long axis of the Luise volcanic edifice.

Other strong structural trends occurring within the Luise Caldera include:

- East–northeast-trending structures dipping moderately (60°) to the north;
- Arcuate generally east–west-trending, north-dipping, listric-shaped structures believed to be associated with the collapse of the volcanic edifice;

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Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-9 • Sub-vertical northwest-trending structures; • Steeply eastward-dipping north–south-trending structures. East–northeast- and northeast-trending structures are most common, and coincide with aligned offshore islands, aeromagnetic features and elongation of inferred volcanoes and intrusions. The most prominent faults on Aniolam Island are normal faults striking 040° to 050° and dipping 40° to 50° to the northwest. North-, northwest- and west–northwest-trending structures are defined by magnetic lineaments and truncations. 6.4.4 Alteration Intense alteration was intimately associated with ore-forming events. Early-stage potassic alteration occurred as porphyry-style alteration associated with the emplacement of alkalic stocks within the volcanic edifice, with peripheral and broadly contemporaneous propylitic alteration. Sudden collapse of the volcanic edifice is interpreted to have resulted in the rapid depressurizing of the system and subsequent telescoping of epithermal alteration and associated gold mineralization upon the porphyry environment. Argillic and advanced argillic alteration assemblages developed through continued geothermal activity, driven by post mineralization magmatism. Geothermal activity continues to this day. Three alteration styles are recognized: • Clay zone: equates to argillic ± advanced argillic alteration, about 250 m thick, and subparallel to basal topography of amphitheater; represents the modern geothermal system; • Sulfide–adularia zone: equates to epithermal-style low sulfidation alteration; sub-parallel to basal topography of amphitheater with crenulated local downward projecting base, defined by pyrite-cemented breccias, abundant adularia alteration and disseminated pyrite in altered wall rocks, the lower parts of the sulfide–adularia zone transitions gradationally into the biotite- and K-feldspar-altered rocks of the anhydrite zone. The upper parts are typically more adularia ± illite-altered; • Anhydrite zone: equates to porphyry-style potassic alteration; vertically and horizontally extensive basal alteration unit; lateral and lower limits not demarcated, defined by the presence of >1% anhydrite ± calcite ± quartz occurring as veins, breccia cement and/or intergranular disseminations within wall rocks, it is atypical of calc–alkalic porphyries in terms of lacking well-developed quartz stockwork veining. The three alteration zones overprint each other at their basal contacts, and reflect distinct stages in the evolution of the magmatic–hydrothermal system. The intense alteration from the early porphyry-style, late epithermal, and modern high- temperature geothermal system has obscured many of the primary rock types, and extends vertically and laterally beyond the mineralized zones, with poorly-constrained limits. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-10 6.4.5 Mineralization The Lihir deposit has dimensions of about 1,500 x 3,000 m and has about 500 m in depth extent. A long section through the Lihir deposit is included as Figure 6-5. The deposit remains open at depth, along strike, and to the east, where it is currently limited by the Pacific Ocean. Mineralization consists of a number of styles, ranging from early porphyry to late-stage epithermal mineralization. Two of these gold mineralization styles represent economically significant phases. The most important mineralization style is refractory potassium feldspar–sulfide mineralization. In this association, gold occurs as solid solution gold in the crystal structure of sulfide grains. Overall sulfide content is relatively high, with the average sulfide grade of the mineral reserves being above 6%. The main sulfide mineral is pyrite, with accessory marcasite and rare arsenopyrite and chalcopyrite. Gold also occurs as small (less than 100 µm) blebs within fine pyrite crystals. The sulfides are characterized by their fine-grained nature, and were deposited through wholesale flooding and deposition within all host rocks, imparting a sooty, dark-grey coloring to the host rocks. Mineralization is locally associated with strong leaching of the original lithologies, creating pinhole to open, vuggy textures. Cavities as large as 10 m in extent were encountered. This secondary porosity is thought to be the result of dissolution of host rock by hot alkaline fluids, or alternatively as the result of boiling. Gold locally occurs as electrum, gold tellurides, and native gold associated with quartz, calcite and bladed anhydrite. The second significant style of gold mineralization occurs as a quartz–chlorite–bladed anhydrite association which is more typical of porphyry-style mineralization. This mineralization likely resulted from mixing of magmatic fluids with oxidizing near-surface water. Native gold several millimeters in size has been observed, although it is rare. 6.4.6 Oxidation/Weathering Oxidation locally extends to depths of 70 m but is negligible at the mine scale. Oxide has not been used in any resource model domaining, including density. 6.4.7 Alteration Model The alteration model is based on a combination of logging, chemical (multi-element analysis results) and mineralogical (Corescan hyperspectral data) information. An example section through the model is provided in Figure 6-6. Three vertical partitions or alteration groups, namely argillic, epithermal and porphyry, were identified which reflect the different alteration environments that have cumulatively resulted in deposit formation. Nine separate alteration domains were defined (Table 6-2).

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-11 Figure 6-5: Long Section, Lihir Deposit Note: Figure prepared by Newcrest, 2020. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 6-12 Figure 6-6: Alteration Model Note: Figure from Gardner, 2019.

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Table 6-2: Alteration Domains

Alteration 'Group'	Alteration (sub) Domain	Distinctive Property (reason for lateral subdivision)
Argillic	Advanced Argillic (AA)	More likely to contain ore grade material than other 'argillic' sub-groups. Harder more competent unit may impact comminution.
	Upper Argillic (UA)	Typically waste. Contains 'weak' and 'swelling' clay minerals which are likely to impact pit wall stability.
	Argillic Clay (AC)	Clay-bearing material, variable competency. Likely to impact processing (particularly flotation and materials handling) if 'ore' grade material mined.
Epithermal	Upper Epithermal (UE)	Strongly altered and mineralized material. All calcium-bearing minerals (carbonate and anhydrite) leached. Higher proportion of 'micro-crystalline pyrite' which is likely to reduce flotation Au recovery.
	Silica Breccia (SB)	Strongly altered and mineralized material. High silica content results in lower crushing throughput.
	Lower Epithermal (LE)	Less 'epithermally' altered material, with some remnant calcium-bearing minerals present.
Porphyry	Inner Biotite (IB)	High temperature core (most intense) area of initial porphyry alteration environment. Anhydrite and biotite dominant. Highest prevalence of dissolution cavities/voids (particularly in upper regions) and permeability. Higher likelihood of non-pyrite Au-bearing minerals.
	Outer Biotite (OB)	Typically lower grade than IB. Moderate temperature porphyry alteration environment.
	Distal Chlorite (DC)	Un-mineralized, least altered rock.

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7.0 EXPLORATION

7.1 Exploration

7.1.1 Grids and Surveys

All models and drill holes are reported using the Lihir Mine Grid. This grid was established early in the Project history and is based on the Australian Geodetic Datum 1966 (AGD66). This was the principal datum for mapping and survey control in Australia (with a readjustment in some states in 1984) and Papua New Guinea until about 2000. UTM Grid coordinates in AGD66 are referred to as Australian Map Grid 1966 (AMG66) coordinates, with the Lihir deposit lying in Zone 56. 450,000 meters are added to the Lihir Mine Grid eastings to obtain AMG66 Zone 56 eastings and 9,650,000 meters are added to the Lihir Mine Grid northings to obtain AMG66 northings.

The Papua New Guinea Geodetic Datum 1994 (PNG94) is the gazetted geodetic datum for Papua New Guinea and is the primary reference system for all cadastral surveys (including customary land surveys), airport surveys, and new resource sector surveys (commencing after 2000) in Papua New Guinea. UTM Grid coordinates in PNG94 are referred to as Papua New Guinea Map Grid 1994 (PNGMG94), with the Lihir deposit lying in Zone 56.

Site surveyors have established a set of geodetic datum transformations to support inter-grid conversions.

The topographic surface used to constrain the mineral resource and mineral reserve estimates is from a light detection and ranging (LiDAR) survey conducted in 2004.

7.1.2 Geological Mapping

As part of early-stage exploration activities, Kennecott conducted ridge-and-spur reconnaissance mapping. The Target B (Kinami prospect) area was mapped by Kennecott at 1:20,000 scale.

The 2018 mapping program at Target (B) Kinami conducted by Newcrest was at 1:10,000 scale.

Some in-pit mapping has been conducted as part of the research studies listed in Chapter 7.1.8. No regular pit mapping program is in place.

7.1.3 Geochemistry

Geochemical sampling was initially performed by Kennecott, who completed an island-wide grassroots reconnaissance program. Soil, rock chip, and stream sediment samples were collected. These samples identified a number of areas of gold anomalism and alteration zones that could be indicative of epithermal-style mineralization. As the work focus quickly shifted to the delineation of the Lihir deposit, the majority of these areas have had limited to no follow up.

Newcrest undertook a regional re-assessment of the exploration prospectivity of the island, and commenced exploration activities. The plan is to conduct systematic grid soil sampling in

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conjunction with geological mapping and rock chip sampling with low detection multielement analysis across existing anomalies to potentially define and rank drill targets.

As part of this program, 427 soil samples were collected during 2018–2019 over the Target B (Kinami) prospect. Sampling covered an area of 4.4 km^2, with samples spaced at 100 x 100 m. Infill sampling covered 1.8 km^2 at a 50 x 50 m spacing.

Creek mapping and sampling were conducted after the soil grid sampling was completed. Nearly all creek drainage within the Kinami caldera were traversed, mapped and sampled where alteration and mineralization were noted. A total of 10.6 km was traversed and total of 326 samples collected. Sampling was done mostly as rock chips in the form of 2 m channels in alteration and mineralized zones and selective or single grabs in less altered/mineralized zones. Results are considered to warrant drill-testing.

7.1.4 Geophysics

The locations of the completed geophysical surveys are provided in Figure 7-1.

7.1.5 Airborne Surveys

A heliborne combined aeromagnetic/radiometric survey was flown by Geo Instruments Pty Ltd (Geo Instruments) in 1987, with coverage restricted to the Luise Caldera area and a small area to the north. The sensor was at a 60 m terrain clearance, with flight lines oriented north–south on 100 m line spacings.

In 1988, the survey was extended island-wide. Lines were oriented north–south on 150 m line spacings, with a nominal 60 m terrain clearance. Due to levelling problems with the dataset, the survey information was not considered useable with the software available at the time.

World Geoscience Corporation re-leveled the data using new micro-leveling regimes in 1991, which produced usable images. Data interpretation showed a significant magnetic low co-incident with the Minifie pit sector.

7.1.6 Ground Surveys

Ground magnetic surveys were conducted in 1985 and 1990–1991. The 1985 orientation survey was within the Luise Caldera area, with readings taken at approximate 50 m spacings along variably-oriented lines following roads, tracks, ridges, spurs and the coastline. The survey prompted the 1987 airborne survey to be flown. The 1990 survey concentrated on the Minifie area, with 43.7 line-km of data collected on 10 m station spacing. The survey was extended in 1991 to cover much of the remaining Luise Caldera floor, using 100 m spaced lines and readings at 25 m intervals along the lines. The survey was used to determine if the mineralization or alteration had a useable geophysical signature for exploration vectoring and targeting purposes.

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Figure 7-1: Geophysical Survey Location Plan


9,865,000 mN
9,860,000 mN
9,855,000 mN
9,850,000 mN
9,845,000 mN
Luise Caldera:
Area of detailed
geophysical
surveys
0
2
4
kilometres

Note: Figure prepared by Newcrest, 2020. Figure backdrop is the island-wide reduced-to-pole magnetic image. Surveys conducted within the Luise Caldera area include IP, ground magnetics, controlled-source audio-frequency magneto-tellurics and magneto-tellurics.

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Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-4 During 1990, a time-domain induced polarization (IP) survey was undertaken, with the aim of better delineating structures that could potentially localize areas of higher grade. An initial 13 km of data was collected using a northwest–southeast oriented gradient-array survey with lines spaced 50 m apart. A total of 3.3 line km of pole–dipole survey was conducted using the same line orientations, but at 150 m spacing. These surveys were extended in 1991 to cover a total of 43.7 line km of gradient-array and 6.8 km of pole-dipole surveys, corresponding to most of the caldera floor. The surveys identified a resistivity and chargeability boundary along the southern edge of the Minifie pit sector. The Luise Caldera area was subject to a controlled-source audio-frequency magneto-telluric (CSAMT) survey in 1991. The survey covered 12.25 line-km, using a 25 m station spacing and 400 m line spacing. The Minifie and Lienitz pit sector areas showed resistivity highs; and a similar boundary along the southern edge of the Minifie pit sector as identified in the IP data. A 62-station magneto-telluric (MT) survey was conducted in 2004, in an attempt to define the area that had geothermal potential. An additional 57 stations were included in a 2007 survey. The 2007 survey and associated modelling results resulted in an expansion of the inferred geothermal resource to the west and north to that indicated by the 2004 survey. In addition, the 2007 geophysical survey results indicate that areas of warm spring activity evident elsewhere across Aniolam Island are not directly related to a high-temperature geothermal resource, and therefore have no geothermal power-generating potential. 7.1.7 Marine and Near-Shore Surveys During 2012, an offshore shallow seismic reflection survey was conducted by Asian Geos Pty Ltd. in support of coffer dam designs, with the following aims: • Determine accurate water depths within the survey site; • Establish seafloor morphology through the survey area including checking for relevant seabed features related to obstructions; • Evaluate sub-bottom (shallow) geological conditions, including the presence of paleo- channels, evidence of anomalous structures (such as shallow faults); • Assess intermediate geological conditions, including the presence of paleo-channels, amplitude anomalies, anomalous structures (such as faults). In January 2017, a trial of a range of geophysical techniques was completed by GBG Australia Pty. Ltd. in and around the inner harbor to investigate the sub-surface materials to better understand the nature of the geology to assist with geotechnical engineering design of the planned seepage barrier to be constructed between Luise Harbor and the open pit crest. Marine hydrographical investigations included side-scan sonar, seismic reflection profiling, and seismic refraction Microtremor methods. Land-based surveys consisted of MASW (a seismic surface wave method for geotechnical applications), resistivity profiling and Tromino (passive seismic) readings. Interpretations of the surveys provided a provisional understanding of the inner harbor geological and geophysical setting, including evidence of a paleochannel and the extent of debris associated with the Kapit landslide. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-5 A detailed geophysical survey was undertaken in January 2018 by Marine & Earth Sciences to assist with the site characterization. Work completed included: • Two continuous marine seismic refraction (CSMR) survey lines, oriented approximately north–south within the inner harbor; • Two multi-channel marine seismic reflection survey along the same lines as the CSMR; • Three MASW lines. During April–May 2018, the geophysical survey was expanded to include additional five seismic refraction survey lines which were correlated to borehole data and a bathymetric survey of the inner harbor reflection surveys and three MASW lines. Survey data from the two programs will be subject to interpretation, and used in support of the seepage barrier designs. 7.1.8 Petrology, Mineralogy, and Research Studies Newmont’s predecessor companies encouraged research on the Lihir deposit. A number of public papers on aspects of geology, mining and processing were presented by predecessor company staff, and by consultants working on the Project. The following theses were completed: • Ageneau, M., 2012: Geology of the Kapit Ore Zone and Comparative Geochemistry with Minifie and Lienetz Ore Zones, Ladolam Gold Deposit, Lihir Island, Papua New Guinea: unpublished PhD thesis, University of Tasmania, 269 p.; • Blackwell, J.L., 2010: Characteristics and Origins of Breccias in a Volcanic-hosted Alkalic Epithermal Gold Deposit, Ladolam, Lihir Island, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia, 203 p.; • Carman, G.D., 1994: Genesis of the Ladolam Gold Deposit, Lihir Island, Papua New Guinea: unpublished PhD thesis, Monash University, Australia, 381 p.; • Cater, G., 2002: Deep Hydrothermal Alteration at the Ladolam Epithermal Gold Deposit, Lihir Island, Papua New Guinea: unpublished MSc thesis, University of Auckland, New Zealand, 94 p.; • Lawlis, E., 2020: Geology and Geochemistry of the Kapit NE Prospect, Lihir Gold Deposit, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia.; • Sykora, S., 2016: Origin, Evolution and Significance of Anhydrite-Bearing Vein Arrays and Breccias, Lienetz Orebody, Lihir Gold Deposit, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia. Age date and fluid inclusions studies were conducted. 7.1.9 Qualified Person’s Interpretation of the Exploration Information The exploration programs completed to date are appropriate to the style of the Lihir deposit.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-6 7.1.10 Exploration Potential A desktop review of historical exploration information was undertaken in 2016, which defined the prospective grassroots areas summarized in Table 7-1. Prospect locations are shown in Figure 7-2. 7.2 Drilling 7.2.1 Overview 7.2.1.1 Drilling on Property Drilling completed to December 31, 2023 comprises primarily core drilling and RC drilling for short term planning since early-2021. Drilling was completed for exploration, resource delineation, metallurgical, geotechnical, pit cooling, and geothermal purposes, and totals 11,343 drill holes (1,030,344 m). A total of 2,295 drill holes (449,287.23 m) is used in estimation. A single small de-risk core drilling program was completed between mid-2016 and mid-2023 when resource delineation core drilling recommenced in the northeastern deposit area (refer to Chapter 7.2.1.3). Table 7-2 summarizes the drilling to December 31, 2023, by operator; Table 7-3 provides the drill hole totals by purpose, on a Project-wide basis, and Table 7-4 summarizes the drilling used in mineral resource estimation. Drill hole collars are shown in Figure 7-3 for the Project as a whole and in Figure 7-4 for the drill holes supporting the mineral resource estimate. 7.2.1.2 Drilling Excluded For Estimation Purposes Core holes support mineral resource and mineral reserve estimates. Drilling not used in estimation support includes RC drilling and blast hole drilling. 7.2.1.3 Drilling Since Database Close-out Date A small, 10 hole, de-risk core drilling program (1,466 m) was completed between mid-2016 and mid-2023. A sensitivity estimate was completed in the area of this de-risk drilling program with no changes noted when compared to the current resource estimate. In mid-2023, a resource delineation program of drilling commenced, with the aim of improving confidence in the northeastern deposit area. As at December 31, 2023, 16 drill holes (4,748 m) had been completed (Table 7-5). Drill collar locations for the completed drill holes are shown in Figure 7-5. This drill program is still in progress with data compilations and reviews still to be completed. Although the newer drilling within the resource modelling area is likely to locally change the grade estimates, overall, the new drilling should have a minimal effect on the average grade of the model. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-7 Table 7-1: Prospective Areas Prospect Note Prospect A (Upper Londolovit) Potential porphyry target; consists of elevated copper and molybdenum values in rock chip samples with subordinate gold anomalism; elevated molybdenum values in stream sediment sampling, and an overall manganese-zinc depletion anomaly. Co-incident radiometric anomaly and visible surface clay alteration. Prospect B (Kinami) Potential epithermal target; consists of anomalous gold and arsenic values in rock chip sampling. Co-incident large outcropping argillic alteration zone. Prospect C (Wurtol River) Potential epithermal and porphyry target; consists of anomalous gold, copper and silver values in rock chip sampling; associated with elevated potassium, tellurium, antimony and arsenic assays. Anomalous gold, silver and tellurium values in stream sediment sampling. Co-incident visible argillic and phyllic alteration. Warm springs in vicinity. Visible gold noted in adjacent drainages; soil sampling observed rare veins. Prospect D (East Lakakot) Potential porphyry target; consists of low-order copper–molybdenum anomalism in stream sediments; elevated copper, molybdenum, zinc, and manganese assays in soil sampling. Co-incident radiometric anomaly and visible surface clay alteration. Prospect E (Huniho) Potential epithermal target; consists of low-order gold–copper anomalism in stream sediment samples; arsenic–antimony anomaly evident from soil sampling. Some evidence of silica alteration associated with northeast-trending structures; weak fracture-controlled argillic alteration. Prospect F (Illkot) Potential epithermal target; consists of anomalous gold values in soils and elevated gold and silver values in rock chip samples. Associated with argillic alteration. Surface channel sampling encountered significantly anomalous gold values in association with banded quartz veins that display elevated arsenic, silver, tellurium and antimony grades.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-8 Figure 7-2: Prospect Location Plan Note: Figure prepared by Newcrest, 2020. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-9 Table 7-2: Drill Summary Table by Operator Company Number of Drill Holes Meters Drilled (m) Kennecott 519 88,551 Lihir Gold 447 129,490 Lihir Gold/Rio Tinto 967 265,848 Newcrest 8,567 500,354 Unknown 843 46,101 Totals 11,343 1,030,344 Note: Unknown = no company name recorded in the current database. Meterage may not sum as totals were rounded. Table 7-3: Drill Summary Table by Drill Purpose Purpose Number of Drill Holes Meters Drilled (m) Exploration 23 4,383 Geotechnical 1,183 111,539 Geothermal 318 164,858 Pit cooling 11 3,628 Resource/mine 2,305 450,053 Metallurgy 17 7,226 Short term ore control 3,534 168,495 Stockpile ore control 3,952 120,162 Totals 11,343 1,030,344 Note: Meterage may not sum as totals were rounded.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-10 Table 7-4: Drilling Used in Mineral Resource Estimation Company Drill Purpose Number of Drill Holes Meters Drilled (m) Kennecott Geothermal 1 750.3 Resource/mine 409 83,815.1 Lihir Gold Geotechnical 1 125.3 Geothermal 2 800.26 Resource/mine 165 49,220.47 Lihir Gold/Rio Tinto Geotechnical 1 1,044.39 Resource/mine 787 211,729.9 Newcrest Geotechnical 12 2,410.6 Geothermal 3 1,150 Resource/mine 176 55,709.24 Unknown Resource/mine 737 42,531.67 Totals 2,295 449,287.23 Note: Meterage may not sum as totals were rounded. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-11 Figure 7-3: Project Drill Collar Location Plan Note: Figure prepared by Newmont, 2024.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-12 Figure 7-4: Drill Collar Locations Supporting Mineral Resource Estimate Note: Figure prepared by Newcrest, 2020. Magenta outline shown is the outline of the resource model. Dashed outline is the ML boundary. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-13 Table 7-5: Drilling Since Database Close-Out Date Purpose Number of Drill Holes Meters Drilled (m) Geotechnical 241 22,813 Geothermal 249 5,847 Pit cooling 21 7,153 Resource/mine 26 6,214 Metallurgy 16 2,473 Short term ore control 3,534 168,495 Note: Drilling from November 26, 2016 to December 31, 2023.

Lihir Operations
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Technical Report Summary

Figure 7-5: Collar Locations, Drilling Completed Since Database Close-Out Date


N
46 0000
965 5000
342 m
1070 m
635 m
Lihir Gold Mine
Lihir Gold Mine Processing Plant
Legend
Drilling since last resource
Type
Other
RC
DDH
Geothermal
Tenements
Kilometers
0 0 1 1 2

Note: Figure prepared by Newmont, 2024.

Date: February 2024 Page 7-14

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Papua New Guinea
Technical Report Summary

7.2.2 Drill Methods

Core sizes drilled included PQ (84.8 mm core diameter), HQ (63.5 mm core diameter) and NQ (47.6 mm core diameter). Triple tube methods are routinely used for geotechnical drilling.

RC drilling was conducted on low-grade stockpiles for the purpose of constructing run-of-mine (ROM) stockpiles. This practice was discontinued during 2023. RC drilling is also completed to support medium-term geology and planning models. The drill pattern is a 20 x 20 m grid with drill hole depths to 48 m.

7.2.3 Logging

All data collection and sampling are conducted on site at the Lihir Operations core processing facility, which includes logging sheds, core cutting, and storage areas.

Geological logging is performed using acQuire software to record observations made on core and percussion chips into touch screen and laptop computers. The data are then transferred into various database systems depending on desired end use of the data.

The drill core logging system consists of seven log sheets (windows) into which data are entered, including:

- Collar;
- Lithology;
- Discontinuities;
- Point load tests;
- Geotechnical;
- Bulk density;
- Magnetic susceptibility.

7.2.4 Recovery

There are only minor zones of lost core or poor core recovery, which are usually restricted to broken or faulted ground and areas of high clay contents in the upper sections of the deposit. Core recovery is generally excellent with core recoveries around 99%.

Historical comparison of core data with blast hole data suggests no appreciable bias related to core recovery.

7.2.5 Collar Surveys

Drill collar locations were surveyed using either theodolite or differential global positioning system (DGPS) instruments.

Date: February 2024 Page 7-15

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-16 Current drill collars are surveyed using the Lihir Mine Grid. Mine surveyors either locate, or lay out design locations for drill collars using DGPS instruments. 7.2.6 Down Hole Surveys A variety of methods were used to measure down-hole deviation (dip and azimuth), including Eastman and electronic single shot instrument; the majority of readings were performed using the Eastman camera. Gyroscopic survey methods are typically used for geotechnical drill holes. Depending on the drill hole purpose, not all drill holes may be down-hole surveyed. Survey station spacing generally ranges from 30–50 m down-hole intervals, depending on the age of the drill hole and the survey instrument used. However, in some drill holes there can be several hundreds of meters between survey depths. 7.2.7 Grade Control Grade control drilling is carried out at 5 x 6 m spacing, with hole depths of 12–14 m. Holes are completed using Sandvik D55, Atlas Copco PV271 or Atlas Copco D65 blast hole drill rigs. A separate grade control database is maintained at the mine site. 7.2.8 Comment on Material Results and Interpretation The geological model is based on alteration domains. These domains are essentially horizontally layered, with clay-altered argillic materials at the surface, and relic porphyry alteration at depth. A horizon of epithermal-style mineralization exists between these two alteration domains, as epithermal fluids have flooded laterally through porous and fractured host rock. Drilling is typically near-vertical. This drill orientation is acceptable for the majority of the mineralization orientation, and results in drilled widths that approximate true widths. An example drill sections showing the relationship of the drilling to the mineralization was provided in Figure 6-5. Drill spacing is variable, as there are limited drill platform sites available due to the rugged topography. Drilling can vary from 40–100 m spacing, depending on the available drill platform locations. Drilling and surveying were conducted in accordance with industry-standard practices at the time the drilling was performed and provide suitable coverage of the zones of gold–silver mineralization. Collar and down hole survey methods used generally provide reliable sample locations. Drilling methods provide good core recovery. Logging procedures provide consistency in descriptions. These data are considered to be suitable for mineral resource and mineral reserve estimation. There are no drilling or core recovery factors in the drilling that supports the estimates that are known to the QP that could materially impact the accuracy and reliability of the results. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-17 7.3 Hydrogeology 7.3.1 Overview The Lihir deposit is located within a geothermally active zone. The hydrogeology environment can comprise of both liquid water and steam due to the high temperatures. Hydrogeology data are collected where deemed necessary to provide additional information and to verify pore pressure conditions in the vicinity of open pits. 7.3.2 Sampling Methods and Laboratory Determinations Pore pressure and temperature data is collected via instrumentation comprising of vibrating wire piezometers installed within drill holes at varying depths below ground surface along the perimeter of the pit and within the pit. 7.3.3 Comment on Results Pore pressures, temperatures and ground water levels are constantly monitored by using a series of grouted multiple vibrating wire piezometer bores. Site personnel routinely collect data, analyze time-series data on daily, weekly and monthly reports to support slope design. As required, corporate subject matter experts and/or third-party consultants undertake specialized hydrogeological/geotechnical evaluations. 7.3.4 Groundwater Models A numerical groundwater flow model (FEFLOW) was developed by third-party consultants for localized areas of liquid water assessment. Numerical geothermal models have been developed by third party consultants to predict the pore pressure and temperature with mining development. 7.3.5 Water Balance A water balance (GoldSim) model was developed for the site water balance. 7.3.6 Comment on Results To the Report date, the hydrogeological data collection programs have provided data suitable for use in the mining operations, and have supported the assumptions used in the active pit.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 7-18 7.4 Geotechnical 7.4.1 Overview Geotechnical data are collected to provide additional information and to verify ground conditions in the vicinity of the open pits and terrestrial dumps. Core drilling methods are used to collect soil and or rock core. Materials encountered are logged, sampled, laboratory tested where required. In addition to information gathered during core drilling, geological structures are mapped and documented continuously as mining progresses in the open pits. This is aided through use of geo-referenced photogrammetry and high-definition point cloud scanning that is used to create digital references of structural modelling. 7.4.2 Sampling Methods and Laboratory Determinations Laboratory testing includes a variety of tests used to derive engineering characteristics of soils and rock materials. Material testing for strength and material characterization include the following: • Triaxial; • Unconfined compressive strength; • Shear strength; • Tensile strength; • Soil strength testing; • Soil material classification. Newmont uses National Associate of Testing Authorities-accredited laboratories to ensure adequate quality and integrity of testing procedures and results. A central database of material logs is maintained to enable orderly access to information. 7.4.3 Comment on Results The geological and geotechnical setting of the Lihir operations for both soils and hard rock is well understood and displays consistency in the various operating areas on the site. Additional testing continues to confirm the consistency of material strength properties. As required, corporate subject matter experts and/or third-party consultants undertake specialized hydrogeological/geotechnical evaluations. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-1 8.0 SAMPLE PREPARATION, ANALYSES, AND SECURITY 8.1 Sampling Methods 8.1.1 Geochemical Sampling No information on the early Kennecott geochemical sampling is available. Soil sampling completed by Newcrest in 2018–2019 used a manual auger drill to sample the C- horizon. 8.1.2 Core Sampling After core logging, the current procedure is to draw a cut-line on the core and photograph the core. Intact and competent drill core is cut in half along the cut-line using a diamond saw. Where the core is too soft to be cut with a diamond saw, a knife is used to cut the core in the core tray. Where the core is too broken or brittle to be cut by the saw, the fragments are manually sampled. The nominal sampling interval is 2 m; however, sampling intervals may vary. In particular, samples taken for metallurgical purposes may be significantly longer than the nominal sample interval. The left-hand half of the core is placed in a calico bag marked with the appropriate sample number and sent to the laboratory for sample preparation and assaying. 8.1.3 RC Sampling Historical RC holes were drilled to 36 m depth with one sample collected every 6 m rod for a 100 mm diameter hole. No sample recovery records are collected for RC drilling. Prior to 2019 the primary RC samples were collected after a straight flush through a cyclone and cone splitter. The sample was transferred by plastic tubs to a multi-deck riffle splitter for the collection of a 3 kg sample split. Currently, samples are taken at 1.5 m intervals to provide a 3 kg split from a cyclone cone splitter. Sample splits are weighed and recorded with duplicate splits taken every 20 m. 8.1.4 Sonic Sampling Sonic drill campaigns were completed for metallurgical and geotechnical purposes, and are not used to support mineral resource estimates. Sonic drill holes completed for geotechnical purposes were selectively sampled to provide samples for unconfined compressive strength, point load, and other geotechnical tests. Sonic drill holes completed for metallurgical purposes were sampled at interval lengths ranging from 6–15 m, length to align with compositional variation as determined via Corescan.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-2 8.1.5 Ore Control (Blast Hole) Sampling Blast hole sampling is conducted in the open pits on the cone of material produced when drilling an open hole percussion hole, approximately 229 mm diameter to a depth of 14 m. This generates approximately 1.2 t of mixed clay and gravel. During the earlier mining programs, sampling was carried out with a push tube (pipe spear) manually inserted into the blast cone at 5–8 locations and deposited in a calico bag for an approximate 2.5–3 kg sample. From 2012, the sample tube was replaced with an electric auger. Sample weights remained unchanged. Agoratek International completed a review of the sampling that confirmed similar precision in both sampling styles. 8.2 Sample Security Methods Sample security at the Lihir Operations has not historically been monitored. Sample collection from drill point to laboratory relies upon the fact that samples are either always attended to, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. Chain-of-custody procedures consist of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples are received by the laboratory. Grade control samples submitted to the site laboratory are retained as 300 g pulps for a period of three months and then discarded. Drill core samples are retained as half core and 300 g sample pulps at the exploration core shed. This incorporates an undercover pallet storage area as well as numerous sea containers. Some of the containers are freezer units for selective samples required for metallurgical testing. 8.3 Density Determinations The physical density determination was undertaken on solid pieces of core, typically, 10 cm in length. Intervals for density determination are selected according to lithology or alteration/mineralization type (as defined by the geologist). The measurements are performed on site as part of the logging process by geological assistants. Measurements are generally taken at 50 m intervals down hole, or more frequently if required. Density is determined by calculating the volume after measuring the diameter and length of the core with a Vernier caliper then weighing the selected interval on a balance. The density is then calculated by the following formula; • Density = weight/(π * (diameter/2)2 * length). There is a total of 11,535 determinations available for resource estimation. Density gravity values range from 3.94 t/m3 in fresh rock to 1.01 t/m3 in altered and oxidized material. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-3 8.4 Analytical and Test Laboratories A number of third-party, independent analytical and sample preparation laboratories were used prior to 1997, including Pilbara Laboratories (subsequently underwent name change to Analabs, later Genalysis), SGS, and ALS Chemex. There is no accreditation data available in the Project database for these laboratories at the time of use. The onsite laboratory was constructed in 1997, and has been the primary preparation and analytical laboratory since that date. The onsite laboratory is not independent and holds no accreditations. After commissioning, the onsite laboratory was operated by Lihir Gold until 2010. The onsite laboratory has been operated by Newcrest since 2010, and Newmont since November, 2023. Standard and Reference Laboratories, located in Perth, Western Australia, was used as a check laboratory during 2012. The laboratory was independent, and accredited to ISO9001 at the time of use. Standard and Reference Laboratories became part of the Inspectorate group, now Bureau Veritas. From 2010, samples were sent to SGS Lae, SGS Townsville, ALS Chemex Brisbane or the Newcrest (now Newmont) Services Laboratory in Orange (NSLO) for check or additional analysis. Any of these laboratories could be used for primary analysis for selected samples. There is no accreditation data available in the Project database for SGS Lae, or SGS Townsville. Both laboratories were independent at the time. ALS Chemex Brisbane and the NSLO hold ISO17025 accreditations. ALS Chemex Brisbane is an independent laboratory. The NSLO was not independent of Newcrest and is not independent of Newmont. Half-core HQ samples are currently sent to Intertek laboratory in Lae (Papua New Guinea) for sample preparation, and pulp samples flown to Intertek Townsville (Australia) for multi-element geochemistry, LECO, and fire-assay analysis. Intertek Lae and Intertek Townsville were independent of Newcrest and are independent of Newmont. The laboratories hold ISO17025 accreditation for selected analytical techniques. Umpire sample checks are completed at the NSLO. Gold and sulfide sulfur assays on ore control and plant samples are currently performed at the onsite mine laboratory. Samples can be sent to the NSLO; however, this is primarily done for metallurgical samples and samples requiring multi-element analyses. 8.5 Sample Preparation 8.5.1 Legacy Sample preparation procedures for the majority of the legacy data are not recorded in the Project database. Standard and Reference Laboratories used a wet screen sizings at 75 µm, and this was reported as the percentage passing 75 µm. No other information is available. Preparation methodologies for the legacy data are not recorded in the Project database.

Lihir Operations
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Technical Report Summary

8.5.2 Current

The current procedure at the onsite laboratory for ore control samples is:

- Samples are dried in an oven at 105°C;
- Each 3 kg sample is pulverized using a Labtechnics LM5 pulverizing mill to specified grind parameters of 95% passing 106 µm;
- A 150 g sub-sample is collected for analysis and submitted to the assay laboratory.

A similar preparation protocol is used at the NSLO.

8.6 Analysis

Where known, analytical methods and detection limits are provided in Table 8-1.

8.6.1 Legacy

Analytical methodologies for the majority of the legacy data are not recorded in the Project database. Information recorded typically consists only of the element and detection limit.

Standard and Reference Laboratories used method code FA9 for gold analysis, whereby a gold–silver prill was dissolved in aqua regia and determined instrumentally via AAS.

8.6.2 Current

Core samples are analyzed on a 50 g aliquot using a fire assay with an ICP-OES finish for gold, four-acid multi-element analysis via ICP-MS, and sulfur speciation via a LECO instrument using a proprietary technique.

Blast hole, RC, and process samples are routinely analyzed for gold, copper and sulfide sulfur. The onsite laboratory uses a 25 g aliquot that is fire assayed with an AAS finish for gold. Sulfur is assayed via a LECO instrument, using a proprietary LMC technique.

The NSLO uses a 30 g aliquot that is fire assayed with an AAS finish for gold. The major analytical focus at the NSLO is multi-element analysis.

Results are electronically recorded and sent to the Geology Department to be uploaded to the resource database for checking and validation.

Date: February 2024 Page 8-4

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Technical Report Summary

Table 8-1: Assay Techniques and Detection Limits

Laboratory	Method	Element
ALS Chemex	ME-ICP41	Hg (1 ppm); K (0.01%); La (10 ppm); Mg (0.01%); Mn (5 ppm); Mo (1 ppm); Na (0.01%); Ni (1 ppm); P (10 ppm); Pb (2 ppm); S (0.01%); Sb (2 ppm); Sc (1 ppm); Th (20 ppm); Ti (0.01%); Tl (10 ppm); U (10 ppm); W (10 ppm); Zn (2 ppm)
Onsite laboratory (Lihir Gold)	AU25	Au (0.02, 0.1 ppm)
	*	Cu (0.1 ppm)
	*	S (0.01%)
Onsite laboratory (Newcrest/Newmont)	AU25	Au (0.01 ppm)
	LECO	C (0.01%)
	*	Cu (0.01%)
	LECO	S (0.01%)
Intertek Townsville	ME48; 4AD; ICP-MS	Ag (0.05, 0.1 ppm); Al (0.005 %); As (0.2 ppm); Ba (0.1 ppm); Be (0.05); Bi (0.01 ppm); Cd (0.02); Cs (0.05 ppm); Ga (0.1 ppm); Ge (0.1 ppm); Hf (0.05 ppm); In (0.01 ppm); Li (0.1 ppm); Mo (0.1 ppm); Nb (0.05 ppm); Ni (0.5 ppm); P (0.005%); Pb (0.5 ppm); Rb (0.05 ppm); Re (0.02 ppm); Sb (0.05 ppm); Sc (0.1 ppm); Se (0.5 ppm); Sn (0.1 ppm); Sr (0.05, ppm); Ta (0.01, 1 ppm); Te (0.2 ppm); Th (0.01 ppm); Tl (0.02 ppm); U (0.01 ppm); V (0.01 ppm); W (0.1 ppm); Y (0.05 ppm); Zr (0.1 ppm)
	FA50	Au (0.01 ppm)
	LECO	C (0.01%, 0.02%; S (0.01%, 0.2%)
NSLO	MEAD4MS	Ag (0.05, 0.1 ppm); As (1 ppm); Ba (0.05, 0.1 ppm); Be (0.1, 0.2 ppm); Bi (0.005, 0.05 ppm); Cd (0.02, 0.05 ppm); Cs (0.005, 0.1 ppm); Ga (0.02, 0.2 ppm); Ge (0.05, 0.2 ppm); Hf (0.01, 0.1 ppm); In (0.005, 0.05 ppm); Li (0.02, 0.1 ppm); Mo (0.02, 0.1 ppm); Nb (0.01, 0.1 ppm); Rb (0.02, 0.1 ppm); Re (0.005, 0.5 ppm); Sb (0.05, 0.1 ppm); Sc (0.05, 0.1 ppm); Se (0.1, 2 ppm); Sn (0.1 ppm); Sr (0.05, 0.5 ppm); Ta (0.01, 1 ppm); Te (0.01, 0.1 ppm); Th (0.005, 0.5 ppm); Tl (0.01, 0.02 ppm); U (0.005. 0.05 ppm); Y (0.01, 0.1 ppm); Zr (0.05, 0.5 ppm)
	MEAD4OES	Ag (0.2 ppm); Al (0.01%, 50, 100 ppm); As (2 ppm); Ba (0.5 ppm); Ca (0.01%, 50, 100 ppm); Cd (0.2 ppm); Ce (2 ppm); Co (0.5, 3 ppm); Cr (1, 2 ppm); Cu (2, 3 ppm); Fe (0.01%, 100 ppm); Hf (0.5 ppm); K (0.01%, 40, 100 ppm); La (1 ppm); Mg (0.01%, 20, 100 ppm); Mn (0.5, 1 ppm); Na (0.01%, 50, 100 ppm); Ni (1, 2, 5 ppm); P (5, 10 ppm); Pb (2, 10, 15 ppm); S (0.01%, 50, 100 ppm); Sc (0.2, 5 ppm); Sr (10 ppm); Ta (1 ppm); Ti (0.01%, 50, 100 ppm); V (2, 5 ppm); W (1, 3, 5 ppm); WO3 (0.005%); Y (0.2 ppm); Zn (0., 1, 2 ppm); Zr (0.1 ppm)
	CUAD5AAS	AsCu (10 ppm)
	FA301	Au (0.01 ppm)
	LECO	C (0.01%, 0.02%; S (0.01%, 0.2%)

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Papua New Guinea
Technical Report Summary
Newmont

Laboratory	Method	Element
	AAS3A	Cu (0.01%)
	ICP3AO	Cu (0.01 ppm)
	CuCN	CuCN (5 ppm)
	XRFOR1	Fe (0.01%), S (0.01%); SO_4 (0.01%, 0.2%)
Standard and Reference Laboratories	*	Ag (1 ppm); As (20 ppm); Ba (1 ppm); Sb (1 ppm)

Note: * method not recorded in database.

8.7 Quality Assurance and Quality Control

8.7.1 Procedures

All assays are checked and verified in accordance with quality assurance quality control (QA/QC) and database management procedures. QA/QC procedures were in place for all of the legacy drilling programs. A detailed QA/QC program is in place for ongoing assessment of sampling and analytical procedures. The process can involve submission and analysis of some or all of the following:

- Blind submissions of standard reference materials (SRMs) to the onsite laboratory;
- Duplicates from the LM5 pulverize pulp, assayed during the same batch;
- Blind resubmission of pulps to the onsite laboratory;
- Replicate submissions of pulps to an alternative laboratory for analysis;
- Replicate submissions of coarse duplicates to an alternative laboratory for analysis;
- Submission of coarse blank samples (non-Aniolam Island barren rock samples);
- Checks on grind and crush size from the sample preparation steps;
- Visits to the laboratory for confirmation of actual procedures applied;
- Monthly QA/QC meetings with laboratory personnel.

A monthly report is prepared for the site Technical Services Manager detailing QA/QC performance, and an annual report is prepared to support the documentation of the mineral resource estimate.

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Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

8.7.2 Pre-2012 QA/QC

8.7.2.1 Standard Reference Materials

A total of 14 SRMs were used. The LMC series (LMC1-6) were used until the end of 2008 and the LGL series (LGL7-14) were brought into use progressively from November 2008 (LGL7) until July 2010 (LGL13). Both the LMC and LGL series were matrix-matched to materials from the Lihir deposit. Ore Research and Exploration Pty Ltd prepared the LGL SRMs. Best values for the LGL series were estimated for gold, sulfide sulfur and total sulfur.

Best values for the LMC series may have been estimated for gold only; there are no sulfur best values data in the database and the certificates are not available. SRM performance is generally unacceptable for the evaluation period, largely because of the extreme number of SRMs that appear to have been mislabeled or swapped with routine samples.

8.7.2.2 Blanks

Blank samples were inserted in the sample stream. The database contains records for 598 gold blanks, all dating from March 2008 to the end of 2010. There are two groups of blanks, and two different lower detection limits. There are few spikes in the data with the higher detection limit. The other data, however, show poorer control, frequent results above 0.2 ppm, and some spikes that appear to be sample swaps.

8.7.2.3 Duplicates

A total of 10,006 pulp duplicates were analyzed prior to November 2009. The mean bias is +10% suggesting the likely presence of a number of sample swaps. There are 1,137 duplicate samples after November 2009. Precision was 13.7% for the entire data set improving to 8.3% for pair averages of 0.5 ppm or better and 5.3% for pair averages of 2 ppm or better.

8.7.2.4 Check Assays

Approximately 49,500 samples that were analyzed by the site laboratory between 2000 and 2005 were reanalyzed by Standard and Reference Laboratories. Reanalysis was completed for gold only. There are large discrepancies between the two laboratories' results for individual samples, but the averages are similar. As far as can be ascertained in a data set with such poor precision, there is an inconsistent, generally positive, bias.

In 2010, 167 samples plus eight SRMs were sent to Standard and Reference Laboratories for gold-assay checks. Standard and Reference Laboratories analyzed the samples in duplicate. Agreement between the two laboratories was good. There is no record of any check assays for sulfur for this time period.

Date: February 2024 Page 8-7

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-8 8.7.2.5 Observations and Interpretations Historical QA/QC (through 2011) performance was relatively poor (see discussion in Section 12.3), and all control measures used indicate that there were problems at the mine with sample mix-ups, swaps and mislabeling of control samples, and by inference, the routine drill samples. However, in summary: • Accuracy for this time period cannot be reliably estimated because of the erratic assays of standards; • Contamination is low and acceptable for much of the time covered. The later months appear to have numerous sample swaps so no conclusions can be made; • Precision appears to be adequate; • Check assays for gold indicate that gold bias is quite small and acceptable. The gold data suggested there was a systematic negative bias in the onsite laboratory performance for gold of the order of -5%. The data for sulfide sulfur analysis suggests there was a systematic positive bias in the onsite laboratory performance for sulfur of the order of 15–20%. The positive bias is considered to be due to the degradation of the LabFit procedure over time such that it measured total sulfur rather than the sulfide sulfur the procedure was established for, and also the procedure used to generate the expected value of the SRMs. However, the sulfide sulfur assays are used for metallurgical characterization and are not directly applied to mineral resource and mineral reserve estimates. Historical QA/QC results do not suggest there is a serious bias in the performance of the onsite laboratory itself in terms of gold analysis. In the QP’s opinion, the QA/QC data indicates the historical (prior to 2011) sample preparation, security and analytical procedures were adequate and results independently verified and as such the data are considered to be acceptable inputs for mineral resource estimation. 8.7.3 2012–2023 QA/QC Batches are prepared for gold assaying with 40 primary samples and six laboratory QA/QC (three SRMs, two duplicates, one blank). Field samples are submitted with around 37 primary samples plus three geology QA/QC samples. 8.7.3.1 Grind Size Routine grind size checks are completed at a 1:20 frequency. Where a sample does not pass the recommended P95 106 µm value, regrind is completed on 10 samples either side of the failure. Where the grind check is completed after sample analysis has been completed, re-analysis of the regrind pulps is required. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-9 There have been minimal to no grind size failures. 8.7.3.2 Blanks Barren flush material is used at the start of every batch or if clay build up is noticed in the pulverize. Blank samples are inserted with the primary samples at a rate of one in 40. In addition, the laboratory uses a barren flush (not assayed) at the start of every batch, and if pulverizer bowls have residual clay in them. Flushes are prepared from ceramic pots that are broken into the bowls. There have been minimal to no issues indicated from the monitoring of blanks. 8.7.3.3 Crush Duplicates Crush duplicates are collected at a 1:20 frequency, and precision for gold is considered within acceptable limits for all laboratories. There have been minimal to no issues indicated from the monitoring of crush duplicates. 8.7.3.4 Pulp Duplicates Laboratory duplicates represent two pulp packets collected from the crusher or the pulveriser, a replicate is a repeat analysis from the one pulp packet. There have been minimal to no issues indicated from the monitoring of crush duplicates. 8.7.3.5 Pulp Replicates Laboratory duplicates represent two pulp packets collected from the crusher or the pulveriser, a replicate is a repeat analysis from the one pulp packet. Pulp replicate assays are provided by the laboratory as evidence of internal QA/QC. There were no issues indicated from the monitoring of pulp replicates. 8.7.3.6 Standard Reference Materials SRMs are prepared and certified by Oreas, and are sourced from in-pit blast hole material (matrix- matched). SRMs are stored on site in sealed 30 or 60 g packets. This is only sufficient for one fire assay, so when an SRM is submitted there are two packets supplied. Monthly performance is charted by developing a “Z score” for all of the combined SRM assays in respect to the individual economic and the main deleterious elements. The results are considered acceptable.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-10 8.7.3.7 Short Term QA/QC Measures and Reporting Weekly monitoring of key metrics including SRMs and blanks have been recorded by the sites on the corporate server since November 2011 and that process was in place as at December 31, 2023. A log of non-compliant laboratory batches with associated actions has been filed on the corporate server since December 2013. This monitoring continued as at December 31, 2023. 8.7.3.8 Longer Term Control Measures and Reporting From November 2010 to June 2017, the corporate QA/QC specialist prepared monthly consolidated assay reviews that highlighted improvements and issues needing attention. This reporting was accompanied by individual QA/QC reviews of assays used for resource modelling. These reports are filed on the corporate server and were reviewed by the QA/QC specialist to investigate any issues requiring improvement actions. From June 2017 to July 2019, the procedure was modified such that all reporting was done by the mine site on a monthly basis. A corporate review of the monitoring was conducted in July 2019. From July 2019, monthly site-based reporting has been undertaken. All reports were filed on the corporate server and reviewed by the corporate QA/QC specialist. 8.7.4 Newcrest Legacy QA/QC Reviews 8.7.4.1 2013 Newcrest staff performed a review of the available QA/QC data in 2013 (Jones, 2013). SRMs analyzed at the onsite laboratory were noted to have a negative bias for gold (approximately -5%) and a very strong positive bias for sulfur (in the range +15 to +20%). Standard and Reference Laboratories also returned a negative bias for the SRMs, leaving some doubt as to whether the SRMs were correctly certified. The SRMs showed evidence of sample swaps and/or mislabeled SRMs, which affected as many as one in six of the SRMs. It appears likely that many of the problem results are SRMs swapped with routine samples, which suggests that there are probably also swaps of routine samples for routine samples. Apart from sample swaps, the paired data performed acceptably well at levels of more than about 20 times the detection limit. The Standard and Reference Laboratories data agree with the onsite laboratory data, and suggest that there is not a major difference between the two laboratories. The database contains 349 pulp samples that appear to be resubmissions, which were originally submitted between January 2002 and February 2003. The samples appear to have been selected on a grade basis and there are no samples with an original result <0.31 g/t Au. Gold showed a Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-11 small positive bias (original relative to check) above about 6 g/t Au and smaller negative bias below that. The overall bias is -1%. Sulfur showed a strong positive bias (original relative to check), particularly between sulfur grades of 3–7% and >10%. Summary population statistics indicate a precision problem with the sulfur analyses. The bias between original and resubmitted results is unlikely to be consistent, and should be considered to be a symptom of the between-job variance in the sulfur analyses, probably because the second set of analyses was undertaken over a relatively short period. Had the resubmissions been spread over a year as was the case for the original assays, it is likely the bias would have been much closer to zero. The review also noted that the majority of the SRMs used were certified for total sulfur or not certified for any sulfur species. Sulfide sulfur assays are used for metallurgical characterization and are not directly applied to mineral resource and mineral reserve estimates. 8.7.4.2 2014 Newcrest reviewed the 2011–2012 QA/QC data (Jones, 2014). This indicated: • Gold data from the onsite laboratory tend to be biased by about -5%, relative to the matrix- matched SRMs. Late in the program the bias disappeared. Some samples, apparently from late in the program, were sent to the NSLO for check analyses. These had a median bias of +7% relative to the mean of the onsite laboratory and the NSLO values. This possibly relates to different fluxes in use at the onsite and the NSLO laboratories; • The sulfide analytical method tends to over-report sulfide above about 5% and may under- report below that figure; • Coarse duplicates returned 5% for gold and 9% for sulfide from cleaned data. Laboratory pulp replicates had a cleaned data precision of 6% for gold, and 7% for sulfide. 8.7.5 2014 Database Validation A database validation was performed by Newcrest personnel in November 2014. Minor errors were identified and corrected. Many of the errors are minor inconsistencies in data entry that would not have had a material impact on the current mineral resource estimate. Collar locations, downhole surveys, assay identifiers and data, quality control data, drill hole diameter, and drill interval gaps and overlaps were compared to original data and corrected if found to be in error. Some logging discrepancies were not resolved; however, this was not considered to be material as spectral data and geochemistry were used to develop estimation domains. 8.7.6 Pulp Checks Two batches of pulps from the onsite laboratory were resubmitted to the NSLO laboratory, one in May 2014, and one in September 2014. The results indicated a high degree of imprecision. The onsite laboratory had internal replicate imprecision of 3.4% and the NSLO laboratory had nearly

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-12 double the imprecision of the onsite laboratory at 8.4%. However, the 24% imprecision between the laboratories is significantly higher. Potential reasons to this include the following: • Sample swaps when the duplicate batches are prepared; • The mean grade of the inter-laboratory checks (2.2 g/t Au) is higher than the internal onsite laboratory replicate pulp grades (1.65 g/t Au). No similar issues were noted since 2014. The issue is not considered material to the current mineral resource estimate. 8.7.7 Sulfur Bias Studies were completed in 2013 (Jones, 2013) and 2016 (Gardner, 2016). In December 2013, a period of time where the sulfide sulfur assay data reported by the onsite laboratory were positively biased (in comparison to SRM values) was identified and documented. This bias was shown to have progressively increased over time, from +10% in 2008 to in excess of 20% at the end of 2012. The bias is most likely attributed to the degradation of the LabFit analytical instrument(s) and adherence to the analysis methodology adopted by the onsite laboratory during this time. After bias recognition, Newcrest developed a set of correction factors for the data. The majority of the 2012–2013 information affected by the bias has been subsequently mined out. During 2016–2017, assays at NSLO showed better precision and a low bias. From March 29, 2018, assays were reported from the onsite laboratory using a newly-commissioned bank of four LECO analyzers. Precision improvements have occurred since September 1, 2018, as the result of the completion of the implementation period and associated system improvements. Sulfide sulfur assays are used for metallurgical characterization as these determine the initial process route. If the sulfide sulfur is low, flotation is required before oxidation in the autoclave. If the sulfide sulfur values are above approximately 4% sulfide sulfur, the material can be sent directly to the autoclaves. As the biases were adjusted using correction factors, and the current methodology uses LECO instrument data, the likelihood of sending material to the wrong process route has been mitigated, and the sulfide sulfur data are considered suitable for process material classification and operational control requirements. 8.8 Database Data are stored in a SQL server database using acQuire software. Assay data and geological data are electronically loaded into acQuire and the database is replicated to a centralized database server. The geological team on-site currently manages all data. Data are collected from geotechnical logging, geological logging and drilling data (collar, survey) and imported/logged directly into the acQuire database. Regular reviews of data quality are conducted by site and corporate teams prior to resource estimation, in addition to external reviews. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 8-13 Exclusive control over the checking and entry of analyses from the laboratory is restricted to database administrator(s) and designated geologists. Login and access permissions are limited to control access to the database and to maintain the integrity of the resource data. Data access is generally limited to project geologists and the database administrators. The database is regularly backed up, and copies are stored both offsite and in Newmont facilities. 8.9 Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures In the opinion of the QP, the sample preparation, analysis, and security practices and results for the Kennecott, Lihir Gold, Rio Tinto and Newcrest/Newmont programs are acceptable, meet industry-standard practice, are adequate to support mineral resource and mineral reserve estimation, and can be used for mine planning purposes.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 9-1 9.0 DATA VERIFICATION 9.1 Internal Data Verification 9.1.1 Laboratory Visits Laboratory inspections are carried out regularly, although older inspection records are no longer available. Inspection periods have varied between monthly and six-monthly intervals. Additional measures include laboratory visits performed by the Newcrest Operations Chemistas follows: • Intertek Lae: 2013; 2023 • Intertek Perth: 2013, 2017; • Bureau Veritas Perth: 2013; • Intertek Townsville: 2023. Laboratory visits have also been undertaken on Newmont’s behalf by consultant sampling specialists such as Agoratek International. 9.1.2 Laboratory Checks Round-robin programs are run by Geostats Pty Ltd, an independent third-party organization that undertakes world-wide assay programs. Each program is run quarterly and routinely involves more than 200 laboratories each time. The onsite laboratory and the NSLO participate in Geostats programs on a six-monthly basis, and each has performed within expected industry standards. The most recent program participation report for each laboratory was dated April 2019. Details of each laboratory’s performance are reviewed by the Newmont personnel, and improvement plans put in place if required. 9.1.3 Internal Data Verification Drill hole data for the Project were collected over many years by a number of operators. Resource documentation indicates that at various times the older data were reviewed and compiled into a drill hole database. It is unlikely that original laboratory certificates are available for the older data. More recent drilling activity by Newcrest/Newmont has used standard operating procedures that include data verification before data are accepted into the drill hole database. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 9-2 9.1.4 Mineral Resource and Mineral Reserve Estimates Newmont established a system of “layered responsibility” for documenting the information supporting the mineral resource and mineral reserve estimates, describing the methods used, and ensuring the validity of the estimates. The concept of a system of “layered responsibility” is that individuals at each level within the organization assume responsibility, through a sign-off or certification process, for the work relating to preparation of mineral resource and mineral reserve estimates that they are most actively involved in. In the case of Lihir Operations, the resource model, mine designs, and mine plans were built by Newcrest staff. Newmont staff reviewed the models and designs, and requested that certain aspects be adjusted to align with Newmont’s corporate standards and procedures. Mineral reserve and mineral resource estimates were prepared by Newmont personnel at the regional level, and were subsequently reviewed by corporate qualified persons based in Newmont’s Brisbane, Melbourne, Perth, and Denver offices. 9.1.5 Reconciliation Newmont staff have performed a number of internal studies and reports in support of mineral resource and mineral reserve estimation. These include reconciliation studies, mineability and dilution evaluations, investigations of grade discrepancies between model assumptions and drill hole data, drill hole density evaluations, long-range plan reviews, and mining studies. 9.1.6 Mineral Resource and Mineral Reserve Review Newmont completed a mineral resource and mineral reserve review, termed a 3R review, which examined • Geological model; • Geostatistical assumptions; • Confidence classifications; • Assumptions used when assessing reasonable prospects of economic extraction; • Inferred not included in mine plan; • Pit optimization planning; • Ore loss and dilution; • Geotechnical and hydrogeological assumptions; • Throughput rates and metallurgical recovery assumptions; • Capital and operating costs; • Sustainability;

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 9-3 • Mine plan and production schedule; • Review of risks and opportunities. Mr. Doe led the team that completed the 3R review. The review identified areas within the estimates that required reclassification from mineral reserves to mineral resources, or downgrading of mineral resources. 9.1.7 Subject Matter Expert Reviews The QP requested that information, conclusions, and recommendations presented in the body of this Report be reviewed by Newmont experts or experts retained by Newmont in each discipline area as a further level of data verification. Peer reviewers were requested to cross-check all numerical data, flag any data omissions or errors, review the manner in which the data were reported in the technical report summary, check the interpretations arising from the data as presented in the report, and were asked to review that the QP’s opinions stated as required in certain Report chapters were supported by the data and by Newmont’s future intentions and Project planning. Feedback from the subject matter experts was incorporated into the Report as required. 9.2 External Data Verification SRK Consulting (Australasia) Pty Ltd (SRK) performed an independent review of the current resource model (Kentwall and Guibal, 2018). The review initially examined inputs to the model, including the database, QA/QC, drill type, logging, density, and exploration concept model. The second part of the review focused on the modelling, and covered modelling, domaining, compositing, declustering, top-cutting, variography, estimation and interpolation. SRK provided Newcrest with a number of minor recommendations for future modelling efforts and concluded that there were no significant concerns or issues with the reviewed model. 9.3 Data Verification by Qualified Person The QP performed a site visit in November 2023 (refer to Chapter 2.4). Observations made during the visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP received reconciliation reports from the operations. Through the review of these reconciliation factors, the QP can accept the use of the data in support of the mineral resource and mineral reserve estimates. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 9-4 9.4 Qualified Person’s Opinion on Data Adequacy Data that were verified on upload to the database, checked using the layered responsibility protocols, and reviewed by subject matter experts are acceptable for use in mineral resource and mineral reserve estimation.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-1 10.0 MINERAL PROCESSING AND METALLURGICAL TESTING 10.1 Introduction Independent laboratories and testwork facilities used during initial metallurgical evaluation included: Sherritt International Corporation (Sherritt), Metso Minerals Process Technology (Metso), Hazen Research Inc. (Hazen), Pocock Industrial (Pocock), IPRC, Lakefield, E.L. Bateman, Eimco, RESCAN, Alberta Research Council, Dorr-Oliver, Lurgi, Davy McKee, and NSR Environmental. Geometallurgical testwork conducted between 2012 and 2022 was primarily conducted at Core Resources Laboratories in Brisbane, who are independent of Newmont. Metallurgical testwork supporting the original process design included comminution (crushing (impact), rod mill, ball mill, abrasion, MacPherson's semi-autogenous grind (SAG) indices), flotation, pressure oxidation (POX), and mineralogy. The processing facility commenced operations in 1997 at a nominal 2.8 Mt/a, treating high-grade ore with lower-grade ore stockpiled for later processing. The original process plant flow sheet consisted of grinding, whole ore oxidation in pressure autoclaves, followed by gold recovery from washed oxidized slurry using conventional carbon-in-leach (CIL) cyanidation. In 2001, heat-exchangers were installed ahead of the autoclaves to pre-heat slurry prior to oxidation in the autoclaves in response to declining sulfide sulfur head grade. A pebble crushing circuit was installed on the then single, grinding train to increase mill throughput from a nominal 4 Mt/a to 4.6 Mt/a. In May 2007, an additional grinding and flotation plant upgrade (FGO) was commissioned. The additional grinding train increased nominal throughput to 6 Mt/a. This was achieved without a significant change in autoclave throughput enabled by the introduction of flotation, which was primarily used to increase autoclave feed sulfide sulfur grade. This also reduced the mass flow to the autoclaves. In early 2008, a feasibility study on a major plant expansion (the MOPU expansion) was approved by Lihir Gold, and works commenced in 2009. Following Newcrest’s takeover of Lihir Gold in 2010, Newcrest completed the outstanding work of the major plant upgrade. The plant upgrade added primary jaw crushers, another grinding circuit (HGO2), another autoclave (AC4) and oxygen plant, as well as a second CIL circuit. The plant expansion was completed and commissioned in January 2013. The nominal plant capacity was 11–12 Mt/a; however, actual throughput was about 9–10 Mt/a. Shortly after commissioning of the MOPU expansion, Newcrest installed a second flotation circuit for the original high-grade ore (HGO) mill, to enable treatment of low-sulfur ores. In December 2014, the operating strategy for the Lihir Operations was changed to using partial pressure oxidation (minimum of 50% sulfide oxidation instead of total pressure oxidation with >98% sulfide oxidized). The switch in strategy was due to the recognition that irrespective of how Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-2 gold in sulfide sulfur was presented to the autoclave or from which source (ore or flotation concentrate), only a fraction of the refractory sulfide is required to undergo oxidation to unlock the majority of the gold for subsequent recovery. Most of the gold (generally >90%) is associated with arsenian pyrite, which is microcrystalline in nature, highly reactive, and oxidizes fastest in the autoclaves. The other pyrite type, (blocky pyrite) is generally coarser, contains low levels of gold, and is relatively unreactive in acidic conditions. The blocky pyrite requires full oxidation for gold recovery, and it is not economic to specifically target this pyrite if gold-rich arsenian pyrite is available to oxidize. 10.2 Metallurgical Testwork 10.2.1 Early Testwork The major focus of the early metallurgical testing programs was the selection of a process for oxidation of pyrite, to make gold particles in the sulfide ore amenable to cyanidation. Investigations included roasting and pressure oxidation (POX)—both whole-ore and pyrite concentrate. Biologically assisted oxidation was also investigated. By 1988, POX was identified as the most applicable process. Extensive testing was carried out for ore comminution (crushing and grinding) and on the flotation of a pyrite concentrate. Material handling testwork (including bulk crushed ore handling, rheology, and thickening tests) was also included. Cyanidation of oxidized products for gold recovery was used as a measure of oxidation process performance, and additional cyanidation and carbon adsorption tests were conducted to determine design and operating criteria for the CIL circuit. Oxide ore testwork included material handling and comminution testing, agitation leach-carbon adsorption, and agglomeration and heap leach testwork. Key issues for this approach were the high clay content, high rainfall setting, and moisture content of the ores. 10.2.2 1992 Feasibility Study The metallurgical test program in support of the 1992 design process consumed 58 t of sample (Collins et al., 2011). The POX test program, conducted at Sherritt in Fort Saskatchewan in Canada, included more than 100 batch pressure oxidation and cyanide leach tests and nine continuous pilot plant campaigns, for a total of 889 hours of autoclave operation over a period of three years. Gold extractions >90% were achieved from all ore types in the POX and cyanide leach tests, with extractions of 94–96% being common, provided that chloride was sufficiently washed from the ore prior to autoclave processing. The extent of sulfide sulfur oxidation required to reach 94–96% gold extraction was typically in the range of 98–98.5%. The pilot plant work was relatively extensive, and included consideration of chloride as a deleterious element in the process flowsheet. More than half of the pressure oxidation test program was directed toward defining and mitigating the effects of chloride.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-3 10.2.3 2014 Pilot Plant Pressure Oxidation During 2014, Hazen completed pilot plant POX operations and additional laboratory experiments in support of existing plant operations. The results from this program were used to optimize the operating strategy. 10.2.4 Geometallurgical Test Program A geometallurgical testwork program has been used at Lihir since 2012. This incorporates the combination of metallurgical test results using standard test procedures, together with traditional analytical and geological data in mine resource modelling. Data from the geometallurgical program is used to develop plant throughput and recovery models, based on the underlying geological properties. Geometallurgical testing is undertaken on ore from all future mining phases to refine metallurgical models and assumptions. Samples for the geometallurgical programs are selected to be spatially and materially representative of the planned mining area(s). Geometallurgical testwork has shown the connection between process plant response and geological alteration. Ore from historical stockpiles also shows lower flotation recovery. This understanding has formed the basis of metallurgical models and assumptions. 10.2.5 Mineralogy Microscopic examination identified pyrite as the dominant opaque mineral, with accessory marcasite. Minor amounts of chalcopyrite, pyrrhotite, sphalerite, galena, covellite and arsenopyrite were also identified, along with the major gangue minerals potassium feldspar, biotite and white mica, and clay. Minor gangue minerals identified include silica, anhydrite and calcite. Minute gold particles were only occasionally observed, ranging in size from the sub- micrometer detection level to 4 µm. Investigation of pyrite-hosted gold was conducted by Rio Tinto in 2004–2005. The deposit was found to contain different pyrite types, including blocky, fractured/porous, framboidal and disseminated, and the gold tenor differed with each of these pyrite types. Each pyrite type was estimated to exist in the feed materials (hard, medium and soft blast composites) in similar proportions; however, given the variation in gold grade within the pyrite types, it was estimated that approximately 60% of the pyrite contained 90% of the gold. A combination of optical microscopy, scanning electron microscopy and secondary-ion mass spectrometry established that most of the gold occurs as a nearly atomic dispersion in the pyrite. It was estimated that at least 80% of the gold present in the pyrite grains was <5 nm in diameter. During 2016, a laser ablation inductively-coupled plasma mass spectrometry (LA-ICP-MS) study identified two separate pyrite morphologies, micro-crystalline versus blocky pyrite. These morphologies had varying reactivities due to the changing abundance of elemental impurities, in addition to different gold contents. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-4 10.2.6 Metallurgical Types Lithological, alteration and “ore type” models were developed during the exploration and feasibility stages. Thirteen principal ore types were distinguished on the basis of hardness, alteration, vein intensity and degree of brecciation: alluvium; oxide (oxide, white rock and white clay); transition; advanced argillic (referred to as advanced argillic condensate when not at near-surface location); argillic; clay silica; silica clay; siliceous breccia; quartz stockwork; boiling zone; argillic overprinted boiling zone (AOPBZ); anhydrite sealed; and propylitic. The ore type model was selected as the base model for the geostatistical, metallurgical and geotechnical evaluation of the deposit. Initial metallurgical testing was carried out on samples that consisted of multiple drill hole intervals of the same ore type, as well as a lesser number of ore type combination blends, the proportions of which were derived from the mine plan at the time. Over time this, this ore type model has undergone several iterations as well as simplifications for metallurgical purposes and is currently evaluated using the alteration domain model. Most metallurgical parameters are derived using the defined alteration groups with certain limits placed on specific alteration sub domains due to operational constraints. An ore characterization program that commenced in 2012 determined that gold in the fine fraction of the flotation tailings was largely cyanide-soluble. This led to the staged introduction of float tails leach, where a portion of the flotation tailings are directed to the existing CIL circuit to recover cyanide-soluble gold without pressure oxidation. In the first stage of implementation in December 2015, an un-sized split of the HGO flotation tailings stream was directed to the CIL circuit, via CCD, up to the maximum available CCD/CIL circuit capacity. A second stage implementation consisted of a cyclone circuit which recovered the fine, higher cyanide recoverable tailings from both flotation circuits to CIL, thereby increasing the quantity of flotation tails that can be treated. 10.3 Recovery Estimates 10.3.1 Comminution Response An SMC based power model is used to predict power draw based on mill feed type and grind size. The model is also set up to optimize grind size based on power availability and throughput. The geometallurgical data indicate that there is not a significant difference between many of the alteration types. Historically, SBX (silica breccia) was noted as being significantly harder when milled; however, there is much less of this alteration type in the LOM plan. The alteration groups have been split into argillic and non-argillic from a comminution perspective, with 50th percentile values used as the basis for the power models. The SMC-based power models have been calibrated against plant operating data using an operating work index, which was also estimated using the SMC model For practical reasons, the model limits grind-size selection and optimization within a range of 125– 212 μm.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-5 10.3.2 Basis of Recovery Forecast Future recovery projections for Lihir are based on laboratory testwork for future ores in combination with past actual plant performance. This has been found to be sufficiently accurate for the purposes of projecting recovery and hence gold production from Lihir ores. The Kapit area has been metallurgically tested and these data were incorporated into future recovery projections. A description of gold recovery modelling for flotation and neutralization, cyanidation and adsorption (NCA) are provided in the following sub-sections. 10.3.3 Flotation Recovery An analysis of the ore deposit knowledge database and actual plant recoveries were used to determine a set of fixed flotation recovery values for the three alteration groups for fresh and stockpiled material. The plant data were normalized to a mass pull of 30% and a grind P80 of 150 μm. The overall impact of mass pull on flotation gold recovery was determined from an extensive population of plant operating data from 2016 to 2022. For modelling purposes, sulfur flotation recovery is derived from gold recovery using the plant operating data The flotation recovery is adjusted to allow for the impact of grind size, based on geo- metallurgical testwork flotation response data. The average LOM flotation recovery forecasts are summarized in Table 10-1. 10.3.4 Neutralization, Cyanidation and Adsorption Recovery The model for the gold extraction from neutralization, cyanidation and adsorption (NCA) solids is based on the relationship with NCA feed sulfide sulfur grade. It has been derived from plant operating data from 2019 to 2023. Based on plant operating data, the NCA solution tail grade is assumed to be 0.01 g/t Au. This is used as the basis for calculation gold losses in solution. 10.3.5 Recovery Uplift The metallurgical recovery estimates result from two improvement projects. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-6 10.3.5.1 Front End Recovery The front end recovery project aims to increase the overall Lihir plant gold recovery by reducing flotation circuits gold losses through: • Installation of a flash flotation cell and upgrades to the primary cyclones in the HGO grinding circuit to reduce mineral fines, generated from overgrinding, and send the higher- grade concentrate stream to the autoclaves; • Installation of circuit cyclone efficiency upgrades in the flotation-grade ore grinding to achieve a reduction in unliberated coarse mineral particle recovery. A study supporting the front end recovery project was completed in 2020. The infrastructure required for the project is under construction and nearing completion, with commissioning scheduled for Q2 CY2024. A LOM plant recovery benefit of 0.9% has been included, based on the study findings. 10.3.5.2 Model Predictive Control Model predictive control is being implemented to improve the stability and performance of the Lihir process plant. Model predictive control is based on the process response models, which are typically obtained by performing process trials and modeling the measured responses. These process models are used to predict process behavior in the future. Based on this prediction, a set of future control actions are calculated to drive the process to the desired setpoint. Once implemented, better control result is achieved when compared to traditional single loop controls. Model predictive control is planned to be implemented across all areas of the process plant. The model predictive control has been commissioned in the flotation and autoclave circuits, with the grinding circuit model predictive control in commissioning. Each of these installations have resulted in a positive impact on process plant performance.

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 10-1: Metallurgical Recovery Forecasts

Ore Type	Recovery in Fresh Rock (%)	Stockpile Recovery (%)
Porphyry	94	78
Epithermal	87	75
Argillic	70	60

Studies for the application of model predictive control within the Lihir process have been completed.

A LOM plant recovery benefit of 0.75% has been included in the recovery forecasts. This is lower than that based on the findings of the supporting studies; however, the conservative approach was taken to counter the risk of individual model predictive control installations not achieving the expected benefits.

10.3.6 Final Recoveries

The average metallurgical recovery for gold over the LOM plan is predicted to be 77.7%. Daily and monthly recovery varies, based on ore grade, the fraction of milled ore sent to flotation, and the amount of stockpiled ore being treated. These values include recovery uplift from projects of 1.65% from the current base.

Naturally fine-grained ores (mostly argillic material) and clays (from fresh or stockpile ore) can impact on both plant throughput and metallurgical recovery. For the crushing and materials handling areas, wet and sticky ores are managed through blending and on-going mechanical modifications to conveyors and chutes etc. Once in slurry form, these ores can display high and variable non-Newtonian shear-thinning behavior, which can impact the milling, flotation, POX and CIL circuits. However, dilution has been found effective in controlling slurry rheology to date.

The maximum proportion of fines and clays (mainly from argillic ores) that can be treated within the plant is not known with certainty. There are several types of clay minerals with varying impact on plant performance. There is some risk that high proportions of such ore types in plant feed may lead to lower short-term recovery and throughput rates, until an adjustment to the mine plan and/or additional plant modifications can be implemented.

10.4 Metallurgical Variability

During 2012 Newcrest conducted an ore variability characterization program to improve the level of orebody knowledge. This involved a combination of re-interpretation of old geology logs, re-logging of existing drill holes where required, and an extensive program of Corescan hyperspectral imaging and multi-element geochemical analysis across typical sections through

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Technical Report Summary

the deposit. To complement this deposit-scale exercise, bulk samples of material were collected from both in-situ locations and stockpiles.

Samples were subjected to optical, mineral liberation analysis, and X-ray diffraction mineralogy, hyperspectral imaging, multi-element geochemical analysis, comminution testing, diagnostic leach and flotation tests.

LA-ICP-MS analysis of pyrite particles was completed on selected samples to revisit the work started by Rio Tinto. By the end of three phases of LA-ICP-MS work, over two million data points detailing pyrite chemistry were collected, covering the full range of material types and grade variations observed within the deposit.

Overall, samples selected for metallurgical testing during feasibility, development and expansion studies were representative of the various styles of mineralization within the different mineralized zones. Samples were selected from a range of locations within the deposit zones. Sufficient samples were taken, and tests were performed, using sufficient sample mass for the respective tests undertaken.

10.5 Deleterious Elements

There are no penalty elements that affect doré sales.

Deleterious components in the ore that may affect aspects of plant operation are typically localized, and to date, have had only short-term effects.

These can include:

- Copper: elevated copper levels in the plant may cause instances of higher cyanide usage;
- Chloride: chloride management in the POX plant requires the use of fresh water to maintain set chloride limits in autoclave discharge;
- Clays: can cause isolated or localized effects on the crushing, grinding, POX and CIL circuits; this is generally managed using water dilution;
- Carbonate: can cause excessive venting and oxygen loss in the autoclaves; this is typically managed using blending and flotation.

10.6 Qualified Person's Opinion on Data Adequacy

The testwork undertaken is of an adequate level to ensure an appropriate representation of metallurgical characterization and the derivation of corresponding metallurgical recovery factors. Initial metallurgical assumptions are supported by 22 years of production data.

The average metallurgical recovery for gold over the LOM plan is predicted to be 77.7%. Daily and monthly recovery varies, based on ore grade, the fraction of milled ore sent to flotation, and the amount of stockpiled ore being treated. These values include recovery uplift from projects of 1.65% from the current base.

Date: February 2024 Page 10-8

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 10-9 Naturally fine-grained ores (mostly argillic material) and clays (from fresh or stockpile ore) can impact on both plant throughput and metallurgical recovery. For the crushing and materials handling areas, wet and sticky ores are managed through blending and on-going mechanical modifications to conveyors and chutes etc. Once in slurry form, these ores can display high and variable non-Newtonian shear-thinning behavior, which can impact the milling, flotation, POX, and CIL circuits. The maximum proportion of fines and clays (mainly from argillic ores) that can be treated within the plant is not known with certainty; however, studies are underway. There is some risk that high proportions of such ore types in plant feed may lead to both lower recovery and throughput, until an adjustment to the mine plan and/or additional plant modifications can be implemented. There are no penalty elements that affect doré sales. Deleterious components in the ore that may affect aspects of plant operation are typically localized, and to date have had short-term effects. Geometallurgical testwork is used to both develop metallurgical assumptions and recovery model, and ensure future ore response is consistent with the defined model. Operating data is used to calibrate metallurgical models and assumptions. Recovery uplifts have used a conservative value compared to the projected benefits in the relevant studies. Given these projects are well advanced through execution it is appropriate that they be included for estimating mineral resources and mineral reserves. Actual benefits achieved are to be reviewed post commissioning, with, if required, the recovery assumptions adjusted accordingly. The metallurgical data are acceptable to support mineral resource and mineral reserve estimation. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 11-1 11.0 MINERAL RESOURCE ESTIMATES 11.1 Introduction The database close-out date for the mineral resource estimate is November 25, 2016. Vulcan 10.0.4/10.0.5, Isatis 2016.2/2017.0, Leapfrog 3.1.1/4.0 and Supervisor 8.6/8.7 were the modelling and geostatistical software systems used in modelling and estimation. Geological interpretation is supported by core, RC (blast hole), rotary drilling, in-pit mapping, and grade control sampling data. Core drilling can include drill holes completed for geotechnical, geothermal, resource definition, and metallurgical purposes, if there are assay data for the drill holes. Not all core holes, if completed for purposes other than resource definition, have analytical data. Only core holes support grade estimation. 11.2 Exploratory Data Analysis The blast hole data are closely spaced (averaging 5 x 5 m) and provide a substantial dataset for ground truth modelling and data bias analysis. Potential biases between the core and blast hole data were tested by pairing each blast hole with the nearest 12 m RD composite and examining the statistics. The pair tolerance is <5 m and both datasets were capped for outliers. The statistics suggest no material bias between the two data types. Contact plots for all the elements that were estimated were generated for the alteration domain contacts. Contacts were defined as either soft, firm, or hard. The mineralization mean and variance statistics are very sensitive to the declustering approach and the cell size. Vulcan cell declustering was used, with 12 grid offsets to eliminate origin bias. 11.3 Geological Models Ore control data were used to verify or help define domain boundaries. The blast hole database was flagged into three sub-horizontal layers (argillic, epithermal and porphyry). Lateral domains were identified within the ore control data set using statistical methods. The alteration model was used as the underlying geological model because alteration (based on mineralogy and chemistry) was found to characterize key processing parameters better than other geological parameters. Calcium was identified as a suitable proxy for flotation performance and calcium grades were estimated using the alteration domains. Five structural domains and three alteration domains were used in estimation.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 11-2 11.4 Density Assignment Block density data were estimated via ordinary kriging (OK), based on alteration domains. Density values <1.5 t/m3 and >3.5 t/m3 were discarded and not used for analysis and estimation. 11.5 Grade Capping/Outlier Restrictions Geostatistical evaluations indicate that gold and sulfur are not highly skewed populations. Gold distributions have outliers that required examination and adjustment. Outliers are capped such that the tail of the distribution is reasonably contiguous. Domain cap limits vary by domain and range from 5–30 g/t Au. No capping was applied to sulfide sulfur composites. 11.6 Composites All core data are composited 12 m downhole; this composite length corresponds to the mining bench height. To accommodate sulfide sulfur and minor element estimation, where there can be a lack of contiguous sampling, a Vulcan option was used where all final composites, regardless of length, are retained together with the final composite lengths. The composite lengths are used as an additional weighting variable in statistical analysis and estimation. 11.7 Variography Variography was performed in Supervisor. All data were capped and final declustering weights were used. Variograms were calculated for gold, sulfide sulfur, arsenic, silver, calcium, carbonate, copper, and molybdenum. Gold variograms in real space were unobtainable; hence, Gaussian transforms were used for calculations and modelling. The Gaussian variogram models were back-transformed to real space for panel kriging and uniform conditioning (UC). The argillic domains generally had the lowest nuggets (5%, 17%, 15%), while the porphyries had the highest nuggets (23%, 40%, 31%). Sulfide sulfur variograms were calculated and modelled in real space. Density variogram calculation and modelling were performed in real space, and declustering weights were not used. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 11-3 11.8 Estimation/interpolation Methods 11.8.1 Kriging Neighborhood Analysis Kriging neighborhood analysis was performed for all uniform conditioning (UC) domains (gold and sulfide sulfur) in Supervisor, using the following: • Establish optimum panel size by maximizing the kriging efficiency and slope of regression; • Select the minimum and maximum sample limits by maximizing slope of regression while at the same time ensuring that the percentage of negative kriging weights is approximately <2%; • Maximize the search ellipse ensuring that the previously-established slope of regression and negative kriging weight thresholds are not violated. The analysis was not performed for the minor elements (silver, copper, arsenic, carbonate, calcium, and molybdenum), as the number of samples available was usually insufficient. 11.8.2 Gold and Sulfide Sulfur Grade Estimation Gold and sulfide sulfur were estimated with the non-linear UC method into large 100 x 100 x 12 m panels in their respective domains. The panel UC grade–tonnage curve was subdivided into 20 x 20 x 12 m selective mining unit (SMU) blocks for the final output model. Vulcan and Isatis versions of UC were compared, and checked against the internal UC code. These tests indicated that Isatis was the preferred software and was used for all UC estimates. Gold and sulfide sulfur boundaries were hard. Local uniform conditioning (LUC) post-processing from the UC panels was performed in Isatis using a proportional panel method. 11.8.3 Minor Element Estimation Minor elements (silver, copper, arsenic, carbonate, calcium, and molybdenum) were estimated directly into the SMU blocks using OK. All estimations were done in Vulcan 10.1, and hard boundary conditions were used between the argillic, epithermal and porphyry domains. 11.9 Validation The block model and composites were examined in plan and section views to ensure no obvious errors. No major errors were detected. Means of the declustered composites were compared with the means of the models by domain. The means were found to be acceptably similar. A nearest neighbor (NN) declustering was performed in a 10 x 10 x 12 m size grid. The NN, panel, and LUC models were restricted to a

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 11-4 common volume, and means compared. The means of the panels, blocks and NN declustered comps were comparable. A review of swath plots indicated no major biases. Grade–tonnage curves for all models were compared with grade–tonnage curves generated from the theoretical discrete Gaussian model change of support. No material flaws were noted. The direct block simulation methodology available in Isatis 2016.2 was used to generate 100 realizations of the gold grade using the gold domains as per the resource model. The direct block simulations were validated through comparison with actual historical production, and the simulations compared well to the production data. 11.10 Reconciliation Reconciliation based on blast hole sampling is considered to be acceptable, and the results are adequate to provide validation support for the mineral resource estimate. 11.11 Confidence Classification of Mineral Resource Estimate 11.11.1 Mineral Resource Confidence Classification Mineral resources were classified as either indicated or inferred mineral resources, based on a combination of the estimation slope of regression and the variogram-weighted distance. A slope of regression ≥ 0.70 is considered well estimated for the Lihir deposit. For Indicated mineral resources, a lower distance of 75 m was selected as the variogram-weighted distance. A slope of regression value of 0.65 is taken as the estimation limit for inferred mineral resources, and the upper limit of the scatter plot as the distance limit, which, in this case, was 160 m. Mineral resources contained within stockpiles are classified as measured as they are derived from grade control models. 11.11.2 Uncertainties Considered During Confidence Classification Following the analysis in Chapter 11.11.1 that classified the mineral resource estimates into the indicated and inferred confidence categories, uncertainties regarding sampling and drilling methods, data processing and handling, geological modelling, and estimation were incorporated into the classifications assigned. The areas with the most uncertainty were assigned to the inferred category, and the areas with fewest uncertainties were classified as indicated. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 11-5 11.12 Reasonable Prospects of Economic Extraction 11.12.1 Input Assumptions Mineral resources were constrained within a conceptual pit design and reported above a marginal cut-off grade that used the parameter assumptions listed in Table 11-1. The 2023 financial year (FY23) LOM plan was used to develop cost inputs for pit optimization including a mining cost of $4.99/t and process, support, treatment and sustaining capital costs consistent with Table 11-1. 11.12.2 Commodity Price Commodity prices used in resource estimation are based on long-term analyst and bank forecasts established by Newcrest and accepted by Newmont. An explanation of the derivation of the commodity prices is provided in Chapter 16.2. The estimated timeframe used for the price forecasts is the 16-year LOM that supports the mineral reserve estimates. 11.12.3 Cut-off Mineral resources are reported using a marginal cut-off grade, determined using the parameters in Table 11-1. Cost inputs for marginal cut-off grade purposes were based on the cost model developed for the FY23 LOM plan Reserve case scenario. This cost model was derived from the FY23 budget cost model adjusted for LOM plan scheduled activity levels and updated long-term economic parameters. Adjustments were made to reduce general and administrative (G&A), sustaining capital and other overhead costs at the end of the mining period (stockpile feed only period). The costs from the stockpile feed-only period are used to support the marginal cut-off grade. The mineralization and resource model extents continue offshore. A seaward limit was imposed on the resource shell optimization based on an alignment of a conceptual outer seepage barrier to constrain the mineral resource estimate on the eastern extent. The conceptual barrier alignment is to the east of the original shoreline located on the harbor waste platform, and represents the maximum seaward extent of reasonable mining scenarios for open pit mining. 11.12.4 QP Statement The QP is of the opinion that any issues that arise in relation to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work. The mineral resource estimates are performed for a deposit that is in a well-documented geological setting; the district has seen nearly a decade of active open pit operations conducted by Newmont and tis predecessors; Newmont is familiar with the economic parameters required for successful operations in the PNG area; and Newmont has a history of being able to obtain and maintain permits, social license and meet environmental standards in PNG.

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 11-1: Inputs for Marginal Cut-off Grade

Item	Unit	Value
Gold price	US$/oz	1,600
Gold price	US$/g	51.4
Royalty	%	2.0
Mining levy	%	0.5
Treatment charges/refining charges	US$/oz	2.08
Effective price	US$/g	50.0
Average processing unit cost	US$/t milled	27.57
General and administrative & sustaining capital	US$/t milled	11.67
Total	***US$/t milled***	***40.0***
Modelled recovery	%	76.5
Marginal cut-off	g/t Au	1.00

There is sufficient time in the 16-year timeframe considered for the commodity price forecast for Newmont to address any issues that may arise, or perform appropriate additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

11.13 Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in SK1300 on a 100% basis. Newmont holds a 100% Project interest.

The estimates are current as at December 31, 2023.

The reference point for the estimates is in situ or in stockpiles. Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Measured and indicated mineral resources are provided in Table 11-2. Inferred mineral resources are shown in Table 11-3.

The Qualified Person for the estimate is Mr. Donald Doe, RM SME, a Newmont employee.

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Newmont

Table 11-2: Measured and Indicated Mineral Resource Statement

Mineral Resource Confidence Category	Area	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz Au)
Measured		—	—	—
Indicated	Open pit	25,000	2.03	1,600
	Stockpiles	22,200	1.47	1,000
Total measured and indicated		***47,100***	***1.77***	***2,700***

Table 11-3: Inferred Mineral Resource Statement

Mineral Resource Confidence Category	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz)
Inferred	227,400	2.4	17,500

Notes to accompany mineral resource tables:

1. Mineral resources are current as at December 31, 2023. Mineral resources are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral resources is in situ or in stockpiles.
3. Mineral resources are reported exclusive of mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
4. Mineral resources that are potentially amenable to open pit mining methods are constrained within a conceptual pit design. Parameters used are shown in Table 11-2. Mineral resources in stockpiles are reported above a 1.0 g/t Au cut-off.
5. Tonnages are metric tonnes. Gold ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
6. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces.

11.14 Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Areas of uncertainty that may materially impact the mineral resource estimates include:

- Changes to long-term gold price and exchange rate assumptions;
- Changes in local interpretations of mineralization geometry and continuity of mineralized zones;
- Changes to geological shape and continuity assumptions;
- Changes to metallurgical recovery assumptions;
- Changes to the operating cut-off assumptions for open pit mining methods;

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Newmont

- Changes to the input assumptions used to derive the pit design used to constrain the estimate;
- Changes to the marginal cut-off grade assumptions used to constrain the estimate;
- Variations in geotechnical, hydrogeological and mining assumptions;
- Changes to environmental, permitting and social license assumptions.

The mineral resource estimate assumes successful completion of an outer seepage barrier to support continued mining below sea level. A portion of the mineral resource estimate assumes that mining near Ailaya Rock is feasible and acceptable to the local community.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral resources that are not discussed in this Report.

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Newmont

12.0 MINERAL RESERVE ESTIMATES

12.1 Introduction

Mineral reserves are reported using open pit mining assumptions.

Indicated mineral resources were converted to probable mineral reserves. Inferred mineral resources within the mine plan are set to waste.

12.2 Mineral Reserve Inputs and Assumptions

12.2.1 Inputs

Key inputs and assumptions are based on calendar years, as follows:

- A marginal cut-off grade of 1.20 g/t Au;
- Gold price of US$1,300/oz;
- Treatment charges/refining charges of US$2.08/oz;
- 2.0% royalty and mining levy of 0.5%;
- Mining costs of US$5.42/t ex-pit, which include the following cost areas:
  - Dewatering;
  - Depressurization;
  - Cold water injection;
  - Hot ground definition;
  - Drill & blast;
  - Load;
  - Haul;
  - Barge;
  - Ancillary;
  - Resource drilling;
  - Mine overhead;
- Sheeting (note that sheeting is a term used for competent material rehandled back into the pit to dress the pit floor and improve running surface for heavy mining equipment on soft or uneven ground). An average sheeting percentage of 6% has been applied for optimization cost estimation;
- Processing cost assumptions total US$26.50/t milled, consisting of allocations for:

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Technical Report Summary

- Stockpile reclaim;
- Crush;
- Grind;
- Float;
- Autoclaves;
- CIL/elution;
- Unallocated power;
- Plant overheads;
- Plant maintenance;
- Power overheads.

Average LOM sustaining capital and general and administrative (G&A) costs of US$15.50/t milled were included in the optimization. The resulting average metallurgical recovery for the mine life is 77.7%.

Cost inputs are based on the FY23 budget cost model and adjusted for LOM application inclusive of long-term economic parameters as per Newcrest's economic parameters. These inputs were accepted by Newmont.

Mining costs include operating costs for drill and blast, load and haul, waste disposal by barge, ancillary equipment and mining related overheads.

Processing unit costs were broken down by plant activity to allow a choice of two processing routes (direct to autoclave, or via flotation).

Fixed costs per period for G&A, plant maintenance, plant overheads, and power were divided by the nominal mill throughput to provide a unit cost per tonne processed for optimization purposes.

Sustaining capital costs for fleet replacement, plant maintenance and capital for other sustaining capital projects were also divided by the nominal mill throughput to provide a unit cost per tonne processed for optimization purposes.

12.2.2 Pit Optimization Considerations

Pit optimization using Whittle software was performed to produce optimized shells on which to assist the final mineral reserves design and intermediate cutbacks.

A lateral cutback mining strategy was used to progress into the Kapit zone. This strategy includes considerations for seepage barrier construction, minimizes water management and pit dewatering.

Several sequential cutbacks were developed for the mineral reserves contained in the ultimate phase design (Figure 12-1).

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Technical Report Summary

Figure 12-1: LOM Pit Phase Plan


Plan View
N
S
W
A
B
B'
A'
Northern Drain Stage2
Northern Drain Stage1
Inner Harbour Fill
PH31
PH19
PH18
PH30
PH17
PH16
PH24
PH15
PH14
PH21
PH09
PH40
HWP
Marine Waste Dump
ROM17
Ailaia Rock
Jaw Crusher
Plant
Primary Crusher
DYNO Plant
Wild West Stockpile
Kilometers
0 0.25 0.5 1 1.5
Cross Section A-A' looking Southwest
Kapit Pits
Northern Drain Stage 2
Minifie
Lienetz
Meters
0 100 200 400 600 800
Cross Section B-B' looking Northwest
NSB
Meters
0 100 200 400 600
Note: Figure prepare by Newmont, 2023

Note: Figure prepared by Newmont, 2023.

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Cutbacks within the Kapit zone were developed in lateral sequence northwards to facilitate pit cooling and drainage. Allowance was made for a seepage barrier between along the pit eastern crest to effectively reduce seepage into the active pit void.

Cutback designs conform to open pit design procedures established for the Lihir deposit, which include 28–31 m wide ramps at 10% gradient, and a minimum mining width of 40 m.

The final pit design incorporates provision for diversion drainage around the pit crest to manage run-off from the caldera slopes.

The planned final dimensions of the pit are approximately 2,000 x 1,400 m, with a final depth of approximately 350 m below sea level.

12.3 Ore Loss and Dilution

Internal dilution was considered in the resource model.

External dilution as a result of sheeting (competent material rehandled back to the pit) was applied. Sheeting estimates were supported by reconciliation of mine operations over the last several years. As a result, the overall external dilution of insitu resource is 6%

A 3% ore loss was applied as a result of blasting and mining efficiency, reflective of the mining method. The figure is based on reconciliation data between the resource model and mill performance.

12.4 Stockpiles

As the Lihir Operations are constrained by the ore tonnes that can be processed by the mill, only the higher-grade fraction of ore is processed through the mill while the lower-grade fraction is stored in long-term stockpiles. As a result, a period of low-grade stockpile processing is expected at the end of the mine life when mining operations are completed (see also discussion in Chapter 13.6).

12.5 Mineral Reserve Statement

Mineral reserves are reported using the mineral reserve definitions set out in SK1300 on a 100% basis. Mineral reserves are current as at December 31, 2023. The reference point for the mineral reserve estimate is as delivered to the process facilities.

Mineral reserves are reported in Table 12-1.

The Qualified Person for the estimate is Mr. Donald Doe, RM SME, a Newmont employee.

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Technical Report Summary

Table 12-1: Proven and Probable Mineral Reserve Statement

Mineral Reserve Confidence Classification	Area	Tonnage (kt)	Grade (g/t Au)	Contained Metal (koz Au)
Proven	—	—	—	—
Probable	Open pit	159,900	2.76	14,200
	Stockpiles	57,200	1.83	3,400
Total proven and probable		***217,100***	***2.51***	***17,500***

Notes to accompany mineral reserves table:

1. Mineral reserves current as at December 31, 2023. Mineral reserves are reported using the definitions in SK1300 on a 100% basis. The Qualified Person responsible for the estimate is Mr. Donald Doe, RM SME, Group Executive, Reserves, a Newmont employee.
2. The reference point for the mineral reserves is the point of delivery to the process plant.
3. Parameters used are shown in Table 12-1. Mineral Reserves in stockpiles are reported above a 1.2 g/t Au cut-off.
4. Tonnages are metric tonnes. Gold ounces are estimates of metal contained in tonnages and do not include allowances for processing losses.
5. Rounding as required by reporting guidelines may result in apparent differences between tonnes, grade and contained metal content. Tonnes are rounded to the nearest 100,000 tonnes. Ounces are rounded to the nearest 100,000 ounces.

12.6 Uncertainties (Factors) That May Affect the Mineral Reserve Estimate

Areas of uncertainty that may materially impact the mineral reserve estimates include:

- Changes to long-term gold price assumptions;
- Changes to exchange rate assumptions;
- Changes to the resource model or changes in the model reconciliation performance including operational mining losses;
- Changes to geometallurgical recovery and throughput assumptions;
- Changes to the input assumptions used to generate the open pit design;
- Changes to operating, and capital assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty and taxation rates;
- Variations in geotechnical and mining assumptions; including changes to designs, schedules, and costs, as a result of changes to geotechnical, hydrogeological, geothermal and engineering data used;

Date: February 2024 Page 12-5

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 12-6 • Changes to assumptions as to pit cooling, seepage barrier and nearshore soil barrier development and operation; • Ability to source sufficient quality water supplies to support process plant operations; • Changes to the assumed permitting and regulatory environment under which the mine plan was developed; • Continued ability to use sub-sea waste disposal methods; • Ability to maintain mining permits and/or surface rights; • Ability to maintain social and environmental license to operate. Ongoing mining adjacent to, and to the west of, Ailaya Rock will require continued community acceptance. The mine plan in that area uses steep wall mining techniques. Geotechnical monitoring will be a critical control. Cut-off grades used in the mine plan assume that future cost reductions at the end of the LOM can be achieved. The mine plan assumes that the existing permitting area for marine tailings and waste disposal can be expanded as required in the LOM plan. There are no other known environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the QP that would materially affect the estimation of mineral reserves that are not discussed in this Report. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 13-1 13.0 MINING METHODS 13.1 Introduction Production mining is conducted by Newmont using Owner-operated equipment fleet and an Owner workforce. A separate mining contractor operation using a smaller pioneering fleet is used to develop new working areas on the steep caldera slopes. Production mining is by conventional open pit method, using a fleet of 600/500 t class (operating weight) hydraulic face shovels loading into 135 t capacity rear-dump haul trucks, with a recently demonstrated mining rate of 30–35 Mt/a ex-pit. Ore and waste are drilled and blasted on 12 m benches and mined in a single pass. Where practicable, walls are drilled with a pre-split to assure stable wall rock conditions. The ground is frequently too hot for conventional explosives, requiring high-temperature blasting products and specialized blasting procedures for mining in hot ground. A majority of ex-pit ore is allocated by gold and sulfur grade into a blend plan agreed with process plant staff along with existing stockpiled ore. Mill feed is based on the blend plan and can be comprised of reclaimed ore from the ROM stockpiles, direct ex-pit ore and existing stockpile ore. Waste rock from the mine is either placed into 1,500 t capacity barges for off-shore submarine disposal or stockpiled for use as road base, bench sheeting, stemming, or construction fill. Submarine waste disposal is carefully planned and controlled to achieve a continuous rill along the steeply-sloping sea floor and minimize the potential for uncontrolled slumping. 13.2 Geotechnical Considerations The Lihir geotechnical slope model has been developed in conjunction with recommendations from external consultants. Slope performances that have been continuously monitored and reviewed have also been considered, verifying the nominated slope recommendation. For design purposes, the geotechnical slope parameters have been divided into 119 contiguous domain that are expected to exhibit similar geotechnical properties. These domains are typically related to the alteration boundaries and further sub-divided based on further geotechnical modelling based on geotechnical properties. The extents of these domains cover the full resource model framework. Within each domain an appropriate inter-ramp angle, batter face angle and berm width configurations for pit designs were nominated. Inter-ramp angles varied from 10–55° with batter angles varying from 25–70º. Geotechnical domains and associated parameters are provided in Table 13-1 with an illustration of the geotechnical domain distribution at the end of the mine life provided in Figure 13-1. Extensive prism, pit face radar and geotechnical monitoring of pit slopes and seismic monitoring is undertaken.

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 13-1: Geotechnical Zones Grouped By Inter-Ramp Angle

Inter-ramp Angle (º)	Bench Height (m)	Bench Face Angle (º)	Berm Width (m)	Number Of Domains
15	12	25	18	1
18	12	25	11	4
20	12	25–40	7–18	18
22	12	28	7	3
24.5	12	40	12	1
25	12	35–50	8.6–16	5
26	12	35	7	5
28	24	35	10	1
29	12	36	5	1
30	12	45–50	8.8–11	4
32	12	50	9.1	2
34	12	48	7	1
35	12	45–65	5–12	14
36	12	50	6.5	3
40	12	55–65	6.0–8.5	2
43	12	60–80	6–10	9
45	12–24	60–75	5–13	14
48	12	63	4.7	1
49	12–24	67–70	6–12	4
50	12–24	60–70	4.5–11.5	4
51	24	67	9	1
53	12–24	70–80	6.8–9.5	2
54	12	75	5.5	1
55	12–24	65–75	4–10.5	17
15–55	***12–24***	***25–80***	***4–18***	***118***

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Papua New Guinea
Technical Report Summary
Newmont

Figure 13-1: Pit Slope Design Domains


Zones
1 : 9415

Note: Figure prepared by Newmont, 2024.

Date: February 2024
Page 13-3

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 13-4 13.3 Hydrogeological Considerations The Lihir Operations receives on average 4.4 m of annual rainfall, with surface water from large- scale rainfall events dominating water inflow (approximately 85%) to be managed with the active open pit. Groundwater inflow provides a lesser contribution to pit void inflows and is proportioned between groundwater interflow via the Luise Caledra from the west and seawater inflows to the east. Historically dewatering has involved dedicated dewatering wells. However, the use of these well field ceased in approximately 2017. Currently both surface water and groundwater inflows and active mine dewatering and depressurization are managed via: • Passive depressurization using horizontal drain holes and steam relief wells; • Active dewatering using in-pit sump surface water management facilities. These system are incorporated into the LOM and staged pit designs. The largest challenge for mine dewatering is surface water management, in particular, managing the rainfall runoff from the Luise Caldera slopes and catchments. The current design and operational strategies is to intercept and divert surface water runoff via dedicated pit diversion drains, installed around the pit crest perimeter into the Luise Harbor. The current drains and future designs aims to divert and re-purpose ex-pit non-contact surface water (for water supply) as much as possible. All water within the diversion drains, produced from losses from diversion, direct rainfall recharge, seawater seepage and horizontal holes, are managed and extracted using pit floor sumps. A fleet of diesel-powered sump pumps as used for dewatering within the currently-active phase 9 and phase 11 pits. These pumps transfer water to an intermediate transfer station prior to discharge to the main diversion drains, which flow directly to the approved discharge compliance point in the Luise Harbor. 13.4 Geothermal Considerations The Luise Caldera is still geothermally active, with temperature modelling indicating current rock temperatures in some areas within the ultimate pit design exceeding 100oC. The active zone is extensive within the Kapit area. Areas with rock temperatures greater than 100oC can cause groundwater to instantaneously flash to steam when confining pressure is released by mining, with the potential for rock outburst events to occur. Potential geothermal outburst areas are managed using the methods outlined in the following subsections. 13.4.1 Geothermal Depressurization and Pit Cooling Geothermal depressurization for the Kapit area has been underway since 2004, using a program of steam relief and horizontal drain holes. Monitoring systems are in place to check the effectiveness of these systems. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 13-5 Progressive projects and studies continue to test the practicality and effectiveness of additional mining controls to practically achieve planned mining rates through hot mining areas. 13.4.2 Hot Ground Mining Methods Current operational technology allows mining of hot ground to ground temperatures of up to 160ºC, after which the bulk explosive formulation required for production blasting becomes a constraint. The potential for geysering from blast holes, or for geothermal outburst areas is identified through a combination of historical domain performance, blast-hole or probe-hole monitoring, and daily dig-face temperature measurement. A procedure is used to control all mining activities in areas identified as containing potential geothermal outburst areas. This includes specific training, demarcation, minimum distances between working shovels and other equipment or personnel, surface drainage, explosives loading, quarantining of ground after blasting, bullet-proof glass in dig equipment, and other hot ground management practices. In some cases, hot ground must be exposed and left to cool before mining. Additional projects and trials to mitigate the risk to mining activities in hot ground, and to extend successful blasting and mining of ground with temperatures of >170ºC are under evaluation. 13.5 Operational Considerations Development of the Kapit area of the open pit will require the following: • The proximity of the Kapit pit sector to the shoreline requires the construction of a seepage barrier or cut-off wall, just off the original Kapit shoreline in the shallows of Luise Harbor. The nearshore soil barrier will be a significant structure, and will be engineered to cope with earthquake and tsunami events. The final design is being completed by a specialist engineering firm and will be independently reviewed; • Pre-stripping/development of >200 Mt of overlying argillic clay waste rock; • Construction of a perimeter drainage channel around the Kapit pit sector to divert rainfall run-off from the caldera slopes around the pit footprint; • Geothermal cooling and depressurization of the Kapit pit sector to a temperature at which mining can be safely undertaken. 13.5.1 Consideration of Marginal Cut-off Grades Material above the marginal cut-off grade of 1.2 g/t Au is stored in long-term stockpiles for processing after the end of mine life. The marginal cut-off grade assumes a reduction in sustaining capital and G&A costs at the end of mine life, allowing marginal material to be economically processed (Table 13-2).

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 13-2: Mineral Reserve Marginal Cut-off Grade Input Assumptions

FY23 LOM Plan	Units	Assumption
Gold price	US$/oz	1,400
Gold price	US$/g	44.97
Royalty	%	2.0
Mining levy	%	0.5
Treatment charges/refining charges	US$/oz	2.08
Effective price	US$/g	43.78
Average processing unit cost	US$/t milled	27.50
G&A & sustaining capital	US$/t milled	14.20
Total	***US$/t milled***	***41.70***
Modelled recovery	%	79.8
Marginal cut-off	g/t Au	1.20

13.5.2 Operational Cut-off Grades

An elevated cut-off strategy is employed, where only high- and medium-grade material is fed to the mill, while the lower-grade fraction is stockpiled for later processing. An average of approximately 30% of ore mined is sent to long-term low-grade stockpiles. High-grade ore (typically >3 g/t Au) is prioritized to the plant first, while medium-grade ore (1.6–3 g/t Au) is blended with long term stockpile ore to achieve the required feed properties of ore type and sulfur grade. The planned cut-off between medium-grade and low-grade material can be adjusted if needed, depending on ore supply and phase development.

13.5.3 Grade Control and Production Monitoring

All blast holes in ore zones are sampled and assayed to allow grade control mark-up and to update the grade control model. Dig block inventory is reconciled against the grade control and resource models on a monthly basis to assess resource model performance. When longer-term trends are identified, corrections are undertaken to the resource model if required.

13.6 Production Schedule

The mine production schedule includes several phases that first progress through the Kapit ore body after which concluding in the final Minifie pit sector phases. Stockpile material is reclaimed as required to maximize mill throughput.

Ex-pit inventories will be depleted by 2039. Processing will continue until 2040. The ex-pit mining rate of mining averages 37.0 Mt/a until 2035 and then reduces to 8 Mt/a as stockpile feed becomes the majority ore source.

Date: February 2024 Page 13-6

Lihir Operations
Papua New Guinea
Technical Report Summary

The LOM production schedule is included in the cashflow analysis in Chapter 19.

13.7 Blasting and Explosives

A dedicated on-site bulk explosives manufacturing facility is operated and maintained by a contract explosives company. Two mobile manufacturing units are used to deliver product to the pit on a daily basis. Due to potentially hot ground conditions, explosives are currently not slept in the ground for more than 12 hours, so blasting is usually undertaken on a daily basis. Blasts are initiated remotely by radio control after pit clearance.

Newmont is currently evaluating alternative specialized explosives products to cater for the increased ground temperatures expected in the Kapit pit sector.

13.8 Mining Equipment

The current mining fleet is listed in Table 13-3 (primary) and Table 13-4 (secondary/support). A contractor fleet of ancillary equipment is also used for road maintenance and drainage, mobile crushing services, pioneering work, and other minor project work where required. There are no other material changes to the equipment fleet that are currently planned.

Newmont is currently reviewing mining rates, waste disposal options, stockpile feed sequences, processing assumptions including material blend constraints, and the relationship to the planned ex-pit mining sequence. Outcomes from these reviews could lead to changes in mining rate and/or equipment requirements in the future.

13.9 Personnel

There are a total of approximately 1,800 personnel in mine operations including operations and maintenance.

Date: February 2024 Page 13-7

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 13-3: Primary Mine Fleet

Purpose	Equipment Type	Units
Excavator/face shovels	Cat 6020	2
	Cat 6060	4
	RH200	3
	EX2600	2
	EX1200	1
Primary trucks	Cat 785D	39
	Cat 777F	10
Drills	D55 Atlas Copco	2
	D65 Atlas Copco	2
	PV231	2
Barge	Arotrot (DA720)	1
	Aiguool (DA721)	1
	Amoroilio (DA722)	1

Table 13-4: Secondary/Support Mine Fleet

Purpose	Equipment Type	Units
Dozers	D10T	7
	D11T	8
Front-end loaders	Cat 993k	2
Low loader truck and trailer	Cat 785C	1
Grader	Cat 18M	5
Support trucks	Cat777 Serv	2
	Cat773 Serv	2
	Cat777 Water truck	2
Support excavators	Cat 320	1
	Cat 336D	1
	Cat 336G/GC	6
	Cat 390	2

Date: February 2024 Page 13-8

Lihir Operations
Papua New Guinea
Technical Report Summary

14.0 PROCESSING AND RECOVERY METHODS

14.1 Process Method Selection

As the gold mineralization is refractory, the plant consists of crushing and grinding followed by partial flotation, pressure oxidation, and then recovery of gold from washed oxidized slurry using conventional cyanidation.

The plant was first commissioned in 1997 and has undergone a number of alterations and expansions (refer to discussion in Chapter 10), which has allowed for improvements in the throughput rate. The testwork discussed in Chapter 10, in conjunction with operational results, were used to refine plant operations. A throughput rate of approximately 13.5 Mt is targeted in the LOM plan.

14.2 Flowsheet

The process flowsheet is provided in Figure 14-1 and Figure 14-2.

14.2.1 Crushing and Milling

Ore is crushed in two primary crushing circuits. The first circuit consists of a 42–65” gyratory crusher and an MMD toothed rolls crusher. Competent ore is crushed in the gyratory crusher and softer ore types in the MMD crusher. Both crushers discharge on to an overland conveyor and then to a radial stacker for stockpiling ahead of the grinding circuits.

The second primary crushing circuit, installed during the 2010–2012 MOPU plant expansion, consists of two jaw crushers operating in parallel. Separate overland conveyors are used.

There are three grinding circuits. One circuit (HGO2) generally treats high grade ore that is fed direct to the downstream oxidizing autoclaves. The second and third circuits (FGO circuit and HGO circuit) are generally directed to the flotation plants. However, all three circuits can be directed to flotation or direct to the autoclaves as necessary.

All three grinding circuits have a primary semi-autogenous grind (SAG) mill followed by a secondary ball mill in closed circuit with classifying hydrocyclones. Pebbles from the HGO and HGO2 circuits are combined and directed to two cone pebble crushers. Crushed pebbles are directed back to the HGO mills.

The current capacity of the HGO, FGO and HGO2 mills is approximately 6.5, 5.0 and 6.5 Mt/a respectively. Ground ore is thickened and washed in a one or two stage grinding thickener counter-current decant (CCD) washing circuit with raw water to minimize chloride concentration in the autoclave feed.

Date: February 2024 Page 14-1

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 14-2 Figure 14-1: Simplified Process Flow Sheet (Part A) Note: Figure prepared by Newcrest, 2020. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 14-3 Figure 14-2: Simplified Process Flow Sheet (Part B) Note: Figure prepared by Newcrest, 2020.

Lihir Operations
Papua New Guinea
Technical Report Summary

14.2.2 Flotation

Two rougher flotation circuits are installed. No concentrate cleaning is practiced.

In the first, older, flotation circuit, ground ore from the FGO circuit mill is subjected to simple bulk rougher flotation in a single roughing stage consisting of a bank of five 150 m^3 flotation tank cells (2007 installation).

In the second, newer, (2013 installation) circuit ground flotation ore from the HGO and/or HGO2 circuit mill is processed by five 300 m^3 flotation tank cells. The flotation circuit operates with a high mass recovery (pull) to flotation concentrate in the range of 30–45%.

Flotation concentrate is directed to the grinding thickeners, and a portion of the flotation tails are directed to cyclones for partial recovery of mainly cyanide-soluble gold.

14.2.3 Flotation Tailings Gold Recovery

Partial recovery of gold from flotation tailings is practiced. Following earlier partial recovery of gold in flotation tailings in 2015, a dedicated flotation tailings treatment system was commissioned in 2017.

Flotation tailings are directed to two separate hydrocyclone clusters (one for FGO floats and one for HGO floats) where a separation based on size is completed. Gold in recovered fines can be recovered by direct cyanidation at up to 60–75% recovery. A flowsheet showing the process is provided in Figure 14-3.

The fines are recovered at a cut-size of 40 µm and sent to a re-purposed thickener. After thickening to about 30–40% solids, the fines are then pumped to the autoclave discharge tanks, thereby effectively by-passing the autoclaves.

Hydrocyclone underflow coarse solids are directed to tailings for disposal.

14.2.4 Pressure Oxidation

Oxidation of the gold-bearing pyrite is undertaken via pressure oxidation in autoclaves to render gold particles in the sulphide ore amenable to cyanidation.

The operating window is largely set by limits on the autoclave operations as follows:

- Minimum feed sulfide sulfur of 5.0% w/w;
- Maximum feed sulfide sulfur of 12% w/w;
- Minimum sulfide sulfur oxidation of 50%;
- Minimum oxidation–reduction potential (ORP) of 360 mV (ref Ag–AgCl in flash tank discharge);
- "Front end" temperature limitations.

Date: February 2024 Page 14-4

Lihir Operations
Papua New Guinea
Technical Report Summary

Figure 14-3: Flotation Tailings Gold Recovery


Raw Water
Flocculant
HGO
Flotation Tail
HGO FTL
Cyclones
FTL Thickener
(Old Concentrate
Thickener)
FGO
Flotation Tail
FGO FTL
Cyclones
Process Water
To Oxidised Slurry
Transfer Tanks
Process Water
Final Tail

Note: Figure prepared by Newcrest, 2020.

Thickened ore slurry is pumped to four parallel autoclave circuits via six slurry storage tanks. The buffer between the milling and autoclave circuits helps stabilize autoclave operations.

Conventional gold processing Sherritt autoclave technology at a temperature of 210°C and a total pressure of 2,400 kPag is used. Feed slurry can be first preheated in the heat recovery vessels, before being pumped under pressure to each of the eight agitator horizontal autoclave vessels. If sulfide sulfur grades are high enough, operation without pre-heating is possible and is often practiced.

Pure oxygen (approximately 98% v/v) from three operating cryogenic oxygen plants is injected into the autoclaves to oxidize approximately 50–90% of the sulfide minerals (predominantly pyrite).

Each autoclave has a single stage of slurry temperature and pressure let-down by steam flashing. For the original, smaller, autoclaves 1, 2 and 3, flashed steam can be used in the direct contact pre-heater vessel. Flash steam from the newer autoclave 4 is not recovered for the purposes of slurry pre-heating.

Date: February 2024 Page 14-5

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 14-6 14.2.5 Counter-Current Decant Washing, Neutralization and Gold Recovery Oxidized slurry is washed to reduce acidity, and followed by gold recovery from the solids using conventional CIL technology. Oxidized slurry passes through two parallel trains of two-stage CCD circuits, where gold containing solids are washed with process water and seawater as required, reducing slurry acidity. The washed slurry is neutralized with lime slurry prepared by slaking imported quicklime. Gold is recovered from the neutralized slurry by cyanide leaching using CIL in a series of agitated tanks. The slurry is conditioned with lime in the first tank and cyanide is added to the second tank. The slurry is then agitated with granulated carbon in the absorption tanks and passes through the tanks while the carbon is retained by screens. Loaded carbon from the CIL circuit is stripped of gold in an elution system. The gold is eluted from carbon using hot caustic/cyanide solution and the carbon is then rinsed with water. The resulting gold solution is circulated through electro-winning cells where gold is recovered through electrowinning to form a gold sludge. The sludge is dried and smelted to produce doré bars, which are shipped to a refinery. Barren carbon is regenerated in two rotary kilns. 14.2.6 Residue Tailings The CIL leach residue tailings are detoxified by formation of strong metal complexes such as ferrocyanide, and through dilution with seawater (oxygen plant cooling water return). Under these conditions weakly acid-dissociable cyanide (CNWAD) converts to stable ferrocyanide. The tailings gravitate to a common disposal system which also collects the flotation tailings; remaining CCD wash water as well as oxygen plant and power plant cooling water return streams. The tailings disposal method is by deep sea tailings placement (DSTP). The combined stream flow discharges through a de-aeration tank to the ocean via a pipeline outfall at a depth of approximately 125 m below sea level. The depth of the outfall discharge is below the surface mixed layer of the ocean. Being denser than the receiving seawater, the tailings gravitate down the steep submarine slope. 14.3 Blending Strategy Ore blending prior to crushing assists in managing the significant mineralization variability that includes: • Gold and sulfide sulfur grade; • Split of barren (unreactive) and arsenian (reactive) pyrite; • Total carbonates; • Mineralogical variability particularly in terms of clay proportions and speciation; Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 14-7 • Copper and other base metal impurities; • Lithology; • Hardness and abrasiveness; • Moisture; • Chlorides; • Sulfates and oxidized ores in general; • “As-blasted” ROM ore particle size. 14.4 Equipment Sizing A list of the key equipment is provided in Table 14-1. 14.5 Power and Consumables 14.5.1 Energy The average power demand from the process plant is 114 MW, with a peak demand of 130 MW. This is met from a combination of heavy fuel oil (HFO) and geothermal sources. 14.5.2 Water The processing plant uses a combination of seawater, untreated fresh water and various treated water streams (Table 14-2). The freshwater demand at the mine site is 84,560 m3/day, and process plant raw water supply is the largest demand, accounting for 84,375 m3/day. Processing can be affected by prolonged drought periods. Newmont has developed and implemented a water conservation strategy to support operations during periods of low rainfall. This includes recovery of fresh water from some flotation tailings, minimizing non-essential usage, maximizing use of seawater throughout the process plant and maintaining a minimum base flow in the Londolovit River. 14.5.3 Process Materials Key processing reagents are oxygen (generated on site), lime and cyanide. Quick lime is imported in dedicated shipping containers. Cyanide is imported as sodium cyanide briquettes in 1 t bags and then dissolved in water for distribution to the cyanidation circuit. Other minor reagents are caustic and hydrochloric acid for gold recovery, collector and frother for flotation and flocculent for thickening. Grinding balls are imported in sea containers and stored in bunkers.

Lihir Operations
Papua New Guinea
Technical Report Summary

Table 14-1: Key Process Equipment

Area	Asset	Manufacturer/Supplier	Specifications	Quantity
Crushing	Gyratory crusher	Fuller Traylor	Model 1067 x 1778 TCB OSS 125–200 mm	1
	MMD sizer crusher	MMD	MMD sizer 1150, 300 kW	1
	Jaw crushers	Thyssen Krupp	Model: EB 16-12 /N, Single toggle. Mouth: 1,600 x 1,200 mm	2
	HGO SAG mills	FLSmidth	5.5 MW, 8.53 m inside diameter (28 ft), 4.1m long (flange to flange), grate discharge, design ball charge of 15%, current target 15%	2
	HGO ball mills	FLSmidth	5.5 MW, 5.5 m inside diameter (18 ft), 9.75 m long (flange to flange), 13.46 rpm, overflow discharge	2
	FGO SAG mill	Outokumpu/Outotec	4.3 MW, 7.3 m inside diameter (24 ft), 5.1 m long (flange to flange). 9.5 to 12.7 rpm range, grate discharge, design ball charge of 12%, current target 15%	1
	FGO ball mill	Outokumpu/Outotec	4.3 MW, 5.5 m inside diameter (18 ft), 8.53 m long (flange to flange), 13.8 rpm, overflow discharge	1
	Pebble crushers	FLSmidth	Raptor 500; second not fully installed	2
Flotation	FGO flotation cells	Outotec	OK150	5
	HGO flotation cells	Outotec	OK300	5
Autoclave feed slurry thickening & storage	Grinding thickeners	FLSmidth	48 m FLS thickeners, dual E-duct system, max 1,500 t/h (nominal 1,000 t/h), feed flow range 2,500–7,340 m^3/hr	2
	Autoclave feed slurry storage tank	Sun Engineering	Dimensions: 16.5 x 17.3 m tank; capacity: 3,500m^3; duty: sulfide flotation concentration storage tank. Operating levels: low: 0.5 m, normal: variable between limits; high: 16.8 m, freeboard: 0.5 m. Operating pressure: atmospheric Carbon steel/rubber lined; corrosion allowance 1.6 mm	1
	Autoclave feed slurry storage tank	CBI Constructors (PNG) Pty Ltd	Dimensions: 16.5 x 17.3 m; capacity: 3,527 m^3; freeboard: 0.81 m Operating pressure: atmospheric Baffled, open top, mild steel, rubber-lined	5

Date: February 2024 Page 14-8

Lihir Operations
Papua New Guinea
Technical Report Summary

Area	Asset	Manufacturer/Supplier	Specifications	Quantity
Pressure oxidation	Autoclave feed pre-heaters	Hatch Engineering design	Dimensions: 5.36 m (ID) x 12.656 m; 5 sets segmented splash baffle plates. Design internal pressure: 200 kpa@150°C; normal operating: 13 kPa@103°C; max operating: 180 kPa@134°C Fluid volume >> operating: 64.2 m^3, full: 340 m^3	3
	Autoclave feed pumps, autoclaves 1, 2 &3	Envirotech/Geho	Positive displacement slurry pumps; variable frequency drive; duty Flow (m^3/h) >> min: 85, normal: 165, rated: 270 Discharge pressure (kPa.a) >> Normal: 2,750, Rated: 3,100 NPSHA (kPa.a): >200; slurry temperature: 40–95°C; Motor rating/speed: 315 KW/1500	6
	Autoclaves	Sherritt Gordon	4.5 mID x 31.23 mL, 0.36 m spherical head; operating temperature range: 200–210°C; pressure > nominal: 2580 kPa, max: 2800 kPa; nominal O_2 overpressure: 867 kPa (32% O_2 overpressure control philosophy)	3
	Flash vessels, autoclaves 1, 2 & 3	Evans Deakin Engineering Ltd	5.5 m (I.S) x 6.9 m (tangent to tangent or T–T), 25 mm thick vessel. Carbon steel with bromo-butyl rubber lining and acid brick lining. Design pressure: 200 kPa, design temperature > max: 150°C, min: 90°C	3
	Quench vessels, autoclaves 1, 2 & 3		Vertical, 3.5 m dia (I.S) x 5 m T–T with SE heads, carbon steel membrane and acid brick lined. Design exit temperature: 80°C	3
	Vent scrubber, autoclaves 1, 2 & 3		Venturi type with cyclonic separator; inlet vol: 5240 Am3/h @ 85°C, outlet vol: 5565 Am3/h @ 65°C; scrubber differential pressure: 10 kPa; cooling water rate: 3.8 L/sec @ 110 kPa	3
	Autoclave feed pumps, autoclave 4	Weir Minerals	Type: TZPM 1200; max flow: 475 m^3/h, max discharge pressure: 3100 kPa, max stroke rate: 50 spm, power: 449 kW	3
	Autoclave 4		5.600 m dia IS x 44.820 L T–T; operating volume = 865 m^3; operating temperature range: 200–210°C; pressure > nominal: 2580 kPa, max: 2800 kPa; nominal O_2 overpressure: 867 kPa (32% O_2 overpressure control philosophy)	1
	Flash vessels autoclave 4		5.5 m (I.S) x 7 m (T–T), 25 mm thick vessel. Carbon steel with bromo-butyl rubber lining and acid brick lining. Design pressure: 200 kPa, design temperature > max: 150°C, total vol: 197 m^3	2
	Quench vessels autoclave 4		Vertical, 3.6 m (I.S) x 5 m (T–T) with SE heads, carbon steel membrane and acid brick lined; operating temperature: 90°C, design temp: 150°C; total vol: 62 m^3	2

Date: February 2024 Page 14-9

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Area	Asset	Manufacturer/Supplier	Specifications	Quantity
	Vent scrubber, autoclave 4		Units: SVS Size 27/60; inlet gas vol: 20,000 m^3/h @ 80°C; outlet gas vol: 19,783 m^3/h @ 30°C; cooling water rate: 4.5 L/sec @ 80kPa per nozzle, 3 nozzles	2
	Oxidized slurry transfer tanks	Walz Construction	Diameter x height: 11.0 m inside x 6.0 m; material SAF2507; sacrificial plate, seal welded; acidic slurry @ 100°C	2
Oxygen plant	Air products oxygen plant	Air Products	27,929 kW/day; 1,700 t/d GOX capacity	1
	Linde oxygen plant	Linde CyroPlants	23,000 kW/day; 1,400 t/d GOX capacity	1
	Air Liquide oxygen plant	Air Liquide	5,000 kW/day; 240 t/d GOX capacity	1
Flotation tailings gold recovery	Flotation tailings thickener	Supaflo Technologies Pty Ltd	Supaflo 26 m dia, high rate thickener, design feed flowrate: 1,556 m^3/h, solid flux: 0.167 m^2/t/d,	1
Autoclave discharge slurry washing	CCD thickeners	Supaflo Technologies Pty Ltd	Tank diameter: 35.5 m; tank sidewall height: 6.2 m; Freeboard to liquid level, 0.6 m; 35.5 m dia x 6.2 m side wall height thickener, rubber-lined steel, flat bottom, HDPE floor	4
Neutralization, cyanidation and adsorption (NCA)	NCA 1 neutralization tank		Diameter x height: 13.7 m inside x 18.0 m; operating temp: 36.8ºC; operating & design pressure: ATM; corrosion allowance: 1. 6 mm; rubber-lined; shell AS3679 GR250 & GR350	1
	NCA 1 leach tank		Diameter x height: 13.7 m inside x 18.0 m; operating temp: 36.8ºC; operating & design pressure: ATM; corrosion allowance: 1.6 mm; rubber-lined; shell AS3679 GR250	1
	NCA 1 CIL tanks		Diameter x height: 13.7 m inside x 15.0 m; operating temp: 36.8ºC; operating & design pressure: ATM; corrosion allowance: 1.6 mm; rubber-lined; shell AS3679 GR250	6
	NCA 2 neutralization Tank		Diameter x height: 14.2 m inside x 18.5 m; operating temp: 35ºC; operating & design pressure: ATM; corrosion allowance: 1.0 mm; shell ASTM A36; rubber-lined	1
	NCA 2 leach tank		Diameter x height: 14.2 m inside x 18.5 m; operating temp: 35ºC; operating & design pressure: ATM; corrosion allowance: 1.0 mm; shell ASTM A36; rubber-lined.	1
	NCA 2 CIL tanks		Diameter x height: 14.2 m inside x 18.5 m; operating temp: 35ºC; operating & design pressure: atmospheric; corrosion allowance: 1.0 mm; shell ASTM A36; rubber-lined	6

Date: February 2024 Page 14-10

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Area	Asset	Manufacturer/Supplier	Specifications	Quantity
Carbon elution and regeneration	NCA 1 acid wash pressure vessel	Morton Engineering Co Pty Ltd	Diameter x height mm: 1,620 x 11,900; mat: AS3678-250 plate; hydrotest pressure- 550 kPa; rubber lined – 6 mm; S135 paint spec	2
	NCA 1 carbon elution column	Pinnacle Engineering/Wacol, Brisbane	Diameter (m) x height (m): 1,320 ID x 12,150 L; design pressure, kPa (g) / design temperature: °C 350 / 120; carbon elution column, 6 mm 316l SS, with two 316 SS wedge wire bayonet screens, insulation support rings, one wire-reinforced EPDM elastomer flanged chamber	1
	NCA 2 acid wash pressure vessel	Not applicable	Not applicable	2
	NCA 2 carbon elution column	Pinnacle Engineering/Wacol, Brisbane	Diameter (m) x height (m): 1,320 ID x 12,150 L; design pressure, kPa (g) / design temperature: °C 350 / 120; carbon elution column, 6 mm 316l SS, with two 316 ss wedge wire bayonet screens, insulation support rings, one wire-reinforced EPDM elastomer flanged chamber.	1
	NCA 2 carbon reactivation kiln	Metso	Size: length x diameter – 16,121 x 2,781 x 4,417 mm; required motor voltage: 415 volts	1
	NCA 1 carbon reactivation kiln	Nutec Bickley	Type: indirect fired (diesel fuel) rotary; model: RK850X8000; L x W x H (mm): 13,000 x 3,000 x 8,200; live operating capacity: 12 hrs (12 tons @ 1000 kg/hr); 20 years design life	1
Gold room	Electrowinning cells		Knitted 430 SS; sludge removal type. 3.5 m^3; 2 line of 2 cells, with rectifiers	4
	Furnace, melting gold room		Melting: tilting induction type, 30 L crucible capacity	1
Tailings	Tailings de-aeration tank		Size: length x diameter = 9.6 x 10 m; segmented; corrosion allowance: 4.0 mm; 12 mm bromo-butyl rubber lining; shell A3678-250	1
Lime production	Lime slaking plant LS100	Newell Dunford	Size: length x diameter – 2.3 x 2.2 m; required motor voltage: 132 kw; capacity 200 t/d dry lime, max 265 t/d	1
	Lime slaking plant LS1100	Bradken	Vertical stirred mill slaker, SM6018, 90 kW 1400 L capacity	1
	Lime slaking plant LS2100	Lime Systems	Size: length x diameter - 4 m diameter x 2.0 m ball mill; rubber-lined; double drive 150kW and 90 kW; mill speed 22.68 rpm; 8 dt/h capacity	1

Date: February 2024 Page 14-11

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 14-12 Table 14-2: Water Type Useage Type Use Seawater Used for cooling the oxygen production plants and power station, quenching and scrubbing in the pressure oxidation areas, and in the post-oxidation CCD circuit. Seawater is drawn from a screened intake chamber in the small boat harbor. The plant currently uses about 21,000 m3/hr of seawater. Untreated fresh water primarily used in the milling circuits and in the grinding thickeners for washing the ground ore and control of ore chloride concentrations. Some fresh water is provided from rainfall collection on site. Most of the fresh water is drawn from a small weir on the Londolovit River, situated approximately 8.4 km north of the process plant, and pumped via pipeline to the plant raw water storage tank and the thickener circuit. The maximum permitted extraction rate from the Londolovit River is 38,016,000 m3 annually. 14.6 Personnel The process plant has a personnel count of approximately 870 including plant operations and maintenance. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 15-1 15.0 INFRASTRUCTURE 15.1 Introduction The majority of surface infrastructure to support operations is in place, and includes: • One open pit; • Mine facilities: ROM stockpiles, low-grade stockpile, waste rock dumps, crushing facilities, explosives magazine, maintenance workshops and mine support facilities; • Processing facilities: fuels, reagents, and consumables required by the processing plant; • Site services and administration: main office, laboratory, training building, warehouse and bond store, workshops, and an emergency and security services building; • Port facilities: Put Put wharf, servicing oil tankers, general cargo ships, passenger ferries and work boats; • Inner harbor for small boats; • Waste rock disposal barges and associated loading and disposal infrastructure; • Tailings pipeline and pipeline outfall; • Water management facilities: stormwater and water storage dams, diversions, culverts and water transfer pumps and pipelines; • Landfill facility; • Power generation, communications and distribution facilities; • Oxygen production facilities; • Fuel storage facilities; • Airstrip and terminal facilities. An infrastructure layout plan is included as Figure 15-1. Additional infrastructure that will be required to support the LOM plan is the nearshore soil barrier, discussed in Chapter 17.8, and shown in Figure 15-1. Infrastructure for the workforce includes housing and camp accommodation, and related community facilities such as a school, medical center, supermarkets, an open market and a police station, as well as associated messing and recreation facilities, and plants for water and sewerage treatment.

Lihir Operations
Papua New Guinea
Technical Report Summary

Figure 15-1: Infrastructure Layout Plan


KN SP
Luise Harbour
Harbour waste platform
KF SP
Plant site
Ph11 SP
Ph12e SP
WW SP
Reserve pit boundary
Magazines
Proposed Seepage Barrier alignment
ROM Stockpiling Area
Jaw Crushers
Barge Wharves
Main Wharf
Interim Powerstation
Geothermal Powerstation
Mobile Fleet Workshop
Mine Offices
Shovel Pad
Primary Crusher
Core Shed

Note: Figure prepared by Newcrest, 2020. KNSP = Kapit North stockpile; KFSP = Kapit Flat stockpile; Ph11 SP = pit phase 11 stockpile; Ph12e SP = pit phase 12 east stockpile; WWSP = western wall stockpile.

Date: February 2024 Page 15-2

Lihir Operations
Papua New Guinea
Technical Report Summary

15.2 Roads and Logistics

A public road was constructed from the village of Put Put to the accommodation center at the Londolovit plantation, and from there to the airstrip at Kunaye.

Haul roads run between the crushing facilities and ROM stockpiles at Ladolam, the barge loading dock in Luise Harbor, and the low-grade ore stockpiles.

A wharf was constructed at Put Put for general cargo ships and tankers for deliveries of heavy fuel oil (HFO) and light fuel oil (LFO or diesel) for mobile fleet, power stations and other diesel powered equipment.

An airstrip and terminal facilities were constructed on the northern portion of the island. The airstrip was certified with the PNG Civil Aviation Authority in 2007 and the airport operates both domestic flights, and international flights to Cairns.

15.3 Stockpiles

Stockpiles are discussed in Chapter 12.4 and Chapter 15.3. The stockpile locations are shown on Figure 15-1.

15.4 Waste Storage Facilities

Waste rock from the mine is either used for construction purposes or transported in barges for off-shore submarine disposal. Additional information on waste rock storage is provided in Chapter 17.5.

15.5 Tailings Disposal

Due to the heavy rainfall typically experienced on Aniolam Island, the lack of suitable area for a tailings storage facility, and the high seismicity of the region, DSTP was selected as the preferred tailings placement method for the Lihir Operations. Additional information is provided in Chapter 17.6.

15.6 Built Infrastructure

Mine facilities, including ROM stockpiles, crushing facilities, and mine support facilities, are located in the Ladolam Creek valley, immediately to the east of the ultimate pit boundary.

The processing plant is on the northwestern side of Put Put Point on relatively flat land adjacent to the shoreline and on the gentler lower slopes of the eastern end of the Luise Caldera.

Support buildings include a main site administration office, mine office, projects office, laboratory, and an emergency and security services building. An environmental laboratory was built, and field and laboratory equipment provided for air and water sampling, steam gauging, sediment

Date: February 2024 Page 15-3

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 15-4 sampling, fish sampling, weather monitoring, oceanographic monitoring and industrial hygiene measurements. Facilities for handling and transport of the various fuels, reagents, and consumables required by the processing plant are located near the general ship berth and the processing plant. Port facilities are installed to service oil tankers, general cargo ships, passenger ferries and work boats. The Put Put wharf can berth general cargo ships of 13,000 dead weight tonnes (DWT) capacity, and oil tankers of 12,000 DWT, with draughts to 10 m. Small boats with a draught up to 2 m can berth in the small boat harbor excavated in the coral platform within Special Mining Lease 6. Several small boats are moored at this location and provide a ferry service to Namatanai, pilot boats for the primary port and vessels for environmental monitoring. Several small boats service the western side of Aniolam Island and the outlying islands of Mahur, Masahet and Mali. Permanent marine facilities were constructed at these locations for passenger loading and unloading. The Kunaye airstrip has a 1,200 m long runway, and is suitable for use by a variety of small to medium size passenger aircraft. The airstrip includes a taxiway and aircraft parking area for three aircraft. A terminal building next to the aircraft parking area contains arrival and departure facilities and baggage-handling equipment. 15.7 Camp and Accommodation The Londolovit accommodation centers provide housing for senior staff living on site and a number of government employees. Single persons’ quarters are provided for commuting personnel. 15.8 Power and Electrical Power is currently produced at site by a combination of heavy fuel oil (HFO) reciprocating engines. The existing total mine site power demand averages around 115 MW and can peak as high as 130 MW when all equipment is at full capacity (peak usage). The HFO power supply consists of twelve 6.3 MW units (diesel power station) and ten 8.9 MW units (interim power station and two 8.9 MW oil cubes). The site has small backup generators that use light fuel oil. 15.9 Fuel Fuel handling facilities include provision for handling of HFO and diesel fuel (distillate). HFO discharges from oil tankers to two bulk storage tanks using the supplying tanker's pumps. These HFO tanks have a total capacity of 26,500 t. An estimate of average HFO consumption is 205 t/d. Using the supplying tanker's pumps, diesel discharges to two bulk storage tanks that have a total capacity of 6,000 t. Average diesel consumption is estimated at 70 t/d. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 15-5 15.10 Communications Communications at the site, across the island and within the PNG mainland and overseas are provided through the national telephone network carrier. Internet access for the operation is provided via a dedicated satellite link. Marine and aeronautical radio systems are installed. 15.11 Water Supply Water supply is discussed in Chapter 17.9.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 16-1 16.0 MARKET STUDIES 16.1 Markets The Lihir Operations consist of an operating mine with refining contracts in place. The Lihir Operations produce gold doré containing 91–97% gold, 2.2–8.24% silver and 0.5–3% base metals, which is securely transported from the mine to a refinery. Within the Asia–Pacific region, there are a number of London Bullion Market Association- accredited refineries that have the capacity to refine doré, including the West Australian Mint refinery in Perth, WA, the ABC Refinery in Sydney, NSW, Metalor Technologies in Singapore, W.C Heraeus–Precious Metals in Hong Kong, Logam Mulia in Indonesia, and new refineries in India as well as a number of established refineries in Europe and the Middle East. Currently the West Australian Mint is the preferred refinery. There are no agency relationships relevant to the marketing strategies used. Product valuation is included in the economic analysis in Chapter 19, and is based on a combination of the metallurgical recovery, commodity pricing, and consideration of processing charges. Under the terms of the Lihir mining development contract, Newmont may be required to refine a portion of the Lihir gold production within PNG if certain quality and security requirements are met and the terms offered are commercially competitive. To date this has not occurred, and Newmont is free to enter into arms length contracts for refining. 16.2 Commodity Price Forecasts Newmont uses a combination of historical and current contract pricing, contract negotiations, knowledge of its key markets from a long operations production record, short-term versus long- term price forecasts prepared by Newmont’s corporate internal marketing group, public documents, and analyst forecasts when considering long-term commodity price forecasts. Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry- accepted practice. The long-term commodity price and exchange rate forecasts are: • Mineral reserves: o Gold: US$1,400/oz; o US$:AU$: 0.75; • Mineral resources: o Gold: US$1,600/oz; o US$:AU$: 0.75. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 16-2 16.3 Contracts Newmont’s doré is sold on the spot market, by marketing experts retained in-house by Newmont. The terms contained within the sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of doré elsewhere in the world. There are currently eight major contracts in place to support the Lihir Operations. These contracts cover items such as refining, security transport, data management and invoicing, mining contracts, sea freight, catering and accommodations support, air transport, and labor hire. Contracts are negotiated and renewed as needed. Contract terms are in line with industry norms, and typical of similar contracts in Papua New Guinea that Newmont is familiar with.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-1 17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 17.1 Introduction Mine development and operations (i.e. processing) at the Lihir Operations commenced in 1997 in accordance with the agreed development plans stipulated in the approved Proposal for Development, which forms the basis of the Mining Development Contract (MDC) and the subsequently issued Special Mining Lease 6. The original Environmental Plan associated with mine development was completed in 1995 (NSR, 1995) and approved by the PNG Minister of Environment. An Environmental Impact Statement (EIS) was prepared under the Environment Act 2000 for the Production Improvement Program, which facilitated the subsequent incorporation of the existing Water Use Permits into two new Level 3 Environment Permits (Lihir Gold, 2005). The EIS was subsequently approved by the PNG Department of Environment and Conservation (DEC) in 2008, with new environmental permits issued for waste discharge and water abstraction in October 2008 (DEC, 2008a; 2008b). Newcrest completed a major plant upgrade in 2013, which did not require any change to the current rate of mining or to the extent of the pit footprint. Instead, additional ore processing was made possible by increasing the rate of processing for stockpiled low-grade ore and increases to tailing disposal, as part of the MOPU project. An EIS for the expansion was submitted to the PNG DEC (Coffey, 2009) and was approved by the PNG Environment Council in February 2011. The existing waste discharge and water extraction permits were amended in March 2012 and November 2014, respectively. A regulatory-approved Environmental Management and Monitoring Plan (EMMP) is used to manage and monitor the predicted environmental impacts associated with the Project. The EMMP is updated every four years for review and endorsement by the PNG Conservation and Environment Protection Authority (CEPA; formerly DEC). In addition, an annual environmental report is prepared and submitted to CEPA as well as other national, provincial and local level government bodies. Newmont has an operating environmental management system (EMS). 17.2 Baseline and Supporting Studies Baseline studies were completed in support of permitting and operations in the period 1988–1992. Additional studies were conducted during the MOPU expansion from 2009–2013. Completed studies included the following major discipline areas: • Vegetation; • Fauna and avifauna (including megapodes); Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-2 • Freshwater and coastal fish; • Marine biological habitat; • Fringing coral reefs; • Bathymetry; • Upper ocean characteristics (e.g. water temperature, salinity, density, dissolved oxygen, light penetration); • Meteorology and hydrology; • Oceanic currents; • Land use; • Marine resources use; • Riparian resources use; • Archaeology and material culture. Additional surveys, evaluations, and models included: • Waste rock characterization; • Submarine tailings hydraulics and dissolution, tailings dispersal; • Trial waste dumping, plume modelling. 17.3 Environmental Considerations/Monitoring Programs The onsite Environment Department uses and references a number of records, documentation and information management systems to store assess and review data: • Environmental data monitoring (EQuIS) database: water quality criteria and monitoring results; water run-off volumes and quality, stream flows and suspended sediment flux; • Hydrometeorology: water level, pH, water temperature, and weather information, fresh- water management model for the Londolovit River; • Meteorology: rainfall, evaporation, relative humidity, solar radiation, air temperature, prevailing winds; • Air quality and noise monitoring; • Groundwater monitoring; • Vegetation and soil monitoring; • Megapode monitoring; • Aquatic biomonitoring: fish, shellfish and seagrass; • Waste rock disposal and submerged waste stockpile dimensions;

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-3 • DSTP tailings discharge volumes, chemistry; • Ocean physio-chemical monitoring, near shore sedimentation rates and turbidity, water quality; • Land management model: land disturbance and progressive rehabilitation statistics; • Laboratory information management: sample collection, registration, and chain of custody and reporting. Newmont maintains a central compliance system for all sites, including the Lihir Operations, to report environmental incidents, notifications, investigations, tracking of actions, reporting, inspections and track action completion. 17.4 Stockpiles All stockpiles, except Kapit North and Wild West, are within the planned final pit boundary, and will need to be consumed or relocated to allow final pit development. All major existing stockpiles are scheduled to be reclaimed over the next eight years. The Phase 9 pit void is used for low-grade stockpiling to meet LOM plan requirements. The design includes 10 m berms, 24 m face height, 28 m ramps, batter angle of 35º, and inter-ramp angle of 28º. The stockpile will have a total capacity of about 50 Mt. Acid and metalliferous drainage (AMD) will be generated from medium-term storage of ore stockpiles prior to processing. This requires management of runoff and drainage to ensure discharges comply with the requirements of the site’s Environment Permits. Regular monitoring is undertaken of water quality for regulatory reporting. Newmont is currently conducting studies to assess appropriate means of managing AMD as the basis for an amendment to the Environment Permit for Waste Discharge. 17.5 Waste Rock Disposal Waste rock from the mine is either transferred into 1,500 t capacity barges for off-shore submarine disposal within the boundaries of Special Mining Lease 6, tipped at the harbor waste platform, or stockpiled for use as road base, bench sheeting, stemming or construction fill. Submarine waste disposal is carefully planned and controlled to achieve a continuous rill along the steeply-sloping sea floor and minimize the potential for uncontrolled slumping. In March 2023, Newcrest applied to CEPA and MRA for a new lease for mining purposes to host an extension of the existing marine waste rock dump. The extension will provide sufficient capacity to support mine waste disposal. Approval of the marine waste rock dump extension is assumed to be granted by the end of March 2025. 17.6 Tailings Disposal Tailings are disposed using deep sea tailings placement (DSTP). This disposal process was selected as the preferred tailings management option from an environmental and social point of Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-4 view because the Lihir Operations have limited space for terrestrial tailings storage and the mine is situated in a seismically active region. Baseline studies were undertaken prior to the approval by PNG environmental authorities and commencement of the DSTP. Tailings are discharged from a pipeline that extends from the de-aeration tank through a directionally-drilled hole in the shoreline at Put Put Point to a discharge point beneath the productive euphotic (sunlight-penetrating) zone at a depth of approximately 115 m below the surface. The process tailings comprise a dilute mixture of treated mill feed material and seawater from the cooling water systems and discharged through the DSTP system at a depth of approximately 115 m within the boundaries of the Special Mining Lease. Given that the waste rock and tailing materials contain sulfide minerals (including pyrite), submerging these materials prevents oxidation and potential AMD generation. Ongoing monitoring of DSTP is conducted under a government-approved EMMP. Detailed seabed and tailings footprint surveys are regularly conducted as per EMMP requirements. These surveys include seabed bathymetry, ocean water quality, seabed physio-chemical characterization, and abundance of deep-sea marine fauna. Newcrest conducted numerous studies to investigate the performance of the DSTP system including potential impacts from mine-derived sediment, waste rock and tailing disposal (CSIRO, 2009). The PNG Government also conducted studies on the DSTP system independently of Newcrest (SAMS, 2008). The studies found that the system performed according to approved environmental permits and regulatory monitoring requirements. In addition, periodic independent technical reviews (e.g. Scottish Association of Marine Science) have been undertaken to assess whether the DSTP system is functioning as designed, and to develop ongoing research projects. There have been no significant operational, compliance, environmental or social issues related to the operation of the DSTP system since 2010. 17.7 Water Management Pit perimeter diversion drains are installed on a 50 m wide drainage berm sloping at 3% to intercept as much surface runoff as possible from the Luise Caldera, which is diverted around the mining operation and into the ocean. Remaining surface runoff, groundwater seepage and rainfall is collected by 16 m wide drainage berms incorporated into pit designs and directed into sumps. Water is then pumped by in-pit dewatering pumps to the surface drainage system before ocean discharge. 17.8 Nearshore Soil Barrier The nearshore soil barrier project is required to enable access to the mineral reserves within the Kapit pit sector. The preferred construction method is a high-strength, reinforced, concrete diaphragm wall, spanning 800 m, with a nominal depth of 30.5 m. The design uses updated

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-5 conventional pit slopes with corresponding phase pit designs to allow access to the mineral reserves at significantly reduced capital cost, technical risk and construction time than previously- considered alternatives. The project scope includes the following: • Construction of a nearshore soil barrier to limit seepage from the ocean and groundwater through permeable mine waste rock fill and underlying marine sediments from entering the Kapit pit sector; • Design and relocation of services/infrastructure which are within the construction footprint of the nearshore soil barrier wall construction and development of the proposed Kapit pit sector; • Infilling of the Inner Harbor; • Infrastructure upgrades to support the project. 17.9 Water Supply 17.9.1 Fresh Water Supply Overview The rugged topography, steep stream gradients and high earthquake risk on Aniolam Island mean that there are few locations suitable for cost effective construction of large volume water storages. Furthermore, those locations most amenable to large dam construction are also those most suitable for human habitation, and have the greatest population density and resource value to the local community. As a consequence, development of water supply yield on the island is necessarily focused on run-of-river and/or groundwater resources. The nearest available source of water in sufficient quantity is the Londolovit River where a 3–4 m high, broad diversion causeway weir scheme and associated pumping station were constructed. Four large turbine pumps supply the process plant via a pipeline from the weir that discharges to both the plant raw water storage tank and the thickener circuit. Water can also be sourced from a natural fresh-water spring within the caldera. The operations water demand is currently met by a combination of Londolovit raw water from the weir, caldera extraction via the Kapit spring and seawater supplement. Fresh water from pit diversion can also be substituted into the plant supply. The catchment area is very small (12 km length and surface catchment area of about 26.1 km2), and flow in the Londolovit River is dependent on rainfall, with the system draining within 3–5 days of rainfall events. Over the record since 1999, the system has delivered 80–85% reliability for supply at licensed extraction rates. Prolonged drought conditions are a risk to continued plant operations due to the lack of water. Sea water substitution measures can be implemented in the plant under major drought conditions and can mitigate a portion, but not all, of the drought-related effects on production. Based on the Aqueduct Water Risk Atlas, which assesses water risk on a five-tiered scale against a series of indicators (including physical quantity, quality, and regulatory and reputational risk) the Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-6 water risk range rating for the Lihir Operations is “high”, the second-highest risk rating assigned under the scale. Newmont is investigating augmenting freshwater catchment and retention, including: • Clean water drain project (Kapit North stockpile drain); • Harbor side storage facility project (additional dam storage); • Improved collection of freshwater from Caldera clean water diversions and dewatering bores. 17.9.2 Fresh Water Supply Water Extraction Permits Extraction from the Londolovit River is governed by PNG government permit under the PNG Environment Act 2000, under permit number WE-L3(143). Two uses are permitted from the Londolovit surface water system by WE-L3 (143): • #3: Extraction from the Londolovit weir for use at the Londolovit township & camp(s) at 1,250,000 m3/year or 145 m3/hour; • #5: Extraction from the Londolovit weir for operations use for ore processing at 38,016,000 m3/year, or 4,400 m3/hour. A key condition of the permit is the specification for maintenance of environment flow as a mandatory requirement for extraction at Londolovit Weir. Environmental flow is set at 200 L/second, or 720 m3/hour, which is to be maintained below the extraction point and weir at all times during the extraction of water. Environmental flow is required as a minimum requirement to protect downstream aquatic water quality and ecosystems along the lower reaches of Londolovit River. 17.9.3 Seawater Seawater is sourced from Luise Harbor to supply the back end of the process plant and cooling water for the power stations. The demand at a production rate of 14 Mt/a is 636,375 m3/day. 17.10 Closure Considerations In compliance with regulatory requirements, Newcrest commissioned a conceptual mine closure plan in 1995, which was submitted to the PNG government, and which has been updated and refined in accordance with the Newcrest closure standard, including in FY23. A technical review is planned during 2024 to assess the status of the closure plan, and refine the cost estimate. A detailed Mine Rehabilitation and Mine Closure Plan is required to be submitted to the regulator a minimum of five years prior to the cessation of operations. Planned closure is divided into three stages: • Cessation of mining and processing;

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-7 • Active closure; • Maintenance and monitoring. Site rehabilitation and closure will involve dismantling and demolition of infrastructure not intended for subsequent community use, removal of residual materials and remediation of disturbed areas. Community requirements and long-term land use objectives will also be considered. The closure cost estimates are currently being updated following a review of the closure options and update of the Lihir Operations closure plan. There are currently no known requirements to post performance or reclamation bonds. However, new closure policy documentation that is being drafted by the State may introduce bonding requirements. A bond of PGK111,000 was posted prior to the Lihir Operations commencing in 1997. A mine closure risk assessment and associated closure cost estimates were updated in June 2023. The current LOM closure cost estimate is US$316 million. 17.11 Permitting Newmont currently holds the key applicable permits required to support current operations. Permit renewals are applied for where required. Additional permits will be required as follows: • Nearshore soil barrier: currently approved with existing approvals but requires sign off by the Chief Inspector of Mines (MRA) pursuant to the Mining (Safety) Act 1977. The construction of this barrier was previously approved as part of the 2005 Production Improvement Programme Environmental Impact Statement; • In March 2023, Newcrest applied to CEPA and MRA for a new lease for mining purposes to host an extension of the existing marine waste rock dump. The extension will provide sufficient capacity to support mine waste disposal. Approval of the marine waste rock dump extension is assumed to be granted by the end of March 2025. • Special Mining Lease extension: Special Mining Lease 6 expires March 16, 2035. Subject to outcomes of current study work, additional permits may be required as follows: • Changes to the AMD management strategy to manage AMD at the source, pathway, and receptor; • Investigation into alternatives for future waste rock disposal. The Lihir Operations are conducted in accordance with the development plans stipulated in the MDC and the accompanying Approved Proposal for Development (APFD) signed between the State and Lihir Gold in 1995. The MDC and APFD represent the principal agreement/contract between the State and Lihir Gold in accordance with that described in the Mining Act 1992 Part IV. The MDC and APFD provide details of the conditions and implementation of the Project’s Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-8 approved environmental, financial, business, training/localization, land-owner agreements and infrastructure plans. The Project’s approved Environmental Plan was prepared in accordance with the Environmental Planning Act 1978, the Water Resources Act 1982, and the Environmental Contaminants Act 1978. The Environment Act 2000, which came into effect in January 2004, allows for existing approvals, permits and licenses issued under the now repealed Environmental Planning, Water Resources and Environmental Contaminant acts to continue to be valid and in force for existing projects such as the Lihir Operations. The operations EMMP provides details of the environmental monitoring requirements and reporting commitments to CEPA, MRA, New Island Provincial Government Nimamar Local Level Government, and community representatives such as the Lihir Mine Area Landholders Association. The EMMP lists the various monitoring requirements, which arose from the identification of key environmental issues documented in the Project’s Environmental Plan (NSR, 1992) and subsequent EISs. The EMMP includes statutory monitoring associated with the water extraction permit for the Lihir Operations, which regulates the volume of water extracted from rivers and the ocean to operate the mine, and the waste discharge permit, which limits the volume and concentration of discharged waste streams. 17.12 Considerations of Social and Community Impacts There are a number of culturally significant sites within the mining area including Ailaya Rock on the edge of the operational pit. Lihirians believe Ailaya Rock to be the portal to the afterlife. There was a cave at the base of the Ailaya prior to disturbance in the 1990s where it was believed that spirits entered and then rose through it to the afterlife. The Ailaya Rock remains a site of deep cultural and religious significance to the majority of Lihirians and the image of the rock is a symbol of Lihirian identity. There is a 10 m exclusion zone around the top of the rock, reduced from the regulated 100 m buffer under an agreement with the landowner group who are custodians of Ailaya Rock. There are several cultural sites located on the Ailaya Rock that are also of cultural importance. These require ongoing management in consultation with local communities, customary landowners and regulators that pose significant risk to company reputation and social license to operate. The current suite of Customary Landholder Agreements were signed on December 21, 2020 after a review process with Lihir’s tenement landholders and relocation family groups that lasted several years. The full set of agreements were then registered by the PNG Registrar of Tenements on April 30, 2021 in fulfilment of a key requirement of the Mining Act 1992. Newcrest and the local landholders agreed to replace the former integrated benefits package agreement regime with a new suite of landholder agreements resulting in the following: • The 1995 integrated benefits package, 2007 revised integrated benefits package, and certain other associated agreements were terminated;

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-9 • New agreements setting out distinct compensation, relocation and benefits arrangements were implemented in place of the terminated agreements; • Certain existing agreements (e.g., the Lihir Mining Development Contract, 2007 Memorandum of Agreement, and various community agreements) continued without modification. Incorporated within the new regime were: • An Umbrella Transition Deed (which is the framework agreement setting out the structure of the new suite of agreements and terminating the previous integrated benefits package regime); • Three subject-specific agreements (which set out the details of the compensation, relocation, and benefit arrangements in place); • 15 individual agreements with specific landholder and resettled family groups (which record the specific entitlement of each particular group). Several management plans have been approved by the MRA and CEPA, and are critical to the resolution of social issues and fulfillment of commitments: • Lihir Mine Plan; • Local Business Development Plan; • Supply and Procurement Plan; • Training and Development Management Plan; • Environmental Management and Monitoring Plan; • Cultural Heritage Management and Monitoring Plan; • Lands and Compensation Management and Monitoring Plan; • Relocation and Resettlement Management and Monitoring Plan; • Social Development Management Plan; • Socio-economic Impact Monitoring and Management Plan; • Foundation Building Management Plan; • Health and Safety Management Plan; • Lihir Mine Closure Plan. The Socio-economic Impact Monitoring and Management Plan will need to be updated in CY24. Agreements and obligations are currently registered in a Community, Health, Environment, Safety and Security (CHESS) system. Community Agreements are currently registered in both the CHESS Obligations register and the Community Agreements register. Environmental Permits, Agreements and Obligations are also currently registered using the same system. Specific policies, standards and guidelines are referenced in each of the management plans. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 17-10 Newmont has established generally good working relationships with local communities and although occasional disputes do occur, they are relatively minor in nature. The last disputes that resulted in brief disruptions to operations occurred in 2014–2015. 17.13 Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues Damage to Ailaya Rock as a result of mining activities could result in a significant social issue. Continued monitoring and careful planning, along with transparent dialogue with local communities will be necessary. Based on the information provided to the QP by Newmont (see Chapter 25), there are no other material issues known to the QP. The Lihir Operations are mature mining operations and currently have the social license to operate within the local communities.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 18-1 18.0 CAPITAL AND OPERATING COSTS 18.1 Introduction Capital and operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. 18.2 Capital Cost Estimates 18.2.1 Basis of Estimate As the Lihir Operations are a steady-state operation, sustaining capital costs largely consist of site infrastructure upkeep and mobile equipment replacement costs. An allowance for miscellaneous equipment, small projects, and other minor capital costs was included for mining, processing, and site general. The sustaining capital cost estimate is based current budget level costs, combined with recent average sustaining capital spend. The major projects included in the mineral reserves estimate include: • Nearshore soil barrier; • Phase 14A mining project (Phase 14A is the steep wall mining phase below Ailaya rock); • Power generation. Mine capital costs were based on modelling, using mine plans and schedules, material quantities, equipment data, consumable estimates and labor schedules. Mining sustaining capital costs are based on the continuation of Owner-operator mining model. Mine sustaining capital estimates were built up from the current detailed budget combined with project to date actual spend, and adjusted using forward production plans and schedules, engineering designs, and equipment strategies. Mining sustaining capital costs were estimated to average $32 M/a, for a total of $550 M over the remaining LOM. Newmont has made allowances for non-sustaining capital to pursue a variety of interrelated and inter-dependent studies, that include, but are not limited to, the seepage barrier, Phase 14A mining project, hot ground mining, power generation and miscellaneous studies aimed at optimizing production outputs. Mining-related non-sustaining capital costs were estimated at US$751 M over the remaining LOM. Process plant sustaining capital estimates were built up from the current detailed budget combined with project-to-date actual expenditure. These are adjusted using forward production plans and schedules, engineering designs and equipment strategies. Process plant non- sustaining capital expenditure, primarily the power generation project and supporting infrastructure capital, were based on equipment lists and material take-offs from engineering Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 18-2 drawings. Process plant sustaining capital costs were estimated to average US$40 M/a, for a total of US$685 M over the remaining LOM. Site G&A sustaining capital estimates were built up from the current detailed budget combined with project-to-date actual expenditure and adjusted using forward production plans and schedules, and engineering designs. These costs include major maintenance activities to maintain airport, port, site access roads, camps and accommodation. These costs were estimated to average US$10 M/a, for a total of US$176 M over the remaining LOM. The site power and utilities sustaining capital estimates were built up from the current detailed budget combined with project-to-date actual spend and adjusted using forward production plans and schedules, engineering designs and equipment strategies. The site power and utilities, inclusive of the projects and engineering areas, sustaining capital costs were estimated to average US$10 M/a, for a total of US$170 M over the remaining LOM. Power and utilities-related non-sustaining capital costs were estimated at US$169 M over the remaining LOM. 18.2.2 Capital Cost Summary Sustaining capital costs are summarized in Table 18-1. Sustaining and non-sustaining capital costs will total US$2,500 M over the anticipated LOM. 18.3 Operating Cost Estimates 18.3.1 Basis of Estimate The operating costs used in the financial model were derived from a variety of sources. The mining costs were derived from a purpose-built, activity-based cost model, while ore treatment and G&A costs were based on budgeted numbers adjusted for Newcrest’s long-term consumable price forecasts. These costs were accepted by Newmont. All operating costs are presented in US$, and reflect 2023 market terms. Inputs in currencies other than US$ were converted at exchange rates as per Newcrest’s economic parameters. These costs were accepted by Newmont. Mining operating costs are forecast to average US$5.72/t of material mined or US$12.72/t ore milled, for a total of US$2,762 M over the remaining life of mine. Mining costs include provision for load and haul, barging, drill and blast, ancillary costs, overheads and stockpile re-handle. Process operating costs are forecast to average US$28.40/t milled, for a total of US$6,165 M at a throughput rate of 12.77 Mt/a over the remaining LOM. Process costs include provision for crushing and grinding, flotation, autoclave, neutralization, cyanidation and adsorption, unallocated power, overheads, and ancillary costs. Infrastructure and other distributable costs (power and utilities) are included in the mining and processing operating costs.

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 18-1: Sustaining Capital Cost Estimate

Sustaining Capital Description	Average Sustaining Capital Cost (US$M/a)	Sustaining Capital Cost (US$M)	% of Estimate
Mining	32	550	35
Processing	40	685	43
Infrastructure (power and utilities)	10	170	11
General and administrative	10	176	11
Totals	***92***	***1,581***	***100***

Note: Numbers have been rounded.

General and administrative operating costs are forecast to average US$15.50/t milled, for a total of US$3,365 M over the remaining LOM.

18.3.2 Operating Cost Summary

The projected LOM plan operating costs are summarized in Table 18-2, and are anticipated to total US$56.62/t milled.

Date: February 2024 Page 18-3

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 18-2: Operating Cost Estimate

Cost Area	Units	Value
Mining cost	US$/t ore milled	12.72
Ore treatment	US$/t ore milled	28.40
General and administrative	US$/t ore milled	15.50
Site Costs	***US$/t ore milled***	***56.62***

Note: Numbers have been rounded.

Date: February 2024 Page 18-4

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 19-1 19.0 ECONOMIC ANALYSIS 19.1 Methodology Used The financial model that supports the mineral reserve declaration is a standalone model that calculates annual cash flows based on scheduled ore production, assumed processing recoveries, metal sale prices and New Guinea kina/US$ exchange rate, projected operating and capital costs and estimated taxes. The financial analysis is based on an after-tax discount rate of 10%. All costs and prices are in unescalated “real” dollars. The currency used to document the cash flow is US$. All costs are based on the 2023 budget, as completed in June, 2023. Revenue is calculated from the recoverable metals and long-term metal price and exchange rate forecasts. 19.2 Financial Model Parameters The economic analysis is based on the metallurgical recovery predictions in Chapter 10.4, the mineral reserve estimates in Chapter 12, the mine plan discussed in Chapter 13.10, the commodity price forecasts in Chapter 16, closure cost estimates in Chapter 17.3, and the capital and operating costs outlined in Chapter 18. Royalties were summarized in Chapter 3.2.5 and Chapter 3.8. Lihir is subject to a corporate income tax rate of 30% on taxable income. It is also subject to a mineral royalty of 2% on net smelter returns and a production levy of 0.5% of assessable income. The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis. The economic analysis assumes constant prices with no inflationary adjustments. The NPV at a discount rate of 10% is $1.0 B. The internal rate of return (IRR) is estimated at 37% and the payback period is 5.3 years. The active mining operation ceases in 2039, and processing in 2040; however, closure costs are estimated to 2053. A summary of the financial results is provided in Table 19-1. An annualized cashflow statement is provided in Table 19-2 and Table 19-3. The tables present the financial results on a 100% basis. Total tonnage and metal may differ from declared values in the mineral reserve table due to the financial model being based on a projected end of year topography. The QP does not consider any differences to be material. In these tables, EBITDA = earnings before interest, taxes, depreciation and amortization. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 19-2 Table 19-1: Cashflow Summary Table Item Unit Value Metal price, gold $/oz 1,400 Tonnage treated Mt 217 Gold grade g/t 2.51 Gold ounces, contained Moz 17.5 Capital costs $B 2.5 Direct operating costs $B 14.7 Exchange rate US dollar to PNG kina 3.50 Discount rate % 10 Free cash flow $B 2.5 Net present value $B 1.0 Note: Cashflow presented on a 100% basis. Numbers have been rounded.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 19-3 Table 19-2: Annualized Cashflow (2023–2034) Area Units LOM 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 Material mined Mt 483 41.0 37.7 34.3 32.0 36.8 39.4 40.0 40.0 39.1 40.0 35.0 Ore processed Mt 217 11.9 13.0 13.2 13.5 13.5 13.3 13.0 13.5 13.3 13.4 13.4 Contained gold, processed Moz 17.5 0.84 0.94 1.19 1.50 1.30 1.35 1.36 1.37 1.24 1.08 0.96 Contained gold, gold grade g/t 2.51 2.19 2.24 2.78 3.44 3.01 3.17 3.26 3.17 2.91 2.51 2.23 Recovered gold Moz 14 0.64 0.70 0.88 1.11 0.95 1.08 1.12 1.08 1.03 0.89 0.79 Net revenue US$ B 19 0.9 1.0 1.2 1.6 1.3 1.5 1.6 1.5 1.4 1.3 1.1 Cost applicable to sales US$ B -12 -0.9 -0.9 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 Other expenses US$ B -0.9 -0.0 -0.1 -0.1 -0.1 -0.0 -0.0 -0.0 -0.0 -0.0 -0.0 -0.1 Total expenses US$ B -13 -1.0 -1.0 -0.9 -0.9 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 -0.8 EBITDA US$ B 5.9 -0.1 0.0 0.3 0.7 0.5 0.7 0.8 0.7 0.6 0.4 0.3 Operating cash flow US$ B 5.0 -0.0 0.1 0.4 0.6 0.4 0.5 0.6 0.5 0.5 0.4 0.3 Total capital US$ B -2.5 -0.2 -0.2 -0.4 -0.5 -0.2 -0.1 -0.1 -0.1 -0.1 -0.1 -0.1 Free cash flow (pre-tax) US$ B 3.4 -0.2 -0.2 -0.0 0.2 0.3 0.5 0.6 0.6 0.5 0.4 0.2 Free cash flow (post-tax) US$ B 2.5 -0.2 -0.2 -0.0 0.1 0.2 0.4 0.5 0.4 0.4 0.3 0.2 Note: Numbers have been rounded. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 19-4 Table 19-3: Annualized Cashflow (2035–2040) Area Units 2035 2036 2037 2038 2039 2040 Material mined Mt 20.9 21.1 17.0 7 1 — Ore processed Mt 13.4 13.5 13.6 14 13 5 Contained gold, processed Moz 0.96 0.90 0.78 0.79 0.75 0.22 Contained gold, gold grade g/t 2.23 2.08 1.79 1.82 1.74 1.46 Recovered gold Moz 0.74 0.69 0.61 0.58 0.56 0.20 Net revenue US$ B 1.0 1.0 0.9 0.8 0.8 0.3 Cost applicable to sales US$ B -0.7 -0.7 -0.7 -0.6 -0.5 -0.2 Other expenses US$ B -0.1 -0.1 -0.1 -0.1 -0.1 -0.0 Total expenses US$ B -0.8 -0.8 -0.7 -0.7 -0.6 -0.2 EBITDA US$ B 0.3 0.2 0.1 0.1 0.2 0.1 Operating cash flow US$ B 0.3 0.2 0.2 0.2 0.2 0.1 Total capital US$ B -0.1 -0.1 -0.1 -0.1 -0.1 -0.0 Free cash flow (pre-tax) US$ B 0.2 0.2 0.1 0.1 0.2 0.1 Free cash flow (post-tax) US$ B 0.2 0.1 0.1 0.1 0.2 0.1 Note: Numbers have been rounded.

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Table 19-1, Table 19-2, and Table 19-3 contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Please refer to the note regarding forward-looking information at the front of the Report. The cash flow is only intended to demonstrate the financial viability of the Project. Investors are cautioned that the above is based upon certain assumptions which may differ from Newmont's long-term outlook or actual financial results, including, but not limited to commodity prices, escalation assumptions and other technical inputs. For example, Table 19-1, Table 19-2, and Table 19-3 use the price assumptions stated in the table, including a gold commodity price assumption of US$1,400/oz, which varies significantly from current gold prices and the assumptions that Newmont uses for its long-term guidance. Please be reminded that significant variation of metal prices, costs and other key assumptions may require modifications to mine plans, models, and prospects.

19.3 Sensitivity Analysis

The sensitivity of the Project to changes in grades, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values. The changes in metal prices are representative of changes in grade.

The Project is most sensitive to changes in the gold price and grade, less sensitive to changes in operating costs, and least sensitive to capital cost changes, as shown in Figure 19-1.

Date: February 2024 Page 19-5

Lihir Operations
Papua New Guinea
Technical Report Summary
Newmont

Figure 19-1: Sensitivity Analysis


7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
-1.00
-2.00
FCF or NPV ($B)
-25%
-15%
0
15%
25%
FCF OPEX Sens
FCF CAPEX Sens
FCF Au Price Sens
NPV OPEX Sens
NPV CAPEX Sens
NPV Au Price Sens

Note: Figure prepared by Newmont, 2024. FCF = free cashflow; Sens = sensitivity; OPEX = operating cost estimate; CAPEX = capital cost estimate.

Date: February 2024 Page 19-6

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 20-1 20.0 ADJACENT PROPERTIES This Chapter is not relevant to this Report. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 21-1 21.0 OTHER RELEVANT DATA AND INFORMATION This Chapter is not relevant to this Report.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-1 22.0 INTERPRETATION AND CONCLUSIONS 22.1 Introduction The QP notes the following interpretations and conclusions, based on the review of data available for this Report. 22.2 Property Setting The Lihir Operations have a 23-year operating history. As a result, mining-related infrastructure and the supply of goods available to support mining operations is well-established. Personnel with experience in mining-related activities are available in PNG and Australia. Aniolam Island has a high rainfall, which can have short-term impacts on open pit operations. Exploration activities may be curtailed by heavy rainfall. The mine is located within the Luise Caldera of the Luise Volcano which is located on the east coast of the island. The caldera is an extinct volcanic crater that is geothermally active, in the form of hot springs and fumaroles. Aniolam Island is located in the West Melanesian Arc seismic source zone where earthquakes of up to magnitude eight have been recorded. Most earthquakes in the region result from strike-slip movement but some occur along steeply-dipping reverse faults resulting in a strong vertical motion component and have potential to generate local tsunamis. Both tsunami and earthquake risks were assessed and incorporated into the Project design criteria. Mining operations are conducted year-round. 22.3 Ownership Newmont indirectly wholly-owns the Lihir Operations. 22.4 Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements The Project consists of a granted Special Mining Lease, two granted Mining Leases, one granted Exploration License, five granted Leases for Mining Purposes, and three Mining Easements. The total area under license is approximately 238 km2. The Lihir deposit is located on Special Mining Lease 6. Special Mining Lease 6, Leases for Mining Purposes 34–40, and Mining Easements 71–73 expire on March 16, 2035. Exploration License 485 expires in March 2024, and Mining Lease 125 and Mining Lease 126 both expire on July 20, 2025. Newmont must lodge annual and bi-annual reports on activities conducted on the mineral tenure. As at December 31, 2023, all statutory reporting requirements had been met. The Project area is situated on land held under customary, State and private ownership, including under State lease. The bulk of the land that will be affected by Project operations and closure is Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-2 customary owned. Newmont has been granted rights to undertake mining and processing of gold and related activities, through negotiations with the state and local government, and landowners in the area. Newmont holds a granted Special Mining Lease which encompasses all of the area where mineral reserves are estimated. The Special Mining Lease entitles Newmont to enter and occupy the land for the purpose of mining and the ancillary mining purposes for which the Mining Lease was granted. An Environment Permit for Water Extraction is in place to support Project operations. Newmont is entitled to 100% of the minerals produced from the mineral tenure subject to the payment of prescribed annual rents and royalties. A 2% royalty is payable to the State of PNG on the realized prices of all gold and silver doré produced. Under the MoA, the State is responsible for direct distribution of all royalties derived from the Lihir Operations to Special Mining Lease 6 landowners (20%), Nimamar Local Level Government (30%) and the New Ireland Provincial Government (50%). A production levy of 0.5% is also payable on the gross value of production (i.e., excluding the offsets of treatment and refining charges, payable terms and freight) to the MRA. 22.5 Geology and Mineralization The Lihir deposit is considered to be an example of an epithermal gold deposit. The geological understanding of the settings, lithologies, and structural and alteration controls on mineralization in the different zones is sufficient to support estimation of mineral resources and mineral reserves. The geological knowledge of the area is also considered sufficiently acceptable to reliably inform mine planning. The mineralization style and setting are well understood and can support declaration of mineral resources and mineral reserves. There is some remaining exploration potential in the Project area, with a number of prospects that may warrant additional investigation. 22.6 History The Lihir Operations have over 24 years of active mining history, and exploration activities date back to 1980 when gold was first discovered. 22.7 Exploration, Drilling, and Sampling The exploration programs completed to date are appropriate for the style of the mineralization within the Project area. Sampling methods, sample preparation, analysis and security conducted prior to Newcrest’s interest in the operations were in accordance with exploration practices and industry standards at the time the information was collected. Current Newmont/Newcrest sampling methods are acceptable for mineral resource and mineral reserve estimation. Sample preparation, analysis

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-3 and security for the Newmont/Newcrest programs are currently performed in accordance with exploration best practices and industry standards. The quantity and quality of the lithological, geotechnical, collar and down-hole survey data collected during the exploration and delineation drilling programs are sufficient to support mineral resource and mineral reserve estimation. The collected sample data adequately reflect deposit dimensions, true widths of mineralization, and the deposit style s. Sampling is representative of the gold grades in the deposit, reflecting areas of higher and lower grades. Density measurements are considered to provide acceptable density values for use in mineral resource and mineral reserve estimation. The sample preparation, analysis, quality control, and security procedures used by the Lihir Operations have changed over time to meet evolving industry practices. Practices at the time the information was collected were industry-standard, and frequently were industry-leading practices. The sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources and mineral reserves. The QA/QC programs adequately address issues of precision, accuracy and contamination. Modern drilling programs typically included blanks, duplicates and standard samples. QA/QC submission rates meet industry-accepted standards. 22.8 Data Verification The QP performed a site visit in November 2023. Observations made during the visit, in conjunction with discussions with site-based technical staff also support the geological interpretations, and analytical and database quality. The QP’s personal inspection supports the use of the data in mineral resource and mineral reserve estimation, and in mine planning. The QP receives and reviews monthly reconciliation reports from the mine site. Through the review of these reconciliation factors the QP is able to ascertain the quality and accuracy of the data and its suitability for use in the assumptions underlying the mineral resource and mineral reserve estimates. 22.9 Metallurgical Testwork Industry-standard studies were performed as part of process development and initial mill design. Subsequent production experience and focused investigations guided mill alterations and process changes. Testwork programs, both internal and external, continue to be performed to support current operations and potential improvements. From time to time, this may lead to requirements to adjust cut-off grades, modify the process flowsheet, or change reagent additions and plant parameters to meet concentrate quality, production, and economic targets. Samples selected for testing were representative of the various types and styles of mineralization. Samples were selected from a range of depths within the deposit. Sufficient samples were taken so that tests were performed on sufficient sample mass. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-4 Recovery factors estimated are based on appropriate metallurgical testwork, and are appropriate to the mineralization types and the selected process routes. The average metallurgical recovery for gold over the LOM plan is predicted to be 77.7%. Daily and monthly recovery varies, based on ore grade, the fraction of milled ore sent to flotation, and the amount of stockpiled ore being treated. These values include recovery uplift from projects of 1.65% from the current base. Naturally fine-grained ores (mostly argillic material) and clays (from fresh or stockpile ore) can impact on both plant throughput and metallurgical recovery. The maximum proportion of fines and clays (mainly from argillic ores) that can be treated within the plant is not known with certainty. There are several types of clay minerals with varying impact on plant performance. There is some risk that high proportions of such ore types in plant feed may lead to both lower recovery and throughput, until an adjustment to the mine plan and/or additional plant modifications can be implemented. Wet and sticky ores are managed through blending and on-going mechanical modifications to conveyors and chutes etc. Once in slurry form, these ores can display high and variable non- Newtonian shear-thinning behavior, which can impact the milling, flotation, POX and CIL circuits. However, dilution has been found effective in controlling slurry rheology to date. There are no penalty elements that affect doré sales. Deleterious components in the ore such as clay, chloride, copper and carbonate content of mill feed materials can affect aspects of plant operation, are typically localised, and to date, have had only short-term effects. 22.10 Mineral Resource Estimates There is a set of protocols, internal controls, and guidelines in place to support the mineral resource estimation process. Vulcan, Isatis, Leapfrog, and Supervisor were the modelling and geostatistical software systems used in modelling and estimation. Estimation was performed by Newmont/Newcrest personnel. All mineralogical information, exploration boreholes and background information were provided to the estimators by the geological staff at the operations or by exploration staff. Geological interpretation is supported by core, RC (blast hole), rotary drilling, in-pit mapping, and grade control sampling data. Mineral resources are reported using the mineral resource definitions set out in SK1300, and are reported exclusive of those mineral resources converted to mineral reserves. The reference point for the estimate is in situ or in stockpiles. Areas of uncertainty that may materially impact the mineral resource estimates include: the lack of stationarity in gold domains; changes to long-term gold price assumptions; changes in local interpretations of mineralization geometry and continuity of mineralized zones; changes to geological shape and continuity assumptions; changes to metallurgical recovery assumptions; changes to the operating cut-off assumptions for open pit mining methods; changes to the input assumptions used to derive the pit design used to constrain the estimate; changes to the marginal cut-off grade assumptions used to constrain the estimate; variations in geotechnical, geothermal,

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-5 hydrogeological and mining assumptions; and changes to environmental, permitting and social license assumptions. 22.11 Mineral Reserve Estimates Mineral reserves were converted from measured and indicated mineral resources. Inferred mineral resources were set to waste. Estimation was performed by Newmont/Newcrest personnel. All current mineral reserves will be exploited using open pit mining methods or are in stockpiles. The mine plan is based on an approximate 14 Mt/a mill throughput rate. Pit designs are full crest and toe detailed designs with final ramps. Pit designs honor geotechnical guidelines. Mineral reserves are reported using the mineral reserve definitions set out in SK1300. The reference point for the estimate is the point of delivery to the process plant. Areas of uncertainty that may materially impact the mineral reserve estimates include: changes to long-term gold price assumptions; changes to exchange rate assumptions; changes to the resource model or changes in the model reconciliation performance including operational mining losses; changes to geometallurgical recovery and throughput assumptions; changes to the input assumptions used to generate the open pit design; changes to operating, and capital assumptions used, including changes to input cost assumptions such as consumables, labor costs, royalty and taxation rates; variations in geotechnical and mining assumptions; including changes to designs, schedules, and costs, changes to geotechnical, hydrogeological, geothermal and engineering data used; changes to assumptions as to pit cooling and seepage barrier development and operation; ability to source sufficient quality water supplies to support process plant operations; changes to the assumed permitting and regulatory environment under which the mine plan was developed; continued ability to use sub-sea waste and tailings disposal methods; ability to maintain mining permits and/or surface rights; and the ability to maintain social and environmental license to operate. Ongoing mining adjacent to, and to the west of, Ailaya Rock will require continued community acceptance. The mine plan in that area uses steep wall mining techniques. Geotechnical monitoring will be a critical control. Cut-off grades used in the mine plan assume that future cost reductions at the end of the LOM can be achieved. The mine plan assumes that the existing permitting area for marine tailings and waste disposal can be expanded as required in the LOM plan. 22.12 Mining Methods Mining operations are conducted year-round. Operations are Owner-conducted, except for when a smaller, contractor-operated, pioneering fleet is used to develop new working areas on the steep caldera slopes. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-6 The open pit mine plans are appropriately developed to maximise mining efficiencies, based on the current knowledge of geotechnical, hydrological, mining and processing information on the Project. Production mining is by a conventional open pit method, using a conventional mining fleet. Mining is being carried out at elevations below sea level. Sea surge inundation is a risk to operations. The Kapit pit sector will require completion of a number of initiatives, including construction of a, the nearshore soil barrier (cut-off wall) to control seepage, pre-stripping/development of >200 Mt of overlying argillic clay waste rock, construction of a perimeter drainage channel, and geothermal cooling and depressurization to a temperature at which mining can be safely undertaken. Ex-pit inventories will be depleted by 2039. Processing will continue until 2040. The ex-pit mining rate of mining averages 37.0 Mt/a until 2035 and then reduces to 8 Mt/a as stockpile feed becomes the majority ore source. An average of approximately 30% of ore mined is sent to long-term low-grade stockpiles. High- grade ore (typically >3 g/t Au) is prioritized to the plant first, while medium-grade ore (1.6–3 g/t Au) is blended with long-term stockpile ore to achieve the required feed properties of ore type and sulfur grade. The planned cut-off between medium-grade and low-grade material can be adjusted if needed, depending on ore supply and phase development. As part of day-to-day operations, Newmont will continue to perform reviews of the mine plan and consider alternatives to, and variations within, the plan. Alternative scenarios and reviews may be based on ongoing or future mining considerations, evaluation of different potential input factors and assumptions, and corporate directives. 22.13 Recovery Methods The process plant flowsheet design was based on testwork results, previous study designs and industry-standard practices. As the gold mineralisation is refractory, the plant consists of crushing and grinding followed by partial flotation, pressure oxidation, and then recovery of gold from washed oxidised slurry using conventional cyanidation. The process methods are conventional CIL and pressure oxidation methods. The comminution and recovery processes used in the plant have no significant elements of technological innovation. The plant will produce variations in recovery due to the day-to-day changes in ore type or combinations of ore type being processed. These variations are expected to trend to the forecast recovery value for monthly or longer reporting periods. 22.14 Infrastructure The majority of the key infrastructure to support the mining activities envisaged in the LOM is in place. The nearshore soil barrier project is required to enable access to the mineral reserves within the Kapit pit sector. The preferred construction method is a high strength reinforced concrete diaphragm wall, spanning 800 m, with a nominal depth of 30.5 m. Power is currently produced at site by HFO reciprocating engines.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-7 The existing infrastructure, staff availability, existing power, water, and communications facilities, and the methods whereby goods are transported to the mine are all in place and well-established, and can support the estimation of mineral resources and mineral reserves. 22.15 Market Studies Newmont’s bullion is sold on the spot market, by marketing experts retained in-house by Newmont. The terms contained within the sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of doré elsewhere in the world. Metal price assumptions are provided by Newmont management. Newmont considers analyst and broker price predictions, and price projections used by peers as inputs when preparing the management pricing forecasts. The largest in-place contracts other than for product sales cover items such as refining, security transport, data management and invoicing, mining contracts, sea freight, catering and accommodations support, air transport, and labor hire.. Contracts are negotiated and renewed as needed. Contract terms are typical of similar contracts in PNG that Newmont is familiar with. 22.16 Environmental, Permitting and Social Considerations Baseline studies were completed in support of mine permitting. Environmental and social management plans were developed in support of operations. Mine development and operations commenced in 1997 in accordance with the MDC. A regulatory-approved EMMP is in place. All long-term stockpiles, except Kapit North and Wild West, are within the planned final pit boundary, and will need to be consumed or relocated to allow final pit development. Waste rock from the mine is either used for construction purposes or transported in barges for off-shore submarine disposal. Tailings are disposed using a DSTP methodology. Water sources include a weir, spring, seawater supplement, and can include pit diversion run-off. Prolonged drought conditions are a risk to continued plant operations due to the lack of water. Sea water substitution measures can be implemented in the plant under major drought conditions, and can mitigate a portion, but not all, of the drought-related effects on production. All major permits and approvals are either in place or Newmont expects to obtain them in the normal course of business. Additional permitting will be required to support the nearshore soil barrier required in the LOM plan. Where permits have specific terms, renewal applications are made of the relevant regulatory authority as required, prior to the end of the permit term. Regular monitoring is undertaken of water quality for regulatory reporting. Newmont is currently conducting studies to assess appropriate means of managing AMD as the basis for an amendment to the Environment Permit for Waste Discharge. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-8 A mine closure risk assessment and cost estimates were updated in June 2023. The LOM cost estimate is US$315.5 million. 22.17 Capital Cost Estimates Capital costs were based on recent prices or operating data and are at a minimum at a pre- feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%. Capital costs included allowances for miscellaneous equipment, small projects, and other minor capital costs was included for mining, processing, and site general. The sustaining capital cost estimate is based current budget level costs, combined with recent average sustaining capital expenditures. Sustaining and non-sustaining capital costs will total US$2,500 M over the anticipated LOM. 22.18 Operating Cost Estimates Operating costs were derived from a variety of sources. The mining costs were derived from a purpose-built, activity-based cost model, while ore treatment and G&A costs were based on budgeted numbers adjusted for Newcrest’s long-term consumable price forecasts. Newmont accepted these inputs. Mining operating costs are forecast to average $5.72/t of material mined or US$12.72/t ore milled, for a total of US$2,762 M over the remaining LOM. Process operating costs are forecast to average US$28.40/t milled, for a total of US$6,165 M at a throughput rate of 12.77 Mt/a over the remaining LOM. General and administrative operating costs are forecast to average US$15.50/t milled, for a total of US$3,365 M over the remaining LOM. The projected LOM plan operating costs are anticipated to total US$56.62/t milled. 22.19 Economic Analysis The NPV at a discount rate of 10% is $1.0 B. The internal rate of return (IRR) is estimated at 37% and the payback period is 5.3 years. The active mining operation ceases in 2039, and processing in 2040; however, closure costs are estimated to 2053. The sensitivity of the Project to changes in grades, sustaining capital costs and operating cost assumptions was tested using a range of 25% above and below the base case values. The changes in metal prices are representative of changes in grade. The Project is most sensitive to changes in the gold price and grade, less sensitive to changes in operating costs, and least sensitive to capital cost changes.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-9 22.20 Risks and Opportunities 22.20.1 Risks Risks that may affect the mineral resource and mineral reserve estimates are identified in Chapter 11.14 and Chapter 12.6 respectively. The Project is located in a seismically-active area, and is subject to risks associated with earthquakes and tsunamis. If such events were to occur, impacts would include effects on infrastructure, the open pit, mine plans and the capital and operating costs that support the mineral reserves and economic analysis. The mine is proximal to a corrosive marine environment, which can have an effect on built infrastructure. The mine plan assumes asset integrity; however, unforeseen major corrosion could have an effect on the infrastructure, mine plan and the capital and operating costs that support the mineral reserves and economic analysis. The economic outcome in this Report assumes that Special Mining Lease 6, Leases for Mining Purposes 34–40, and Mining Easements 71–73, which expire on March 16, 2035, can be renewed for the remaining post-2035 mine life. The current mine plan envisages that mining will be allowed adjacent to, and to the west of, Ailaya Rock. The mine plan assumes steep wall mining techniques, and geotechnical monitoring will be a critical control. There is a risk that the technical aspects could result in damage to Ailaya Rock, and result in a significant social issue. The outcome could affect the social license to operate and affect the mine plan and economic forecasts in this Report. The LOM plan assumes that mining is feasible at elevations significantly below sea level, once the seepage, nearshore soil and off-shore barriers are in place and operational. If these barriers are ineffective or permit seawater ingress, there is a likely effect on the mine plan and economic forecasts in this Report. There is a risk that ongoing work will result in confidence classification changes, such that some of the material now classified as higher-confidence categories will be reclassified to lower confidence categories that cannot support conversion to mineral reserves, or be of such low confidence that they cannot be classified as inferred mineral resources. Changes to modelling methods may also affect confidence classifications. This could affect the mineral resource and mineral reserve estimates, locally affect the mine plan, stockpiling and recovery assumptions, and may affect the economic outcomes as presented in the Report. There is a risk that insufficient understanding of the distribution of the advanced/argillic or lower competency material could result in effects on the materials handling assumptions and equipment. There is a risk that the mill and crushers will be unable to efficiently process significant quantities of these types of materials. The mine plan assumes that DSTP can continue for the LOM, and that extensions to the area that is subject to DSTP can be extended. There is a risk that if these assumptions are incorrect, there will be an effect on the mine plan and economic forecasts in this Report if the alternatives come at a higher operating or sustaining capital cost and/or reduced productivity. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 22-10 The LOM plan assumes that future cost reductions at the end of the LOM can be achieved to support processing of lower-grade material. The PNG government has announced that it is considering replacing the current PNG Income Tax Act with a new Income Tax Act with limited consultation undertaken to date. The latest draft legislation provides that the new Income Tax Act will come into force from January 1, 2025. It remains uncertain as to whether existing tax attributes for the Lihir Operations will be transitioned under the new law due to the lack of transitional provisions, key regulations and other key ancillary pieces of legislation. This is a risk to the cashflow analysis that supports the mineral reserves, and the assumptions used when estimating mineral reserves. 22.20.2 Opportunities There is Project upside opportunity if the mineral resources exclusive of mineral reserves can be upgraded to mineral reserves with additional testwork and studies. Newmont intends to introduce its “Full Potential” program to the Lihir Operations. This program seeks to implement continuous improvements in cost reduction and productivity. 22.21 Conclusions Under the assumptions presented in this Report, the Lihir Operations have a positive cash flow, and mineral reserve estimates can be supported.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 23-1 23.0 RECOMMENDATIONS As Lihir is an operating mine, the QP has no material recommendations to make. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-1 24.0 REFERENCES 24.1 Bibliography Ageneau, M., 2012: Geology of the Kapit Ore Zone and Comparative Geochemistry with Minifie and Lienetz Ore Zones, Ladolam Gold Deposit, Lihir Island, Papua New Guinea: unpublished PhD thesis, University of Tasmania, 269 p. Aqueduct Water Risk Atlas: https://www.wri.org/applications/maps/aqueduct-atlas. Asian Geos Pty Ltd., 2012: Geophysical Investigation Report, for Kapit Coffer Dam Offshore Geophysical Investigation, Lihir Island, Offshore Papua New Guinea: draft report prepared for Newcrest, September 28, 2012, 188 p. Blackwell, J.L., 2010: Characteristics and Origins of Breccias in a Volcanic-hosted Alkalic Epithermal Gold Deposit, Ladolam, Lihir Island, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia, 203 p. Blood, A.M., 2015: Approvals and Regulation in Papua New Guinea: article posted to AusIMM website, December 2015. Carman, G.D., 1994: Genesis of the Ladolam Gold Deposit, Lihir Island, Papua New Guinea: unpublished PhD thesis, Monash University, Australia, 381 p. Cater, G., 2002: Deep Hydrothermal Alteration at the Ladolam Epithermal Gold Deposit, Lihir Island, Papua New Guinea: unpublished MSc thesis, University of Auckland, New Zealand, 94 p. Collins, M.J., Hasenbank, A., Parekh, B., and Hewitt, B., 2011: Design of the New Lihir Gold Pressure Oxidation Autoclave: in Davis, B.R. and Kapusta, J.P.T., eds, New Technology Implementation in Metallurgical Processes, Proceedings of the 50th Annual Conference of the Metallurgists of CIM, pp. 101–110. Corbett, G., 2002: Epithermal Gold for Explorationists: AIG Journal, Applied Geoscientific Practice and Research in Australia: Paper 2002-01, February 2002; https://corbettgeology.com/wp-content/uploads/2016/07/Epithermal-Gold-2002.pdf Davies, R.M., and Ballantyne, G.H., 1987: Geology of the Ladolam Gold Deposit, Lihir Island, Papua New Guinea: PACRIM Conference ’87, Gold Coast, August 26–29, 1987, pp. 943– 949. Department of Environment and Conservation (DEC), 2004: Guideline for Conduct of Environmental Impact Assessment and Preparation of an Environmental Impact Statement: PNG Department of Environment and Conservation. Gardner, K., 2016: Lihir Database Sulphide Sulphur Adjustments: internal Newcrest memorandum, December 19, 2016, 6 p. Gardner, K., 2019: RRSC Note – Lihir Alteration Model: internal Newcrest memorandum, October 21, 2019, 4 p.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-2 Gardner, K., Seaman, D., and O’Callaghan, J., 2017: Ore Deposit Knowledge – the Value of Continuous Improvement: The Conference of Metallurgists hosting World Gold & Nickel Cobalt Proceedings, August 27–30, 2017, Vancouver, Canada. Garwin, S., Hall, R., and Watanbe, Y., 2005: Tectonic Setting, Geology and Gold and Copper Mineralisation in Cenozoic Magmatic Arcs of Southeast Asia and the West Pacific: Economic Geology 100th Anniversary Volume, pp. 891–930. GBG Australia Pty Ltd, 2017: Marine and Land Based Geophysical Investigations Inner Harbour, Newcrest Gold Lihir, Lihir Island, PNG: report prepared for Newcrest, June 5, 2017, 20 p. Gleeson, K., Butt, S., O’Callaghan, J., and Jones, C., 2020: Lihir Operations, Aniolam Island, Papua New Guinea, NI 43-101 Technical Report: report prepared for Newcrest, effective date June 30, 2020. Harris, A., 2016: Lihir Island–Island-Scale Exploration Targeting; Review of Historical Data Sets, March 2016: internal Newcrest PowerPoint presentation, March 11, 2016. Hill, K.C., Kendrick, R.D., Crowhurst, P.V., and Gow, P.A., 2002: Copper–Gold Mineralisation in New Guinea: Tectonics, Lineaments, Thermochronology and Structure: Australian Journal of Earth Sciences, v. 49, pp. 737−752. Independent State of Papua New Guinea, 2005: Mine Closure Policy and Guidelines. Independent State of Papua New Guinea, 2019: Mining Project Rehabilitation and Closure Guidelines: Papua New Guinea, September 2019, Intergovernmental Forum on Mining, Minerals, Metals and Sustainable Development. Jones, R., 2013: Lihir Resource Development, QAQC Review: internal Newcrest memorandum, undated. Jones, R., 2013b: Sulphur Bias at Lihir Since 2003: internal Newcrest memorandum, December 23, 2013, 14 p. Jones, R., 2014: QAQC Review to Accompany Resource Statement on Work Carried Out In 2011-12: internal Newcrest memorandum, January 11, 2014, Kentwell, D., and Guibal, D., 2018: Lihir Mineral Resource Review: report prepared by SRK Consulting (Australasia) Pty Ltd for Newcrest, February 20, 2018, 15 p. Ketchan, V.J., O’Reilly, J.F., and Vardill, W.D., 1993: The Lihir Gold Project; Process Plant Design: Minerals Engineering, 16(8–10), pp. 1037–1065. Knight, P., 2018: PFS Technical Study Report, Lihir Pit Cooling Study, (PFS1): internal Newcrest report, January 30, 2018. Knight, P., 2019: PFS Technical Study Report, Lihir Pit Cooling Study, (PFS2): internal Newcrest report, August 23, 2019. Lawlis, E., 2020: Geology and Geochemistry of the Kapit NE Prospect, Lihir Gold Deposit, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-3 Malana, E., 2018: Kinami Field Mapping, EL 485 – Lihir Island: internal Newcrest report, June 4, 2018, 16 p. Moorhead, C., 2014, Technical Report on the Lihir Property in Papua New Guinea; March 2014, NI 43-101 Technical Report by Newcrest Mining Limited, 88 p. Napier-Munn, T. J., 2014: Statistical Methods for Mineral Engineers - How to Design Experiments and Analyze Data: JKMRC Monograph Series in Mining and Mineral Processing, 627 p. Phillips, G., 2019: QAQC Report for the Period 26/6/2012 to 31/5/2019: internal Newcrest memorandum, June 2019, 9 p. Reynolds, M., 2017, Slope Model 2017 v5.1 Release Notes; September 3, 2017, Newcrest Internal Memorandum Report to Dave Grigg, 3 p. Richards, J.P., 2003: Tectono-Magmatic Precursors for Porphyry Cu-(Mo-Au) Deposit Formation: Economic Geology Vol. 98, 2003, pp. 1515–1533. Seaman, D., and Gardner, K., 2017: Updated Metallurgical Functions – New Alteration Domains: internal Newcrest memorandum, April 4, 2017, 20 p. Sillitoe, R., 2010: Porphyry Copper Systems: Economic Geology, v. 105, pp. 3–41. Smith, R. I., 1990: Tertiary Plate Tectonic Setting and Evolution of Papua New Guinea, in Carman, G.J., and Carman, Z. eds: Petroleum Exploration in Papua New Guinea: Proceedings of the First PNG Petroleum Convention. Port Moresby, pp. 229–244. Struckmeyer, H.I.M., Young, M., and Pigram, C.J., 1993: Mesozoic and Cainozoic Plate Tectonic and Palaeogeographic Evolution of the New Guinea Region: in Carman, G., J., and Carman, Z., eds: Petroleum Exploration and Development in Papua New Guinea: Proceedings of the Second PNG Petroleum Convention, Port Moresby, pp 261–290. Sykora, S., 2016: Origin, Evolution and Significance of Anhydrite-Bearing Vein Arrays and Breccias, Lienetz Orebody, Lihir Gold Deposit, Papua New Guinea: unpublished PhD thesis, University of Tasmania, Australia. The National, 2017: National Executive Council to Review New Policies: newspaper article, The National, October 6, 2017, accessed at http://www.thenational.com.pg/national-executive- council-review-new-policies/. Tingey, R.J., and Grainger, D.J., 1976: Markham, Papua New Guinea 1:250,000 Geological Series: Bureau of Mineral Resources, Australia, Explanatory Notes, SB/55-10.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-4 24.2 Abbreviations Abbreviation/Symbol Term AA atomic absorption AMD acid and metalliferous drainage APFD Approved Proposal for Development ARD acid rock drainage CCD counter-current decantation CEPA Conservation and Environment Protection Authority CIL carbon-in-leach CV co-efficient of variation CY calendar year DGPS differential global positioning system DSTP deep sea tailings placement EMMP Environmental Management and Monitoring Plan FA fire assay FGO grinding and flotation plant upgrade FIFO fly-in-fly-out FY financial year G&A general and administrative GPS global positioning system HGO high-grade ore ICP-AES inductively coupled plasma atomic emission spectroscopy ICP-MS inductively coupled plasma–mass spectrometry ICP-OES inductively coupled plasma optical emission spectroscopy ID2 inverse distance to the power of two IFC International Finance Corporation IP induced polarization koz thousand ounces kt thousand tonnes LA–ICP–MS laser ablation inductively-coupled plasma mass spectrometry LBMA London Bullion Market Association (now known simply as LBMA) LECO analyzer designed for wide-range measurement of carbon and sulfur content of mineralization LG Lerchs–Grossmann LME London Metal Exchange LOM life-of-mine LUC local uniform conditioning Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-5 Abbreviation/Symbol Term MAC Mining Advisory Council Mlb million pounds MOPU major plant expansion MRA Minerals Resources Authority MSHA United States Mine Safety and Health Administration Mt million tonnes MX$ Mexican peso MXN Mexican NCA neutralization, cyanidation and adsorption NewFields NewFields Consultants Inc. Newmont Newmont Corporation NN nearest neighbor NPV net present value NSR net smelter return OES optical emission spectrometry PAG potentially acid-generating PC pyrite calcite alteration PGK PNG kina PM10 Particulate matter with a diameter of ≤10 µm, inhalable into lungs PM2.5 Particulate matter with a diameter of ≤2.5 µm, inhalable into lungs PNG Papua New Guinea POX pressure oxide leach QA/QC quality assurance and quality control QP Qualified Person RAB rotary air blast RC reverse circulation ROM run-of-mine RQD rock quality description SAG semi-autogenous grind SG specific gravity SME Society for Mining, Metallurgy and Exploration SMU selective mining unit SRCE standard reclamation cost estimator UC uniform conditioning US United States US$ United States dollar v/v volume/volume

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-6 Abbreviation/Symbol Term w/w weight/weight 24.3 Glossary of Terms Term Definition acid rock drainage/ acid mine drainage Characterized by low pH, high sulfate, and high iron and other metal species. alluvium Unconsolidated terrestrial sediment composed of sorted or unsorted sand, gravel, and clay that was deposited by water. ANFO A free-running explosive used in mine blasting made of 94% prilled aluminum nitrate and 6% No. 3 fuel oil. aquifer A geologic formation capable of transmitting significant quantities of groundwater under normal hydraulic gradients. azimuth The direction of one object from another, usually expressed as an angle in degrees relative to true north. Azimuths are usually measured in the clockwise direction, thus an azimuth of 90 degrees indicates that the second object is due east of the first. ball mill A piece of milling equipment used to grind ore into small particles. It is a cylindrical shaped steel container filled with steel balls into which crushed ore is fed. The ball mill is rotated causing the balls themselves to cascade, which in turn grinds the ore. bullion Unrefined gold and/or silver mixtures that have been melted and cast into a bar or ingot. carbonaceous Containing graphitic or hydrocarbon species, e.g., in an ore or concentrate; such materials generally present some challenge in processing, e.g., preg- robbing characteristics. comminution/crushing/grinding Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes. concentrate The concentrate is the valuable product from mineral processing, as opposed to the tailing, which contains the waste minerals. The concentrate represents a smaller volume than the original ore counter-current decantation (CCD) A process where a slurry is thickened and washed in multiple stages, where clean water is added to the last thickener, and overflows from each thickener are progressively transferred to the previous thickener, countercurrent to the flow of thickened slurry. customary Rules and practices that govern an indigenous people of a society in their way of life, and their roles and responsibilities toward each other. customary land A form of collective and inalienable title which adapts and sustains common benefits over many generations. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-7 Term Definition cut-off grade A grade level below which the material is not “ore” and considered to be uneconomical to mine and process. The minimum grade of ore used to establish reserves. data verification The process of confirming that data was generated with proper procedures, was accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation density The mass per unit volume of a substance, commonly expressed in grams/ cubic centimeter. diatreme A volcanic vent or pipe that formed when magma was forced through flat-lying sedimentary rock dilution Waste of low-grade rock which is unavoidably removed along with the ore in the mining process. easement Areas of land owned by the property owner, but in which other parties, such as utility companies, may have limited rights granted for a specific purpose. encumbrance An interest or partial right in real property which diminished the value of ownership, but does not prevent the transfer of ownership. Mortgages, taxes and judgements are encumbrances known as liens. Restrictions, easements, and reservations are also encumbrances, although not liens. feasibility study A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. flotation Separation of minerals based on the interfacial chemistry of the mineral particles in solution. Reagents are added to the ore slurry to render the surface of selected minerals hydrophobic. Air bubbles are introduced to which the hydrophobic minerals attach. The selected minerals are levitated to the top of the flotation machine by their attachment to the bubbles and into a froth product, called the "flotation concentrate." If this froth carries more than one mineral as a designated main constituent, it is called a "bulk float". If it is selective to one constituent of the ore, where more than one will be floated, it is a "differential" float. flowsheet The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process. frother A type of flotation reagent which, when dissolved in water, imparts to it the ability to form a stable froth fumarole An opening that emits steam and gases. gangue The fraction of ore rejected as tailing in a separating process. It is usually the valueless portion, but may have some secondary commercial use

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-8 Term Definition geothermal Heat generated within the earth gravity concentrator Uses the differences in specific gravity between gold and gangue minerals to realize a separation of the gold from the gangue. heap leaching A process whereby valuable metals, usually gold and silver, are leached from a heap or pad of crushed ore by leaching solutions percolating down through the heap and collected from a sloping, impermeable liner below the pad. indicated mineral resource An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. inferred mineral resource An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers. initial assessment An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves internal rate of return (IRR) The rate of return at which the Net Present Value of a project is zero; the rate at which the present value of cash inflows is equal to the present value of the cash outflows. life of mine (LOM) Number of years that the operation is planning to mine and treat ore, and is taken from the current mine plan based on the current evaluation of ore reserves. measured mineral resource A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-9 Term Definition factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. merger A voluntary combination of two or more companies whereby both stocks are merged into one. mill Includes any ore mill, sampling works, concentration, and any crushing, grinding, or screening plant used at, and in connection with, an excavation or mine. mineral reserve A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. The determination that part of a measured or indicated mineral resource is economically mineable must be based on a preliminary feasibility (pre- feasibility) or feasibility study, as defined by this section, conducted by a qualified person applying the modifying factors to indicated or measured mineral resources. Such study must demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The study must establish a life of mine plan that is technically achievable and economically viable, which will be the basis of determining the mineral reserve. The term economically viable means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The term investment and market assumptions includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable. mineral resource A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources, gases (e.g., helium and carbon dioxide), geothermal fields, and water. When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-10 Term Definition net present value (NPV) The present value of the difference between the future cash flows associated with a project and the investment required for acquiring the project. Aggregate of future net cash flows discounted back to a common base date, usually the present. NPV is an indicator of how much value an investment or project adds to a company. net smelter return (NSR) A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and processing costs. open pit A mine that is entirely on the surface. Also referred to as open-cut or open- cast mine. ounce (oz) (troy) Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. overburden Material of any nature, consolidated or unconsolidated, that overlies a deposit of ore that is to be mined. pebble crushing A crushing process on screened larger particles that exit through the grates of a SAG mill. Such particles (typically approx. 50 mm diameter) are not efficiently broken in the SAG mill and are therefore removed and broken, typically using a cone crusher. The crushed pebbles are then fed to a grinding mill for further breakage. phyllic alteration Minerals include quartz-sericite-pyrite plant A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator. potassic alteration A relatively high temperature type of alteration which results from potassium enrichment. Characterized by biotite, K-feldspar, adularia. preg-robbing A characteristic of certain ores, typically that contain carbonaceous species, where dissolved gold is re-adsorbed by these species, leading to an overall reduction in gold recovery. Such ores require more complex treatment circuits to maximize gold recovery. preliminary feasibility study, pre- feasibility study A preliminary feasibility study (prefeasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable pressure oxidation A process recovery that uses elevated temperatures and pressures in the presence of oxygen to recover valuable elements. probable mineral reserve A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. For a probable mineral Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-11 Term Definition reserve, the qualified person’s confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality is lower than what is sufficient for a classification as a proven mineral reserve, but is still sufficient to demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The lower level of confidence is due to higher geologic uncertainty when the qualified person converts an indicated mineral resource to a probable reserve or higher risk in the results of the application of modifying factors at the time when the qualified person converts a measured mineral resource to a probable mineral reserve. A qualified person must classify a measured mineral resource as a probable mineral reserve when his or her confidence in the results obtained from the application of the modifying factors to the measured mineral resource is lower than what is sufficient for a proven mineral reserve. propylitic Characteristic greenish color. Minerals include chlorite, actinolite and epidote. Typically contains the assemblage quartz–chlorite–carbonate proven mineral reserve A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource. qualified person A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (A) Be either: (1) An organization recognized within the mining industry as a reputable professional association, or (2) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; (B) Admit eligible members primarily on the basis of their academic qualifications and experience; (C) Establish and require compliance with professional standards of competence and ethics; (D) Require or encourage continuing professional development; (E) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and; (F) Provide a public list of members in good standing. reclamation The restoration of a site after mining or exploration activity is completed. refining A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material.

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 24-12 Term Definition resistivity Observation of electric fields caused by current introduced into the ground as a means of studying earth resistivity in geophysical exploration. Resistivity is the property of a material that resists the flow of electrical current rock quality designation (RQD) A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD. royalty An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process. run-of-mine (ROM) Rehandle where the raw mine ore material is fed into the processing plant’s system, usually the crusher. This is where material that is not direct feed from the mine is stockpiled for later feeding. Run-of-mine relates to the rehandle being for any mine material, regardless of source, before entry into the processing plant’s system. semi-autogenous grinding (SAG) A method of grinding rock into fine powder whereby the grinding media consists of larger chunks of rocks and steel balls. specific gravity The weight of a substance compared with the weight of an equal volume of pure water at 4°C. tailings Material rejected from a mill after the recoverable valuable minerals have been extracted. triaxial compressive strength A test for the compressive strength in all directions of a rock or soil sample uniaxial compressive strength A measure of the strength of a rock, which can be determined through laboratory testing, and used both for predicting ground stability underground, and the relative difficulty of crushing. Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 25-1 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT 25.1 Introduction The QP fully relied on the registrant for the information used in the areas noted in the following sub-sections. The QP considers it reasonable to rely on the registrant for the information identified in those sub-sections, for the following reasons: • The registrant, through its merger with Newcrest, has been Owner and operator of the mining operations for about 14 years; • The registrant has employed industry professionals with expertise in the areas listed in the following sub-sections; • The registrant has a formal system of oversight and governance over these activities, including a layered responsibility for review and approval; • The registrant has considerable experience in each of these areas. 25.2 Macroeconomic Trends • Information relating to inflation, interest rates, discount rates, exchange rates, and taxes was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.3 Markets • Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, agency relationships, material contracts (e.g., mining, concentrating, smelting, refining, transportation, handling, hedging arrangements, and forward sales contracts), and contract status (in place, renewals), was obtained from the registrant. This information is used in the economic analysis in Chapter 19. It supports the assessment of reasonable prospects for economic extraction of the mineral resource estimates in Chapter 11, and inputs to the determination of economic viability of the mineral reserve estimates in Chapter 12. 25.4 Legal Matters • Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain property rights, obligations to meet expenditure/reporting of work

Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 25-2 conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations and fines, permitting requirements, and the ability to maintain and renew permits was obtained from the registrant. This information is used in support of the property description and ownership information in Chapter 3, the permitting and mine closure descriptions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.5 Environmental Matters • Information relating to baseline and supporting studies for environmental permitting, environmental permitting and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, closure and reclamation bonding and bonding requirements, sustainability accommodations, and monitoring for and compliance with requirements relating to protected areas and protected species was obtained from the registrant. This information is used when discussing property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.6 Stakeholder Accommodations • Information relating to social and stakeholder baseline and supporting studies, hiring and training policies for workforce from local communities, partnerships with stakeholders (including national, regional, and state mining associations; trade organizations; fishing organizations; state and local chambers of commerce; economic development organizations; non-government organizations; and, state and federal governments), and the community relations plan was obtained from the registrant. This information is used in the social and community discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12. 25.7 Governmental Factors • Information relating to taxation and royalty considerations at the Project level, monitoring requirements and monitoring frequency, bonding requirements, and violations and fines was obtained from the registrant. This information is used in the discussion on royalties and property encumbrances in Chapter 3, the monitoring, permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the reasonable prospects of economic extraction for the mineral resource Lihir Operations Papua New Guinea Technical Report Summary Date: February 2024 Page 25-3 estimates in Chapter 11, and the assumptions used in demonstrating economic viability of the mineral reserve estimates in Chapter 12.